     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  DECEMBER  10, 1997
                                                      REGISTRATION NO. 333-38083

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549



                                   AMENDMENT NO. 2
                                     TO FORM S-4
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933


                            ARCHER-DANIELS-MIDLAND COMPANY
              (Exact name of the Registrant as specified in its charter)


           DELAWARE                            2075                    41-0129150
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)      Classification Code Number)    Identification No.)


                                 4666 FARIES PARKWAY
                               DECATUR, ILLINOIS 62526
                                    (217) 424-5200
                            (Address and telephone number
                   of the Registrant's principal executive offices)

                                     D. J. SMITH
                    VICE PRESIDENT, SECRETARY, AND GENERAL COUNSEL
                            ARCHER-DANIELS-MIDLAND COMPANY
                                 4666 FARIES PARKWAY
                               DECATUR, ILLINOIS 62526
                                    (217) 424-6183
              (Name, address and telephone number of agent for service)

                                      COPIES TO:
           James E. Nicholson                      Delmer R. Mitchell
            Steven C. Kennedy                Schmiedeskamp, Robertson, Neu &
           Faegre & Benson LLP                          Mitchell
           2200 Norwest Center                         525 Jersey
      Minneapolis, Minnesota 55402               Quincy, Illinois 62301
             (612) 336-3000                          (217) 223-3030

    Approximate date of commencement of proposed sale of the securities to the public: Upon the Effective Time of the Merger described herein.


    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   [MMC Letterhead]




                                   December 10, 1997




Dear Shareholder:


    You are cordially invited to attend a Special Meeting of Shareholders of Moorman Manufacturing Company ("MMC") to be held at the Blessing Conference Center, 28th and Chestnut Streets, Quincy, Illinois, on Tuesday,
December 30, 1997, at 10:00 a.m., local time.


    At the Special Meeting you will be asked to vote on a proposal to approve and adopt an Agreement and Plan of Merger dated as of September 12, 1997 (the "Merger Agreement"), providing for the merger of ADM Acquisition Corp. ("ADMAC"), a wholly owned subsidiary of Archer-Daniels-Midland Company ("ADM"), with and into MMC (the "Merger"). Upon consummation of the Merger, MMC will become a wholly owned subsidiary of ADM, and MMC shareholders will be entitled to receive a number of shares of ADM Common Stock (rounded to the nearest whole share) for each share of MMC common stock held by them determined pursuant to the exchange ratio set forth in the Merger Agreement.

    The exchange ratio is calculated by dividing $5,400 (the "Base Value") by the average of the per share closing sale prices of ADM Common Stock on the New York Stock Exchange, Inc. Composite Tape for the twenty trading days immediately prior to the third trading day before the closing date. The closing date will be the later of the date of the Special Meeting or the date when all conditions precedent to the Merger have been satisfied or waived. The Merger Agreement provides for an adjustment to the exchange ratio if the shareholders' equity of MMC 15 days before the closing date is less than $265 million. In that case, the exchange ratio will be recalculated by reducing the Base Value by an amount equal to the quotient of (1) the difference between $265 million and the actual MMC shareholders' equity as of that date divided by (2) the total number of outstanding shares of MMC common stock issued and outstanding; provided, however, that the Base Value will not be lower than $5,126.13.

    You will be asked also to vote on a proposal to approve certain existing compensatory arrangements with members of MMC's senior management, under which such persons would receive certain payments upon a change of control of MMC, provided certain other conditions are fulfilled (collectively, the "Change-of-Control Arrangements"). If consummated, the Merger would constitute a change of control of MMC. The purposes of shareholder approval are (i) to permit MMC to report the full amount of payments under the Change-of-Control Arrangements as deductions for income tax purposes and (ii) to make it so that members of MMC's senior management receiving such payments should not be required to pay excise taxes on any portion of the payments. Shareholder approval for the payments under the Change-of-Control Arrangements is not a condition to either the consummation of the Merger or the payment by MMC of all amounts due under the Change-of-Control Arrangements, since MMC is contractually obligated to make such payments.

    ADDITIONAL INFORMATION REGARDING THE MERGER, THE MERGER AGREEMENT AND THE CHANGE-OF-CONTROL ARRANGEMENTS IS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE EXHIBITS THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN ITS ENTIRETY.

    The Board of Directors of MMC has carefully considered the terms and conditions of the proposed Merger and the approval of the Change-of-Control Arrangements for the tax purposes described above. In addition, in connection with its approval of the proposed Merger with ADM, the Board of Directors of MMC has received a written opinion from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that the exchange ratio under the Merger Agreement is fair to MMC shareholders from a financial point of view.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND THAT THE APPROVAL OF THE CHANGE-OF-CONTROL ARRANGEMENTS ARE IN THE BEST INTERESTS OF MMC AND THE MMC SHAREHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT MMC SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AND FOR THE APPROVAL OF THE CHANGE-OF-CONTROL ARRANGEMENTS.


    Approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of MMC common stock. Approval, for tax purposes, of certain payments under the Change-of-Control Arrangements requires the affirmative vote of the holders of more than three-fourths of the outstanding shares of MMC common stock. Certain principal MMC stockholders, who as of December 1, 1997, beneficially owned in the aggregate approximately 52.4% of the outstanding MMC common stock, have each agreed to vote or direct the vote of all MMC common stock over which they have voting control in favor of the Merger Agreement and the Merger.


    In view of the importance of the actions to be taken at the Special Meeting, we urge you to review carefully the accompanying Notice of Special Meeting of Shareholders and the Proxy Statement/Prospectus, including the exhibits thereto, which also includes information on ADM, ADMAC and MMC. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

                                  Sincerely,



                                  Thomas M. McKenna
                                  President and Chief Executive Officer

                            MOORMAN MANUFACTURING COMPANY
                                1000 NORTH 30TH STREET
                                QUINCY, ILLINOIS 62301

                              -------------------------

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                             TO BE HELD DECEMBER 30, 1997


                              -------------------------

To the Shareholders of
Moorman Manufacturing Company:


    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Moorman Manufacturing Company, an Illinois corporation ("MMC"), will be held on Tuesday, December 30, 1997, at 10:00 a.m., local time, at the Blessing Conference Center, 28th and Chestnut Streets, Quincy, Illinois, for the following purposes:


    1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of September 12, 1997 (the "Merger Agreement"), among MMC, Archer-Daniels-Midland Company ("ADM") and ADM Acquisition Corp., a wholly-owned subsidiary of ADM ("ADMAC"), pursuant to which, among other things,
(i) ADMAC will be merged with and into MMC with the result that MMC becomes a wholly owned subsidiary of ADM (the "Merger"), and (ii) each outstanding share of common stock, $1.00 par value per share, of MMC ("MMC Common Stock") will be converted into a number of shares of ADM Common Stock, without par value, as determined pursuant to the exchange ratio set forth in the Merger Agreement. A copy of the Merger Agreement is attached as EXHIBIT A to the accompanying Proxy Statement/Prospectus.

    2. To consider and vote upon a proposal to approve, for tax purposes, payments to members of MMC's senior management under certain existing compensatory arrangements upon a change of control of MMC, provided certain other conditions are fulfilled (collectively, the "Change-of-Control Arrangements"). The purposes of the shareholder approval are (i) to permit MMC to report the full amount of the payments under the Change-of-Control Arrangements as deductions for income tax purposes and (ii) to make it so that the members of MMC's senior management receiving such payments should not be required to pay excise taxes on any portion of the payments. Shareholder approval for the payments under the Change-of-Control Arrangements is not a condition to either the consummation of the Merger or the payment by MMC of all amounts due under the Change-of-Control Arrangements, since MMC is contractually obligated to make such payments. If consummated, the Merger would constitute a change of control of MMC. The Change-of-Control Arrangements include change-of-control agreements, termination agreements, agreements entered into pursuant to the MMC Restricted Stock Unit Plan, the MMC Restricted Stock Unit Plan for Outside Directors and certain retirement benefits.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on December 1, 1997 as the record date for the determination of the holders of MMC Common Stock entitled to notice of, and to vote at, the meeting and adjournments or postponements thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of MMC Common Stock entitled to vote at the meeting is required to approve and adopt the Merger Agreement and the Merger. Approval of the Change-of-Control Arrangements requires the affirmative vote of the holders of more than three-fourths of the outstanding shares of MMC Common Stock entitled to vote at the meeting.

    Certain principal shareholders of MMC, who as of December 1, 1997 beneficially owned in the aggregate approximately 52.4% of the outstanding MMC Common Stock, have agreed to vote in favor of the Merger and the Merger Agreement. These shareholders have also orally indicated their intent to vote in favor of the Change-of-Control Arrangements. If certain statutory conditions are met, MMC shareholders will be entitled to demand dissenters' appraisal rights under Illinois law. A discussion of these statutory conditions is set forth in the accompanying Proxy Statement/Prospectus under the heading "The Merger -- Dissenter's Rights" and the relevant statutes attached as Exhibit C to the Proxy Statement/Prospectus.


    Information regarding the Merger and Merger Agreement, the Change-of-Control Arrangements and related matters is contained in the accompanying Proxy Statement/Prospectus and the exhibits thereto, which is incorporated by reference herein and forms a part of this Notice.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE MEETING.

    THE BOARD OF DIRECTORS OF MMC HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND THAT THE APPROVAL OF THE CHANGE-OF-CONTROL ARRANGEMENTS ARE IN THE BEST INTERESTS OF MMC AND THE MMC SHAREHOLDERS. ACCORDINGLY, THE MMC BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT AND APPROVAL OF THE CHANGE-OF-CONTROL ARRANGEMENTS.

                                  By Order of the Board of Directors



                                  Betty R. Schappaugh
                                  Secretary

                                  December 10, 1997



                PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME

                              PROXY STATEMENT/PROSPECTUS
                                ----------------------

                   PROXY STATEMENT OF MOORMAN MANUFACTURING COMPANY
                           SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 30, 1997

                                ----------------------
                     PROSPECTUS OF ARCHER-DANIELS-MIDLAND COMPANY

                                SHARES OF COMMON STOCK
                                ----------------------


    This Proxy Statement/Prospectus is being furnished to the shareholders of Moorman Manufacturing Company, an Illinois corporation (MMC), in connection with the solicitation of proxies by MMCs Board of Directors for use at the Special Meeting of Shareholders (the Special Meeting) to be held at 10:00 a.m., local time, on Tuesday, December 30, 1997, at the Blessing Conference
Center, 28th and Chestnut Streets, Quincy, Illinois and at any adjournments or postponements thereof.


    At the Special Meeting, MMC's shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 12, 1997 (the "Merger Agreement"), among MMC, Archer-Daniels-Midland Company, a Delaware corporation ("ADM"), and ADM Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of ADM ("ADMAC"), under which ADMAC will be merged with and into MMC (the "Merger") and the separate corporate existence of ADMAC will cease. Thereafter, MMC will continue its operations as a wholly-owned subsidiary of ADM. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as EXHIBIT A and is incorporated herein by reference.

    Upon consummation of the Merger, each outstanding share of Common Stock, $1.00 par value per share, of MMC ("MMC Common Stock") at the Effective Time (as defined below) will be converted, without any action on the part of the holders thereof, into the right to receive a number of shares (rounded to the nearest whole share) of common stock, without par value, of ADM ("ADM Common Stock") determined by an exchange ratio (the "Exchange Ratio"), which is calculated by dividing $5,400 (the "Base Value") by the average of the per share closing sale prices of ADM Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Tape for the 20 trading days immediately prior to the third trading day before the Closing Date (the "Average Price"). The "Closing Date" is the third business day after the date when all conditions precedent to the Merger have been satisfied or waived. The final condition precedent to the Merger is expected to be the vote of MMC's shareholders at the Special Meeting.

    The Merger Agreement provides for an adjustment to the Exchange Ratio if the shareholders' equity of MMC, determined under generally accepted accounting principles as of the date 15 days before the Closing Date is less than $265 million. In that case, the Exchange Ratio will be recalculated by reducing the Base Value by an amount equal to the quotient of (1) the difference between $265 million and the actual MMC shareholders' equity as of that date divided by (2) 54,770 (the number of shares of MMC Common Stock issued and outstanding); provided, however, that the Base Value will not be lower than $5,126.13. See "The Merger--General."

    The consummation of the Merger is subject to obtaining the requisite approval from MMC's shareholders, necessary regulatory approvals, and certain other conditions, all as more fully described in this Proxy
Statement/Prospectus. See "General Information" and "The Merger--Conditions to Consummation of the Merger."

    MMC's shareholders will also be asked to consider and vote upon a proposal to approve, for tax purposes, payments to members of MMC's senior management under certain existing compensatory arrangements effective upon a change of control of MMC, provided certain other conditions are fulfilled (collectively, the "Change-of-Control Arrangements"). The purposes of the shareholder approval are (i) to permit MMC to report the full amount of the payments under the Change-of-Control Arrangements as deductions for income tax purposes and (ii) to make it so that the members of MMC's senior management receiving such payments should not be required to pay excise taxes on any portion of the payments. Shareholder approval for the payments under the Change-of-Control Arrangements is not a condition to either the consummation of the Merger or the payment by MMC of all amounts due under the Change-of-Control Arrangements, since MMC is contractually obligated to make such payments. If consummated, the Merger would constitute a change of control of MMC. The compensatory arrangements include change-of-control agreements, termination agreements, agreements entered into pursuant to the MMC Restricted Stock Unit Plan, the MMC Restricted Stock Unit Plan for Outside Directors and certain retirement benefits.

    THE BOARD OF DIRECTORS OF MMC HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER AND FOR THE PROPOSAL TO APPROVE THE CHANGE-OF-CONTROL ARRANGEMENTS.


    This Proxy Statement/Prospectus is being mailed or delivered to MMC's shareholders on or about December 10, 1997. This Proxy
Statement/Prospectus also constitutes the prospectus of ADM with respect to shares of ADM Common Stock to be issued to the MMC shareholders in the Merger.



    On September 11, 1997, the last trading day before the public announcement of the Merger, the closing sale price per share of ADM Common Stock on the NYSE Composite Tape was $22.625. On December 8, 1997, the last trading day for which closing sale prices were available at the time of the printing of this Proxy Statement/Prospectus, the closing sale price per share of ADM Common Stock on the NYSE Composite Tape was $21.25. See "Market Price and Dividend Information." If the Average Price were equal to the closing sale price per share of ADM Common Stock on December 8, 1997, MMC shareholders who are to receive shares of ADM Common Stock would be entitled to receive 254.118 shares of ADM Common Stock, having a market value of $5,400, in exchange for each share of MMC Common Stock held by them (assuming MMC shareholders' equity, as of the date 15 days prior to the closing, is at least $265 million). The actual value of the consideration and number of shares of ADM Common Stock to be issued in the Merger may differ from the foregoing example, however, because the actual value and number of shares will not be determined until the day of the Special Meeting or such other date as is the third trading day before the Closing Date.


    Certain capitalized terms used in this Proxy Statement/Prospectus are defined under the caption "Glossary of Terms."

THE SHARES OF ADM COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               _______________________


       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS DECEMBER 10, 1997.

                                AVAILABLE INFORMATION

    ADM is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). These reports, proxy statements, and other information may be inspected and copied at the SEC's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials can be obtained by mail from the SEC's public reference section at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of these materials may also be obtained via the SEC's Web site (http://www.sec.gov). In addition, reports, proxy statements, and other information filed by ADM may be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    This Proxy Statement/Prospectus constitutes a part of a registration statement on Form S-4 (the "Registration Statement") filed by ADM with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to ADM and the ADM Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by this reference.




                                 ____________________

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ADM, MMC, OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN THE
JURISDICTION.   NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY
SALE MADE HEREUNDER, UNDER ANY CIRCUMSTANCES, CREATES ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ADM OR MMC AFTER THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME AFTER ITS DATE.

                                  TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----


AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .   3

GLOSSARY OF TERMS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
    The Parties to the Merger. . . . . . . . . . . . . . . . . . . . . . .  10
    The Special Meeting. . . . . . . . . . . . . . . . . . . . . . . . . .  10
    Required Vote. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
    Recommendation of the MMC Board and Reasons for the Merger . . . . . .  12
    Fairness Opinion with Respect to the Merger. . . . . . . . . . . . . .  12
    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . .  15
    Certain Federal Income Tax Consequences. . . . . . . . . . . . . . . .  15
    Comparative Rights of MMC Shareholders Before and After the Merger . .  15
    Share Price and Dividend Data. . . . . . . . . . . . . . . . . . . . .  16
    Selected Historical Financial Data . . . . . . . . . . . . . . . . . .  17
    Comparative Historical and Pro Forma Per Share Data. . . . . . . . . .  20

GENERAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    The Special Meeting. . . . . . . . . . . . . . . . . . . . . . . . . .  21
    Vote Required at Special Meeting . . . . . . . . . . . . . . . . . . .  21
    Solicitation of Proxies. . . . . . . . . . . . . . . . . . . . . . . .  22
    Other Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23


ITEM 1.  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

BACKGROUND OF THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . .  23

RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS FOR THE
    MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED. . . . . . .  27
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    Materials and Information Considered with Respect to the Merger. . . .  28
    Analysis of Selected Comparable Publicly Traded Companies. . . . . . .  29
    Comparable Transaction Analysis. . . . . . . . . . . . . . . . . . . .  29
    Discounted Cash Flow Analysis. . . . . . . . . . . . . . . . . . . . .  30
    Breakup Analysis . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    ADM Common Stock Trading History . . . . . . . . . . . . . . . . . . .  31
    Comparison of ADM to Selected Comparable Publicly Traded Companies . .  31
    Limitations on Opinion . . . . . . . . . . . . . . . . . . . . . . . .  32
    Fees Payable to Merrill Lynch. . . . . . . . . . . . . . . . . . . . .  33

The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    Effective Time and Effect of the Merger. . . . . . . . . . . . . . . .  34
    Exchange of Shares . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . .  35
    Conditions to Consummation of the Merger . . . . . . . . . . . . . . .  35
    Representations, Warranties and Covenants. . . . . . . . . . . . . . .  36
    Amendment, Termination and Waiver. . . . . . . . . . . . . . . . . . .  37
    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    Stock Exchange Listing . . . . . . . . . . . . . . . . . . . . . . . .  37
    Certain Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . .  37
    Conduct of Business Prior to the Merger. . . . . . . . . . . . . . . .  38
    No Solicitation of Acquisition Transactions. . . . . . . . . . . . . .  38
    Indemnification and Insurance. . . . . . . . . . . . . . . . . . . . .  39
    Conflicts of Interests of Certain Persons in the Merger. . . . . . . .  39
    Certain Federal Income Tax Consequences. . . . . . . . . . . . . . . .  44
    Business and Management After the Merger . . . . . . . . . . . . . . .  46
    Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . .  46
    Resale of Shares by MMC Affiliates . . . . . . . . . . . . . . . . . .  46
    Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . .  46


CERTAIN FORWARD-LOOKING INFORMATION. . . . . . . . . . . . . . . . . . . .  47

BUSINESS OF MMC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
    MMC Common Stock Ownership . . . . . . . . . . . . . . . . . . . . . .  49
    MMC Management's Discussion and Analysis of Financial Condition
        and Results of Operations. . . . . . . . . . . . . . . . . . . . .  50

BUSINESS OF ADM. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
    Products and Markets . . . . . . . . . . . . . . . . . . . . . . . . .  52
    Number of Employees. . . . . . . . . . . . . . . . . . . . . . . . . .  57
    Financial Information About Foreign and Domestic Operations and
        Export Sales . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
    Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . .  59
    ADM Management's Discussion of Operations and Financial Condition. . .  66

SHARE PRICE AND DIVIDEND INFORMATION FOR ADM COMMON STOCK AND MMC
    COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

COMPARATIVE RIGHTS OF SHAREHOLDERS OF MMC AND ADM. . . . . . . . . . . . .  72
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

    Dissenters' or Appraisal Rights. . . . . . . . . . . . . . . . . . . .  72
    Vote on Certain Fundamental Issues . . . . . . . . . . . . . . . . . .  73
    Cumulative Voting. . . . . . . . . . . . . . . . . . . . . . . . . . .  73
    Special Meetings of the Shareholders . . . . . . . . . . . . . . . . .  73
    Shareholder Action by Written Consent. . . . . . . . . . . . . . . . .  73
    Amendment of Certificate or Articles of Incorporation. . . . . . . . .  74
    Anti-Takeover Provisions . . . . . . . . . . . . . . . . . . . . . . .  74
    Limitations on Liability and Indemnification of Directors. . . . . . .  75

ITEM 2.  CHANGE-OF-CONTROL ARRANGEMENTS. . . . . . . . . . . . . . . . . .  75

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

CHANGE IN ACCOUNTANTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  77

INDEPENDENT ACCOUNTANTS. . . . . . . . . . . . . . . . . . . . . . . . . .  78

FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . F-1


EXHIBIT A - Agreement and Plan of Merger . . . . . . . . . . . . . . . . . A-1
EXHIBIT B - Opinion of Merrill Lynch, Pierce, Fenner & Smith
            Incorporated . . . . . . . . . . . . . . . . . . . . . . . . . B-1
EXHIBIT C - Sections 11.65 and 11.70 of the Illinois Business
            Corporation Act. . . . . . . . . . . . . . . . . . . . . . . . C-1

                                  GLOSSARY OF TERMS

    THE FOLLOWING TERMS HAVE THE ASSOCIATED MEANINGS WHEN USED IN THIS PROXY STATEMENT/PROSPECTUS (INCLUDING THE SUMMARY).

    "ACQUISITION PROPOSAL" means an offer, from a party other than ADM or ADMAC, to acquire MMC in a merger, acquisition, consolidation, or other similar transaction involving any purchase of assets or capital stock of MMC or its subsidiaries.

    "ADM" means Archer-Daniels-Midland Company, a Delaware corporation.

    "ADMAC" means ADM Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of ADM.

    "ADM BOARD" means the Board of Directors of ADM.

    "ADM BYLAWS" means the Bylaws of ADM.

    "ADM CERTIFICATE" means the Certificate of Incorporation of ADM.

    "ADM COMMON STOCK" means the common stock of ADM, without par value.




    "ANTITRUST DIVISION" means Antitrust Division of the Department of Justice.

    "ASI" means Agri Sales, Inc., one of the three business units of MMC.

    "AVERAGE PRICE" means the average of the per share closing sale prices of ADM Common Stock on the NYSE for the 20 trading days immediately preceding the third trading day prior to the Closing Date.

    "BASE VALUE" means $5,400, unless adjusted under the Merger Agreement to an amount not less than $5,126.13.

    "CHANGE-OF-CONTROL ARRANGEMENTS" means certain compensatory arrangements including change-of-control agreements, termination agreements, agreements entered into pursuant to the MMC Restricted Stock Unit Plan, the MMC Restricted Stock Unit Plan for Outside Directors and certain retirement benefits, under which members of MMC's senior management would receive certain benefits upon a change of control of MMC, provided certain other conditions are fulfilled.

    "CLOSING DATE" means the third business day after the date on which all conditions precedent to the Merger have been satisfied or waived.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "DELAWARE LAW" means the Delaware General Corporation Law.


    "DOJ" means the United States Department of Justice.

    "EFFECTIVE TIME" means the later to occur of the filing of a properly executed Certificate of Merger with the Delaware Secretary of State and the issuance of a Certificate of Merger by the Illinois Secretary of State.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXCHANGE AGENT" means Harris Trust and Savings Bank, ADM's stock transfer agent.

    "EXCHANGE RATIO" means the number of shares of ADM Common Stock into which each share of MMC Common Stock will be converted in the Merger, calculated under the formula set forth on the cover page of this Proxy Statement/Prospectus.

    "FTC" means the Federal Trade Commission.

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "IRS" means the Internal Revenue Service.

    "ILLINOIS LAW" means the Illinois Business Corporation Act.


    "MERGER" means the merger of ADMAC with and into MMC, whereby MMC, as the surviving corporation, will become a wholly owned subsidiary of ADM, as contemplated by the Merger Agreement.

    "MERGER AGREEMENT" means the Agreement and Plan of Merger among ADM, ADMAC, and MMC, dated as of September 12, 1997, a copy of which is attached hereto as EXHIBIT A.

    "MERRILL LYNCH" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, MMC's financial adviser with respect to a business combination with a third party, such as the Merger.

    "MMC" means Moorman Manufacturing Company, an Illinois corporation.

    "MMC ARTICLES" means the Articles of Incorporation of MMC.

    "MMC BOARD" means the Board of Directors of MMC.

    "MMC BYLAWS" means the Bylaws of MMC.

    "MMC COMMON STOCK" means the common stock, $1.00 par value per share, of MMC.

    "MMI" means MoorMan's, Inc., one of the three business units of MMC.

    "NYSE" means the New York Stock Exchange, Inc.

    "QUINCY SOYBEAN" means Quincy Soybean Co., one of the three business units of MMC.

    "REGISTRATION STATEMENT" means the registration statement on Form S-4, together with all amendments and exhibits, of which this Proxy
Statement/Prospectus is a part.

    "SEC" means the Securities and Exchange Commission.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.


    "SPECIAL MEETING" means the special meeting of MMC shareholders to be held on December 30, 1997.


    "TAX COUNSEL" means Winston & Strawn, special tax counsel to MMC.

SUMMARY


    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED UNDER THE CAPTION "GLOSSARY OF TERMS" AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND THE EXHIBITS HERETO. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT/PROSPECTUS AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. ALL INFORMATION CONCERNING ADM INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY ADM, AND ALL INFORMATION CONCERNING MMC INCLUDED OR INCORPORATED HEREIN BY REFERENCE HAS BEEN FURNISHED BY MMC. EACH SHAREHOLDER SHOULD READ CAREFULLY THIS PROXY STATEMENT/PROSPECTUS AND THE EXHIBITS HERETO IN ITS ENTIRETY.


GENERAL

    This Proxy Statement/Prospectus relates to the proposed Merger of ADMAC with and into MMC under the Merger Agreement. Following the Merger, MMC, as the surviving corporation will continue its operations as a wholly-owned subsidiary of ADM. See "The Merger." This Proxy Statement/Prospectus also relates to the approval, for tax purposes, of certain payments pursuant to the Change-of-Control Arrangements. See "Approval of Change-of-Control Arrangements."

THE PARTIES TO THE MERGER


    ADM. ADM is a major processor of agricultural products for the food and feed industries. It is one of the largest oil seed and vegetable oil processors, corn refiners, fuel alcohol producers, and wheat millers in the United States. ADM was incorporated in Delaware in 1923 as the successor to a business formed in 1902. ADM's executive offices are located at 4666 Faries Parkway, Decatur, Illinois 62526, and its telephone number is (217) 424-5200. References herein to ADM relate to Archer-Daniels-Midland Company, its subsidiaries and their predecessors unless otherwise noted or indicated by the
context.   See "Business of ADM."


    MMC.  MMC is an agricultural processing company with three business units:
MoorMan's, Inc., its livestock feed business; Quincy Soybean Co., its integrated soybean processing and vegetable oil refining business; and Agri Sales, Inc., its dry edible bean business. MMC has its origins in 1885 when Thomas Robinson Moorman began mixing, packaging and delivering a hog tonic from his Kentucky farm. In 1900 two of T.R. Moorman's sons, E.V. and C.A. Moorman, expanded the business and later moved to Quincy, Illinois. MMC was incorporated in 1912. As used herein, the term MMC refers to MMC and its subsidiaries, unless the context requires otherwise. The principal executive offices of MMC are located at 1000 North 30th Street, Quincy, Illinois, and its telephone number is (217) 222-7100. See "Business of MMC."

THE SPECIAL MEETING


    TIME, DATE AND PLACE.  The Special Meeting will be held on
December 30, 1997, at the Blessing Conference Center, 28th and Chestnut Streets, Quincy, Illinois, at 10:00 a.m., local time.

     RECORD DATE, QUORUM, AND SHARES ENTITLED TO VOTE. Only shareholders of record of MMC Common Stock at the close of business on December 1, 1997 are entitled to notice of and to vote at the Special Meeting. At the close of business on that date, there were 54,770 outstanding shares of MMC Common Stock that are entitled to vote at the Special Meeting held of record by 295 shareholders. Each share of MMC Common Stock is entitled to one vote.

     The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of MMC Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. For these purposes, shares of MMC Common Stock that are present or represented by proxy and entitled to vote at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on a matter or votes "ABSTAIN" ("abstentions"). A broker with discretionary authority failing to exercise its discretionary authority to vote shares with respect to a matter, but exercising its discretionary authority to vote on at least one other matter ("broker non-votes"), will be counted as present for quorum purposes but will not be counted as present and entitled to vote on a matter, for voting purposes. Only shares of MMC Common Stock voted for the approval of a matter, excluding abstentions and broker non-votes, will be counted as voting for approval in determining whether a matter is approved by the shareholders of MMC. As a consequence, abstentions and broker non-votes will have the same effect as votes against approval of the Merger.


     If a quorum is not present at the Special Meeting, the shareholders present, by vote of a majority of the votes cast by shareholders entitled to vote thereon, may adjourn the Special Meeting, and at any such adjourned meeting at which a quorum is present any business may be transacted that might have been transacted at the Special Meeting as originally held and proxies will be voted thereat as directed.

     PROXIES AND REVOCATION OF PROXIES. The enclosed proxy card permits each shareholder to specify that shares be voted "FOR" or "AGAINST" (or "ABSTAIN" from) the approval and adoption of the Merger Agreement and the Merger and the approval, for tax purposes, of certain payments made under the Change-of-Control Arrangements. If properly signed and returned, and not revoked, a proxy will be voted in accordance with its instructions. Where a signed proxy card is returned, but no instructions are specified, the shares will be voted FOR approval and adoption of the Merger Agreement and the Merger and FOR the approval of payments under the Change-of-Control Arrangements.

     Each shareholder may revoke a previously granted proxy at any time before it is exercised by filing with MMC's Secretary a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Special Meeting in person and so requests. Attendance at the Special Meeting will not, in itself, constitute revocation of a previously granted proxy.

     PURPOSES OF SPECIAL MEETING. At the Special Meeting, shareholders of MMC will be asked to consider and vote on proposals (i) to approve and adopt the Merger Agreement and the Merger, (ii) to approve, for tax purposes, certain payments under the Change-of-Control Arrangements, and (iii) for such other matters as may be properly brought before the meeting.


     CERTAIN VOTING INFORMATION. As of December 1, 1997, MMC's directors and executive officers, as a group, beneficially owned 179 shares (or approximately 0.3%) of the outstanding MMC Common Stock entitled to vote at the Special Meeting. Certain significant shareholders, who as of December 1, 1997, beneficially owned in the aggregate 28,711 outstanding shares (or approximately 52.4%) of MMC Common Stock entitled to vote at the Special Meeting, have executed voting agreements with ADM by which they have agreed to vote their shares of MMC Common Stock "FOR" approval and adoption of the Merger Agreement and the Merger. All directors and executive officers of MMC have indicated orally that they will vote all outstanding shares of MMC Common Stock beneficially owned by them "FOR" approval and adoption of the Merger Agreement and the Merger.


     OTHER MATTERS. Representatives of Deloitte & Touche LLP, MMC's independent auditors, are expected to be present at the Special Meeting. See "Independent Accountants."

REQUIRED VOTE

     The affirmative vote of the holders of two-thirds of the outstanding shares of MMC Common Stock is required to approve and adopt the Merger Agreement and the Merger. The affirmative vote of the holders of more than three-fourths of the outstanding shares of MMC Common Stock is required to approve, for tax purposes, certain payments under the Change-of-Control Arrangements. Each share of MMC Common Stock is entitled to one vote at the Special Meeting. See "General Information--Vote Required at Special Meeting."

RECOMMENDATION OF THE MMC BOARD AND REASONS FOR THE MERGER


     The Board of Directors of MMC has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that MMC shareholders vote "FOR" approval and adoption of the Merger Agreement and the Merger. The recommendation of the MMC Board is based upon its belief that the terms of the Merger Agreement are fair to, and in the best interests of, MMC and its shareholders and that the Merger will result in benefits to MMC's shareholders. The MMC Board believes that the Merger offers the shareholders of MMC the opportunity to receive the securities of a publicly held company that have liquidity in contrast to MMC Common Stock; an increase in the value of their investment over the book value of MMC Common Stock; to participate in the combined company, which is expected to have a greater potential for profits and growth and future increases in shareholder value than MMC could have alone; to take advantage of opportunities for growth and diversification that are more readily available to ADM than to MMC on a stand-alone basis; and to maximize the compatible operating philosophies of the two companies and the synergies and potential operating efficiencies that could result from the Merger. See "Background of the Merger" and "Recommendation of the Board of Directors and Reasons for the Merger." In considering the recommendation of the MMC Board with respect to the Merger, shareholders should be aware that certain directors and officers of MMC have interests in the Merger that are different from the interests of other MMC shareholders. See "The Merger--Conflicts of Interest of Certain Persons in the Merger."


FAIRNESS OPINION WITH RESPECT TO THE MERGER

     In its role as financial adviser to MMC, Merrill Lynch was asked by MMC to render an opinion to the MMC Board as to whether the Exchange Ratio was fair to the holders of MMC Common Stock, from a financial point of view, under the Merger Agreement. On September 3, 1997 representatives of Merrill Lynch verbally advised the MMC Board that, as of such date, the Exchange Ratio was fair to the shareholders of MMC from a financial point of view. A written opinion, dated as of September 3, 1997, was delivered to the MMC Board. See "Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated." A COPY OF THE MERRILL LYNCH OPINION, DATED AS OF SEPTEMBER 3, 1997, IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT/PROSPECTUS. THE SHAREHOLDERS OF MMC ARE URGED TO READ THE OPINION IN ITS ENTIRETY

FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH IN CONNECTION THEREWITH. See "The Merger--Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated."

THE MERGER

     CONVERSION OF SHARES. At the Effective Time, each outstanding share of MMC Common Stock will be converted into the right to receive a number of shares of ADM Common Stock, determined in accordance with the Exchange Ratio. See "The Merger--General." The stockholders of ADM will continue to hold their shares of capital stock of ADM without any change in the number, designation, terms, or rights. For a summary of various differences between the rights of holders of MMC Common Stock and the rights of holders of ADM Common Stock, see "Comparative Rights of Shareholders of MMC and ADM."


     The actual number of shares of ADM Common Stock that will be issued to the shareholders of MMC in the Merger will be determined based upon the Base Value and the Average Price of ADM Common Stock. The Base Value may be lower than $5,400 if the shareholders' equity of MMC, determined under generally accepted accounting principles, as of the date 15 days prior to the Closing Date, is less than $265 million; provided, however, the Base Value will not be less than $5,126.13. The shareholders' equity of MMC has exceeded $265 million since fiscal year 1989. The management of MMC believes that the shareholders' equity of MMC will exceed $265 million at the measurement date. The shareholders' equity of MMC was approximately $268.9 million at November 1, 1997. See "The Merger--General."



     The following table sets forth, for each Average Price within a range of specified values, the Exchange Ratio that would result from that Average Price.

                     Average Price            Exchange Ratio
                     -------------            --------------
                         $24.00                   225.00
                          23.50                   229.79
                          23.00                   234.78
                          22.50                   240.00
                          22.00                   245.45
                          21.50                   251.16
                          21.00                   257.14
                          20.50                   263.41
                          20.00                   270.00
                          19.50                   276.92
                          19.00                   284.21
                          18.50                   291.89
                          18.00                   300.00



     EFFECTIVE TIME OF THE MERGER. Subject to the terms and conditions of the Merger Agreement, the Merger is expected to become effective on December 30, 1997. See "The Merger--Effective Time and Effect of the Merger." If the Merger has not become effective on or before February 28, 1998, the Merger Agreement provides that either party may terminate the Merger Agreement. See "The Merger--Amendment, Termination, and Waiver."

     CONDITIONS TO THE MERGER. The obligations of ADM and MMC to effect the Merger are subject to certain conditions, including, among other things, that certain regulatory approvals have been obtained and that the Merger Agreement and the Merger has been approved and adopted by the MMC shareholders with no more than ten percent of MMC's shareholders demanding statutory dissenters' rights. See "The Merger--Conditions to Consummation of the Merger" for a discussion of conditions to the Merger. Any of the conditions to the obligation of ADM or MMC to consummate the Merger may be waived or modified by the party that is entitled to the benefits thereof. Neither ADM nor MMC has any present intention to waive or modify any condition that it deems material. Obtaining the affirmative vote of more than three-fourths of the outstanding shares of MMC Common Stock for approval, for tax purposes, of payments under the Change-of-Control Arrangements is not a condition to the Merger.

     MMC EMPLOYEE BENEFIT PLANS. Under the Merger Agreement, ADM has agreed to assume, in accordance with their respective terms, certain of MMC's benefit plans, programs, and arrangements. See "The Merger--Employee Benefit Plans."

     AMENDMENT, TERMINATION, AND WAIVER. The Merger Agreement may be amended at any time, provided that, after the Merger Agreement has been approved and adopted by MMC's shareholders, it may not be amended to alter the number of shares of ADM Common Stock to be exchanged for each share of MMC Common Stock or in any other way that would have a material adverse effect on the rights of MMC's shareholders, without their further approval. Under certain conditions, the Merger Agreement may be terminated prior to the Effective Time, whether before or after approval by the MMC shareholders. The conditions under which the Merger Agreement may be terminated include termination by mutual consent of the Boards of Directors of ADM and MMC; termination by either party if the Merger has not been consummated on or before February 28, 1998; termination by either party upon the failure of MMC to receive the requisite shareholder approval at the Special Meeting, or adjournments thereof; termination by either party upon the failure to meet any condition to the terminating party's obligation to consummate the Merger that has not been waived or cured within the prescribed cure period; and termination by either party if a final unappealable order to prevent the Merger or an award of substantial damages is entered. The Merger Agreement may also be terminated by either ADM or MMC if the recommendation of the MMC Board in support of the Merger is withdrawn or modified in a manner detrimental to ADM. See "The Merger--Conditions to Consummation of the Merger" and "The Merger--Amendment, Termination, and Waiver."

     SOLICITATION OF THIRD-PARTY OFFERS. In the Merger Agreement, MMC has agreed not to initiate, solicit, negotiate or encourage proposals or offers, or provide any confidential information relating to any acquisition of all or any substantial portion of the business or properties of MMC. MMC is permitted to supply information to third parties and engage in discussions or negotiations with third parties relating to such an acquisition transaction, or modify or withdraw its recommendation of the Merger, after reasonable notice to ADM, if the MMC Board, after consultation with Merrill Lynch, determines in good faith that the third party's Acquisition Proposal is bona fide and superior to that offered in the Merger; if the MMC Board determines in good faith, upon the advice of counsel, that such action is necessary for the MMC Board to comply with its fiduciary duties to its shareholders under Illinois Law; and if the MMC Board receives an executed confidentiality agreement from the third party. If these conditions are met with respect to a third-party offer, the Merger Agreement provides that ADM has the right to match the offer and that if the MMC Board determines that this matching proposal is at least equal to the third-party offer, then the MMC Board must accept ADM's offer. See "The Merger--No Solicitation of Acquisition Transactions."

     REGULATORY APPROVALS. Consummation of the Merger is conditioned upon, among other things, the expiration or early termination of the relevant waiting
period under the HSR Act.   The waiting period expired on October 19, 1997.  See
"The Merger -- Certain Legal Matters."


     SURRENDER OF SHARE CERTIFICATES. After the Effective Time, each MMC shareholder will be entitled to receive, upon surrender of certificates previously representing shares of MMC Common Stock, certificates representing the number of full shares of ADM Common Stock to which the shareholder is entitled under the Merger Agreement. See "The Merger--General" and "The Merger--Exchange of Shares." SHAREHOLDERS OF MMC SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL MATERIALS, WHICH WILL BE MAILED IMMEDIATELY AFTER THE EFFECTIVE TIME.

     ACCOUNTING TREATMENT. The Merger will be accounted for under the purchase method of accounting.

     BUSINESS AND MANAGEMENT AFTER THE MERGER. After the Effective Time, the directors of MMC as the surviving corporation will be Charles T. Bayless, John D. McNamara, and Douglas J. Schmalz, and its officers will be John D. McNamara, President; David J. Smith, Vice President and Secretary; Scott A. Roberts, Assistant Secretary; and Charles P. Archer, Treasurer. All such new officers and directors are currently officers of ADM. ADM intends to operate MMC in a manner substantially consistent with its current operations. ADM will carefully review the operations of MMC in an attempt to identify opportunities for expense reduction through the use of shared resources with ADM. See "Recommendation of the Board of Directors and Reasons for the Merger" and "The Merger--Business and Management After the Merger."

     After the Effective Time, the principal executive offices of MMC will continue to be at 1000 North 30th Street, Quincy, Illinois 62301.

DISSENTERS' RIGHTS

     If certain statutory conditions are met, an MMC shareholder will be entitled to demand appraisal of his or her shares of MMC Common Stock in accordance with Illinois Law. A shareholder who wishes to exercise such rights must deliver to MMC before the Special Meeting a written demand for payment for his or her shares of MMC Common Stock and must not vote in favor of the Merger at the Special Meeting. Consummation of the Merger is conditioned, however, on no more than ten percent of MMC's shareholders demanding such rights. See "Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The Merger is intended to be a tax-free reorganization under Section 368(a) of the Code such that no gain or loss would be recognized by the holders of MMC Common Stock to the extent they receive ADM Common Stock in exchange for their MMC Common Stock in the Merger. It is a condition to MMC's obligation to consummate the Merger that it receive a tax opinion from Winston & Strawn, special tax counsel to MMC, dated as of the Closing Date, to the effect that the Merger qualifies as a reorganization under Section 368(a) of the Code. This opinion is specifically dependent upon current MMC shareholders in the aggregate
(i) having no present agreement, contract, plan or arrangement to sell, exchange or otherwise dispose of more than 50 percent of the ADM Common Stock received in the Merger and (ii) continuing to hold at least 50 percent of the ADM Common Stock received in the Merger for a period of at least one year. If the Merger does not qualify as a reorganization, the exchange of shares in the Merger would be taxable. See "The Merger--Certain Federal Income Tax Consequences."


COMPARATIVE RIGHTS OF MMC SHAREHOLDERS BEFORE AND AFTER THE MERGER

     The rights of the shareholders of MMC are currently governed by Illinois Law and MMC's Articles and Bylaws. At the Effective Time, MMC shareholders will become stockholders of ADM and their rights as ADM stockholders will then be governed by Delaware Law and ADM's Certificate and Bylaws. There are various differences between the rights of MMC shareholders and the rights of holders of ADM Common Stock. See "Comparative Rights of Shareholders of MMC and ADM."

SHARE PRICE AND DIVIDEND DATA

     Shares of ADM Common Stock are listed and principally traded on the NYSE. There has been no public trading market for MMC Common Stock. However, certain appraisals have been made periodically by an independent appraisal firm for the purpose of valuing shares of MMC Common Stock held by the MMC Employees' Profit
Sharing Plan as discussed below.   The following table sets forth for the
calendar periods indicated the high and low sale prices of ADM Common Stock and the cash dividends paid per share :


                                                        ADM Common Stock
                                                  -----------------------------
                                                   High      Low       Dividend
                                                  ------    ------     --------
          1995 . . . . . . . . . . . . . . .      $18.13    $13.00      $.112
          1996 . . . . . . . . . . . . . . .       22.00     14.88       .184
          1997
               First Quarter . . . . . . . .       21.88     16.50       .048
               Second Quarter. . . . . . . .       22.88     16.25       .048
               Third Quarter . . . . . . . .       24.63     20.31       .048
               Fourth Quarter (through
               December 8, 1997). . . . . .       24.43     18.00        .050



     With respect to MMC Common Stock, MMC paid dividends totaling $250 in each of fiscal 1996 and fiscal 1997. No dividends were paid for the first or second quarters of fiscal 1998. The value of the MMC Common Stock, appraised quarterly by an independent appraisal firm for the purpose of valuing shares of MMC Common Stock held by the MMC Employees' Profit Sharing Plan, ranged from $5,500 to $5,000 in fiscal 1996 and $5,000 to $4,000 in fiscal 1997. For the first and second quarters of fiscal 1998 the appraised values were $4,000 and $4,300, respectively. These valuations were not prepared with the intent that they serve as an estimate of the price that would be realized through a sale of MMC to a third party and do not represent necessarily the price paid for or received in the purchase or sale of shares of MMC Common Stock during the corresponding periods. The appraisals were prepared solely to assist the Administrative Committee of the MMC Employees' Profit Sharing Plan in fulfilling its responsibilities to value the shares of MMC Common Stock held by the plan.



     On September 11, 1997, the last trading day before the public announcement of the Merger, the closing sale price per share of ADM Common Stock as reported on the NYSE Composite Tape was $22.625. On December 8, 1997, the last trading day for which closing sale prices were available at the time of the printing of this Proxy Statement/Prospectus, the closing sale price per share of ADM Common

Stock as reported on the NYSE Composite Tape was $21.25. If the Average Price were equal to the closing sale price per share of ADM Common Stock on December 8, 1997, shareholders of MMC who are to receive shares of ADM Common Stock would be entitled to receive 254.118 shares of ADM Common Stock, having a market value of $5,400, in exchange for each share of MMC Common Stock held by them (assuming MMC shareholders' equity as of 15 days prior to the Closing Date is at least $265 million). The aggregate number of shares of ADM Common Stock to be received by each shareholder of MMC will be rounded to the nearest whole number of shares. See "The Merger--General" for a discussion of the determination of the actual Average Price and Exchange Ratio.


     Listing on the NYSE of the shares of ADM Common Stock issuable in connection with the Merger is a condition to its consummation.

SELECTED HISTORICAL FINANCIAL DATA


     The following tables set forth selected historical financial data of ADM and MMC for the periods presented. The selected historical financial data of ADM as of and for each of the five years in the period ended June 30, 1997, and for the first fiscal quarters ended September 30, 1997 and September 30, 1996 shown below have been derived from the consolidated financial statements of ADM. The selected historical financial data of MMC as of and for each of the five years ended March 29, 1997, and for the first fiscal quarter ended June 28, 1997 and the second fiscal quarter ended September 27, 1997, compared with the same periods in fiscal 1997, shown below have been derived from the consolidated financial statements of MMC provided by management. These historical data are not necessarily indicative of results to be expected after the Merger is consummated and should be read in conjunction with the information set forth in this Proxy Statement/Prospectus under the caption "ADM Management's Discussion of Operations and Financial Condition" and the separate consolidated financial statements of ADM and the notes thereto attached to this Proxy Statement/Prospectus, and the information with respect to MMC set forth in this Proxy Statement/Prospectus under the caption "MMC Management's Discussion and Analysis of Financial Condition and Results of Operations" and the separate consolidated financial statements of MMC and the notes thereto attached to this Proxy Statement/Prospectus.





                                                                 ADM

                                THREE MONTHS ENDED
                                   SEPTEMBER 30,                                     YEAR ENDED JUNE 30,
                              -------------------------    -----------------------------------------------------------------------
                                1997          1996            1997           1996           1995           1994           1993
                             -----------     ----------    -----------    -----------    -----------    -----------     ----------
                                                                   (in thousands, except per share data)
Net sales and other
   operating income. . .      $3,651,302     $3,330,475    $13,853,262    $13,239,839    $12,555,403    $11,158,479     $9,578,370

Net earnings . . . . . .         131,350          3,553        377,309        695,912        795,915        484,069        567,527

Net earnings per
  common share . . . . .             .24            .01            .66           1.20           1.34            .80            .91

Total assets . . . . . .      12,022,889     10,784,946     11,354,367     10,449,869      9,756,887      8,746,853      8,404,111

Long-term debt . . . . .       2,352,468      1,992,590      2,344,949      2,002,979      2,070,095      2,021,417      2,039,143

Cash dividends per
   common share. . . . .            .048           .046            .19            .16            .08            .05            .05




Net earnings for the three months ended September 30, 1996 and the year ended June 30, 1997 includes an after-tax charge of $177 million or $.31 per share for fines and litigation settlements arising out of the

United States Department of Justice investigation of the Company's lysine and citric acid products as well as resolution of a securities suit brought by shareholders.


Net earnings for 1993 includes a credit of $68 million or $.11 per share and an after-tax charge of $35 million or $.06 per share for the cumulative effects of changes in accounting for income taxes and postretirement benefits, respectively.



                                                                          MMC
                                          SIX MONTHS ENDED                                   YEAR ENDED
                                       -----------------------      ---------------------------------------------------------------
                                       Sept. 27,     Sept. 28,       March 29,      March 30,   March 25,     March 26,   March 27,
                                         1997           1996           1997           1996        1995           1994       1993
                                       --------       --------      ----------      ---------   --------      --------    ---------
                                                              (in thousands, except per share data)
Net Sales . . . . . . . . .. . . .     $500,548       $527,629      $1,157,859      $973,465    $904,321      $810,319    $820,047

Net Income from Continuing
  Operations (1) . . . . . . . . .       (8,278)        (2,592)          6,780        20,930      13,088        14,824      32,772

Net Income (Loss) from
  Discontinued Operations . .. . .            0             (2)             93        (1,550)        (55)            0           0

Cumulative Effect of
  Accounting Change In
  Retiree Health and Life
  Insurance, net of tax . . .. . .            0              0               0             0           0       (31,853)          0

Net Income (Loss)(1) . . . . . . .       (8,278)        (2,594)          6,873        19,380      13,033       (17,029)     32,772

Net Income from Continuing
  Operations Per Share . . . . . .         (151)           (46)            122           360         211           238         526

Net Income (Loss) Per Share. . . .         (151)           (46)            124           334         210          (273)        526

Total Assets . . . . . . . . . . .      481,801        489,333         573,465       544,962     486,513       494,805     440,144

Long-Term Liabilities . . .. . . .       81,481         91,007          91,148        85,810      72,237        57,076      17,539

Cash Dividends Per Share . . . . .            0             50             250           250         250           250         250

___________________________

     (1) The following nonrecurring items are included in Net Income from Continuing Operations: Gains from Benefit Plans Curtailment and Plan Changes (pre-tax) -- 1997, $13,626; 1996, $17,080; Facility Closures and Restructuring (pre-tax) -- 1996, ($1,873); 1995, ($4,942); 1994, ($6,607);
     1993 Flood Loss and Subsequent Insurance Recovery -- 1995, $1,103; 1994, ($2,035).

                          MOORMAN MANUFACTURING COMPANY
                       SUPPLEMENTARY FINANCIAL INFORMATION
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




                   FY 1998                     FY 1997                                              FY 1996
             ------------------  --------------------------------------------------  -----------------------------------------------
             1ST QTR.  2ND QTR.  1ST QTR.  2ND QTR.  3RD QTR.  4TH QTR.     TOTAL    1ST QTR.  2ND QTR.  3RD QTR.   4TH QTR   TOTAL
             --------  --------  --------  --------  --------  --------  ----------  --------  --------  --------  -------- --------
Net Sales    $252,215  $248,333  $245,968  $281,661  $324,441  $305,789  $1,157,859  $205,857  $216,806  $264,237  $286,565 $973,465

Gross Profit   22,735    14,555    25,787    24,456    37,965    35,006     123,214    34,279    27,935    39,196    33,853  135,263

Net Income
(Loss) From
Continuing
Operations     (2,292)   (5,986)   (1,152)   (1,440)    6,812     2,560       6,780     2,523       155     4,202    14,050   20,930

Net Income
(Loss)         (2,292)   (5,986)   (1,154)   (1,440)    6,812     2,655       6,873     2,242      (904)    3,940    14,102   19,380

Net Income
(Loss) From
Continuing
Operations
Per Share      (41.85)  (109.29)   (20.40)   (25.97)   122.25     46.50      122.37     41.56      3.72     72.26    242.78   360.32

Net Income
(Loss) Per
Share          (41.85)  (109.29)   (20.44)   (25.98)   122.25     48.21      124.05     36.93    (14.31)    67.55    243.46   333.64

Cash
Dividends
Per Share           0         0        25        25        80       120         250        25        25        80       120      250

Book Value
Per Share       4,976     4,867                                               5,018                                            5,134


COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

     The table below sets forth historical earnings per share, cash dividends per share and book value per share data of ADM for the three months ended September 30, 1997 and the year ended June 30, 1997 and of MMC for the three months ended September 27, 1997 and the year ended March 29, 1997. The table also sets forth unaudited pro forma combined per share data of ADM and pro forma equivalent per share data of MMC for the three months ended September 30, 1997 and for the year ended June 30, 1997. The data should be read in conjunction with the historical financial statements and notes thereto attached to this Proxy Statement/Prospectus and the selected historical financial data included elsewhere in this Proxy Statement/Prospectus. The pro forma data give effect to the Merger under the purchase method of accounting. The pro forma combined data are not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated at the beginning of the periods presented, nor are they necessarily indicative of the future consolidated operating results or financial position of ADM.




                                                       ADM                                         MMC
                                    ---------------------------------------    ----------------------------------------
                                    Three Months Ended       Year Ended        Three Months Ended          Year Ended
                                    September 30, 1997      June 30, 1997      September 27, 1997        March 29, 1997
                                    ------------------      -------------      ------------------        --------------
Historical:
   Earnings (Loss) Per Share              $0.24                $0.66               $(109.29)                $124.05
   Cash Dividends Paid Per
      Share                               0.048                 0.19                       -                 250.00
   Book Value Per Share                   11.00                10.85                4,867.00               5,018.00

                                    Three Months Ended           Year Ended
                                    September 30, 1997         June 30, 1997
                                    ------------------         -------------
Pro Forma Combined (1)
  Earnings  Per Share                       $0.22                  $0.66
  Cash Dividends Paid Per
    Share                                   0.048                   0.19
  Book Value Per Share                      11.25                  11.10

MMC Pro Forma Equivalents (2)
  Earnings Per Share                       $55.58                $166.74
  Cash Dividends Per Share                  12.13                  48.00
  Book Value Per Share                   2,842.11               2,804.21
_______________________

(1) The pro forma combined data is presented as if the Merger had occurred at the beginning of fiscal year 1997.
(2) MMC pro forma equivalent data reflect the pro forma combined amounts per share multiplied by an assumed exchange ratio of 252.63 calculated on the basis of $21.375, the closing price of ADM Common Stock on the NYSE composite tape on November 28, 1997.

                               GENERAL INFORMATION

THE SPECIAL MEETING


     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the MMC Board for use at the Special Meeting to be held on December 30, 1997, and at any adjournments or postponements of that meeting. This Proxy Statement/Prospectus also constitutes the Prospectus of ADM with respect to the shares of ADM Common Stock to be issued in connection with the Merger.


     The Special Meeting has been called for the purpose of considering and voting upon a proposal to approve and adopt the Merger Agreement and the Merger, whereby ADMAC will be merged with and into MMC, with MMC continuing its operations as a wholly-owned subsidiary of ADM. The Merger will be accomplished under the Merger Agreement by a statutory merger of ADMAC with and into MMC in which all the outstanding shares of MMC Common Stock will be converted into the right to receive shares of ADM Common Stock. The stockholders of ADM will continue to hold their shares of ADM Common Stock without any change in number, designation, terms, or rights. Under the Merger Agreement, holders of MMC Common Stock will become stockholders of ADM and will receive a number of shares of ADM Common Stock (rounded to the nearest whole share) for each outstanding share of MMC Common Stock determined pursuant to the Average Price and the Exchange Ratio. See "The Merger--General" and "The Merger--Exchange of Shares."

     MMC's shareholders are also being asked to consider and vote upon a proposal to approve, for tax purposes, payments to members of MMC's senior management under the Change-of-Control Arrangements. The purposes of the shareholder approval are (i) to permit MMC to report the full amount of the payments under the Change-of-Control Arrangements as deductions for income tax purposes and (ii) to make it so that members of MMC's senior management receiving such payments should not be required to pay excise taxes on any portion of the payments. Shareholder approval for the payments under the Change-of-Control Arrangements is not a condition to either the consummation of the Merger or the payment by MMC of all such amounts due under the Change-of-Control Arrangements, since MMC is contractually obligated to make such payments. If consummated, the Merger would constitute a change of control of MMC. The Change-of-Control Arrangements include employment agreements, change-of-control agreements, termination agreements, agreements entered into pursuant to the MMC Restricted Stock Unit Plan, the MMC Restricted Stock Unit Plan for Outside Directors and certain retirement benefits.

     In addition to the foregoing proposals, MMC's shareholders may consider such other matters as may be properly brought before the Special Meeting.

VOTE REQUIRED AT SPECIAL MEETING

     Approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of two-thirds of the outstanding shares of MMC Common Stock entitled to vote thereon. Holders of MMC Common Stock who dissent from the approval and adoption of the Merger Agreement and the Merger may demand appraisal rights under Illinois Law if certain procedural criteria are met. See "Dissenters' Rights." Approval of the Change-of-Control Arrangements requires the affirmative vote of the holders of three-fourths of the outstanding shares of MMC Common Stock entitled to vote thereon.

     The MMC Board has fixed the close of business on December 1, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting or any and all adjournments or postponements thereof. At that date, there were 54,770 outstanding shares of MMC Common Stock entitled to vote at the Special Meeting and the record holders on that date will be entitled to one vote for each share held by them.



     On December 1, 1997 MMC's directors and executive officers, as a group, beneficially owned 179 shares (or approximately 0.3%) of the outstanding shares of MMC Common Stock on that date. The MMC Employee's Profit Sharing Plan and CMF Foundation beneficially own in the aggregate 28,711 shares (or approximately 52.4%) of the outstanding MMC Common Stock entitled to vote at the Special Meeting. The MMC Employee's Profit Sharing Plan and CMF Foundation have executed voting agreements with ADM by which such MMC shareholders have agreed to vote their shares of MMC Common Stock "FOR" approval and adoption of the Merger Agreement and the Merger. All directors and executive officers of MMC have indicated orally that they will vote all outstanding shares of MMC Common Stock beneficially owned by them "FOR" approval and adoption of the Merger Agreement and the Merger. The MMC Employee's Profit Sharing Plan and CMF Foundation have indicated orally that they will vote all outstanding shares of MMC Common Stock held by them "FOR" approval, for tax purposes, of the Change-of-Control Arrangements.



     The presence at the Special Meeting in person or by proxy of the holders of a majority of the shares of MMC Common Stock outstanding on December 1, 1997 is required to constitute a quorum. At that date, there were 54,770 outstanding shares of MMC Common Stock. For these purposes, shares of MMC Common Stock that are present or represented by proxy and entitled to vote at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on a matter or votes "ABSTAIN" ("abstentions"). A broker with discretionary authority failing to exercise its discretionary authority to vote shares with respect to a matter, but exercising its discretionary authority to vote on at least one other matter ("broker non-votes"), will be counted as present for quorum purposes but will not be counted as present and entitled to vote on a matter, for voting purposes. Only shares of MMC Common Stock voted for the approval of a matter, excluding abstentions and broker non-votes, will be counted as voting for approval in determining whether a matter is approved by the shareholders of MMC. As a consequence, abstentions and broker non-votes will have the same effect as votes against approval of the Merger.


     If a quorum is not present at the Special Meeting, the shareholders present, by vote of a majority of the votes cast by shareholders entitled to vote thereon, may adjourn the Special Meeting, and at any such adjourned meeting at which a quorum is present any business may be transacted that might have been transacted at the Special Meeting as originally called and proxies will be voted thereat as directed.

SOLICITATION OF PROXIES

     Directors, officers and employees of MMC may solicit proxies from shareholders by personal contact, special letter, telephone, or facsimile transmission. MMC will bear the expenses of solicitation on its behalf. Directors, officers, and other employees of MMC will not be specially compensated for the solicitation of proxies. Brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward soliciting materials to the beneficial owners of MMC Common Stock owned of record by such organizations, and MMC may pay the reasonable expenses incurred in forwarding these materials.

     A proxy relating to the Special Meeting may be revoked by the shareholder at any time before it is exercised; however, mere attendance at the Special Meeting will not itself have the effect of revoking the proxy. An MMC shareholder may revoke a proxy before it is voted by executing and filing a subsequently dated proxy with MMC, by sending written notice of revocation received by MMC not later than the close of business on December 22, 1997, or by the holder of record voting in person at the Special Meeting.


     A proxy in the form accompanying this Proxy Statement/Prospectus, when properly executed and returned, will be voted in accordance with the instructions contained therein. A properly executed proxy on which no instruction has been indicated will be voted for approval and adoption of the Merger Agreement and the Merger and for the approval of certain payments under the Change-of-Control Arrangements.

OTHER MATTERS

     At the date of this Proxy Statement/Prospectus, the MMC Board does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this Proxy Statement/Prospectus. If any other matters properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to those matters in accordance with the judgment of the persons authorized to vote those proxies.


ITEM 1.  THE MERGER

                            BACKGROUND OF THE MERGER

     The terms and conditions of the Merger Agreement were determined through arm's-length negotiations between the senior managements and Boards of Directors of MMC and ADM. In determining the form of the transaction and calculation of the consideration, numerous factors were reviewed by the senior managements and Boards of Directors of MMC and ADM. See "Recommendations of the Boards of Directors and Reasons for the Merger." The following is a brief discussion of those negotiations and certain related events.


     Historically, the MMC Board has not sought or invited proposals from third parties to acquire MMC although business combinations have been discussed among the MMC Board and with third parties from time to time. No third party, however, has expressed an intent to make an offer to acquire MMC during the past eighteen months. The MMC Board has followed a long-term strategic objective of internal and external growth and diversification of MMC as a private, independent company. Since fiscal 1996, the MMC Board has appointed annually a Strategic Initiative Review Committee, which has reviewed from time to time and reported to the entire MMC Board on issues related to long-term strategic planning. The current members of the committee are Thomas L. Shade (Chairman), William D. George, Jr., J. Douglas Gray and Robert J. Ireland. As part of its strategy, MMC continuously evaluates and maintains a variety of contacts with members of its industry for potential business combinations, joint ventures and acquisitions and dispositions of businesses and business units.


     In early July 1997, an agent of ADM contacted Thomas M. McKenna, President, Chief Executive Officer and a director of MMC, to indicate that ADM may be interested in a business combination with MMC. Mr. McKenna advised the ADM agent of MMC's long-term strategy. As a result of this unsolicited contact and at the request of ADM, representatives of ADM's top management met with Mr.

McKenna and Alfred L. Williams, Jr., Vice President of Finance, Chief Financial Officer, and Treasurer of MMC, in mid-July to discuss ADM's interest in a business combination with MMC.

     On July 18, 1997, Mr. McKenna consulted with the members of the Strategic Initiative Review Committee regarding his discussions with ADM concerning a possible business combination. Representatives of ADM and MMC met on July 21, 1997, to discuss the general business terms of such a business combination.


     During the MMC Board's Strategic Planning Retreat and meeting on July 23 through July 25, 1997, MMC's senior management reported first to the Strategic Initiative Review Committee and later to the entire MMC Board concerning its discussions with ADM and the proposed terms of a possible business combination. Three investment banking firms, including Merrill Lynch, made presentations to the MMC Board concerning the business of MMC and the strategic alternatives available to it. After the investment bankers' presentations and an extensive review of the proposed terms, including the possibility of approaching other potential acquirers or exploring other transactions, the MMC Board affirmed management's authority to proceed with the negotiations exclusively with ADM. MMC did not seek and is not now seeking an alternative acquirer. Following the decision to proceed, the MMC Board selected Merrill Lynch to act as MMC's financial adviser in connection with a business combination with a third party, such as the Merger, subject to the negotiation and execution of a satisfactory letter agreement concerning the engagement.



     MMC's management, particularly, Mr. Williams, MMC's Chief Financial Officer, along with its legal advisers then negotiated the detailed terms, provisions and conditions of the Merger Agreement and related agreements over the course of the next seven weeks. The negotiations concerning the Exchange Ratio centered on ADM's desire to purchase MMC at a price approximating book value (at that time approximately $4,940 per share) and MMC's desire to receive a price in excess of book value. The parties compromised at an Exchange Ratio with $5,400 per share as the Base Value. The parties also agreed that the Exchange Ratio would be adjusted downward if the shareholders' equity of MMC, determined under generally accepted accounting principles as of the date 15 days before the Closing Date, was less than $265 million.


     MMC's management reported again to the MMC Board during a special meeting on August 22, 1997. Management and its legal and financial advisers reviewed the proposed terms of the Merger Agreement, and the Board engaged in lengthy discussions about the merits and terms of the Merger and authorized management to continue to negotiate the Merger Agreement.

     On August 28, 1997, MMC formally engaged Merrill Lynch to act as its financial adviser in connection with a business combination with a third party, such as the Merger, pursuant to a letter agreement of the same date.


     From August 29, 1997 through September 2, 1997, the parties continued to negotiate the other terms and provisions of the Merger Agreement.


     On September 3, 1997, the MMC Board held a special meeting and received a detailed report of the terms and provisions of the Merger Agreement and related agreements as negotiated by MMC's management and legal advisers and Merrill Lynch's oral presentation and written opinion, based upon and subject to the matters referred to therein, that the Exchange Ratio was fair from a financial point of view to MMC's shareholders. The MMC Board then determined that the terms of the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, MMC and its shareholders, and accordingly, each of the directors approved the Merger Agreement and the Merger and resolved to recommend that MMC's shareholders vote for the approval and adoption of the Merger Agreement and the Merger at a special meeting of MMC's shareholders to be held for that purpose. See "Recommendation of the Board of Directors and Reasons for the Merger."

     On Friday, September 12, 1997, the Merger Agreement was executed, and later that day the parties issued a joint press release announcing the proposed Merger.


     Certain directors and officers of MMC have interests in the Merger different from the interests of other MMC shareholders. See "The Merger-- Conflicts of Interests of Certain Persons in the Merger."


                    RECOMMENDATION OF THE BOARD OF DIRECTORS
                           AND REASONS FOR THE MERGER

     The MMC Board believes that the terms of the Merger are fair to, and in the best interests of, MMC and its shareholders. ACCORDINGLY, THE MMC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF MMC COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. The MMC Board has retained the right, under certain circumstances, to withdraw, modify, or amend the foregoing recommendation of the MMC Board. See "The Merger--No Solicitation of Acquisition Transactions."

     The MMC Board believes that the Merger will permit the shareholders of MMC to participate in a financially stronger, better diversified, cost efficient, and more competitive combined company through a tax-free reorganization, with taxes incurred only upon the ultimate sale of the shares of ADM Common Stock to be received in the Merger. See "The Merger--Federal Income Tax Consequences."

     In deciding to pursue a strategic business combination transaction with ADM instead of remaining independent, the MMC Board evaluated with MMC senior management their plans for the conduct of MMC's businesses on a stand-alone basis. The analysis included a review of the historical financial condition and results of operations of MMC and its subsidiaries, the profitability of various lines of business, the current competitive environment in the agricultural products industry, the changes required to be implemented to achieve satisfactory profitability, and the achievability of strategic goals.

     At its meeting on August 22, 1997, the MMC Board reviewed in detail the proposed terms of the Merger Agreement with senior management and its financial and legal advisers. Merrill Lynch answered questions from the MMC Board concerning Merrill Lynch's analysis of the financial terms of the Merger.

     On September 3, 1997, the MMC Board again discussed the proposed terms of the Merger Agreement with senior management and its financial and legal advisers. Merrill Lynch then delivered its opinion to the effect that the Exchange Ratio in the Merger is fair to the shareholders of MMC from a financial point of view (see "Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated"). After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed herein and the opinion and presentation of Merrill Lynch, the MMC Board unanimously determined the Merger to be advisable and in the best interests of MMC and its shareholders and approved the Merger Agreement and the transactions contemplated thereby.

    In reaching its decision to approve and adopt the Merger Agreement on September 3, 1997, the MMC Board consulted with MMC senior management and its financial and legal advisers and considered many factors, including, but not limited to, those listed above and the following:

    (i) historical information on both a line of business and company-wide basis regarding the financial condition, capital levels, asset quality, cash flow, operations, earnings, businesses and prospects of MMC;

    (ii) the fact that the MMC shareholders will exchange their shares of MMC Common Stock for a security that is publicly traded and thus more liquid;


    (iii) the financial analyses and other information with respect to MMC presented at the July 23, 1997 Board of Directors Retreat by MMC management, the Strategic Initiative Review Committee, Merrill Lynch and the other investment banking firms, including a description by business unit of current business conditions, market and operating environment assumptions through the year 2001 and resulting financial projections through 2001 and the business prospects and outlook for MMC, as well as the MMC Board's own knowledge of MMC and its businesses. (The financial projections considered by the MMC Board are the same projections prepared by MMC for the years 1998 through 2001 and described in detail below under the descriptions of Merrill Lynch's Discounted Cash Flow Analysis and Breakup Analysis. Using these projections and the other factors enumerated herein, the Board concluded that the business prospects and outlook for MMC following the Merger with a subsidiary of ADM would be more attractive potentially than the prospects and outlook of MMC on a stand-alone basis. Specifically, the MMC Board concluded that while the prospects for Agri Sales Inc.'s edible bean business were favorable, they presented too small of a portion of MMC's overall business to counteract the unfavorable prospects for MoorMan's, Inc.'s feed business and the fair prospects for Quincy Soybean Company's crushing business);


    (iv) the current economic and competitive operating environment and the opportunities for growth and diversification that are more readily available to ADM than to MMC on a stand-alone basis;

    (v) the potential effect on shareholder value of MMC continuing as an independent entity compared to the effect of its combining with ADM in light of the factors summarized herein with respect to the financial condition and prospects of MMC in the current economic environment (including risks arising in connection with general industry conditions, general economic conditions and general financial market conditions);

    (vi) the opportunity for MMC shareholders to participate in the combined company in the Merger, which was expected to have a greater potential for profits and growth and future increase in shareholder value than MMC could have alone;

    (vii) the presentations made by Merrill Lynch and the opinion of Merrill Lynch, dated September 3, 1997, that the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of MMC Common Stock (see "Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated");

    (viii) the strategic fit of the MMC and ADM businesses, the compatible operating philosophies of the two companies and the synergies and potential operating efficiencies discussed above that could result from ADM acquiring MMC;

    (ix) the MMC Board's review with its legal and financial advisers of the provisions of the Merger Agreement, including the provisions in the Merger Agreement that would permit the MMC Board, in the exercise of its fiduciary duties, to supply information to, and to cooperate and negotiate a superior Acquisition Proposal with, third parties following the execution of the Merger Agreement, and to withdraw or modify its recommendation in favor of the Merger (see "The Merger--No Solicitation of Acquisition Proposals");

    (x) the expectation that the Merger would be tax free for federal income tax purposes to MMC and its shareholders;

    (xi) the various differences between the rights and preferences of the holders of shares of MMC Common Stock and the holders of ADM Common Stock, as discussed below under "Comparative Rights of Shareholders of MMC and ADM";

    (xii) the fact that the Merger is conditioned upon approval by the holders of two-thirds of the outstanding shares of MMC Common Stock;


    (xiii) the interests of certain officers and directors of MMC in the Merger, including the matters described below under "The Merger--Conflicts of Interests of Certain Persons in the Merger," and the fact that such officers and directors have interests in the Merger that are different from the interests of other MMC shareholders; and

    (xiv) the fact that the Merger offers an attractive opportunity for the MMC shareholders to receive a 9.3% premium over the book value of MMC Common Stock as of August 2, 1997, the latest date for which financial information was available.


    The foregoing discussion of the information and factors considered by the MMC Board is not intended to be exhaustive, but is believed to include all of the material factors considered by the MMC Board in connection with its evaluation of the Merger. In view of the wide variety of factors considered and the complexity of such matters, the MMC Board did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, the MMC Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to its ultimate determination but, rather, conducted a wide ranging discussion of the factors described above, including asking questions of MMC's management and its legal and financial advisers, following which the MMC Board reached a general consensus that the Merger was in the best interests of MMC and its shareholders. Individual members of the MMC Board may have felt differently about, and may have given different weight to, different factors.

    On balance, however, the discussions among the members of the MMC Board evidenced the general view that the factors enumerated above were regarded as supporting the MMC Board's determination to approve the Merger and the Merger Agreement.

    THE BOARD OF DIRECTORS OF MMC HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AS BEING IN THE BEST INTERESTS OF SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.


            OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

GENERAL

    Merrill Lynch has rendered a written opinion dated September 3, 1997 to the MMC Board that the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of the MMC Common Stock. THE FULL TEXT OF MERRILL LYNCH'S OPINION IS ATTACHED HERETO AS EXHIBIT B. THE SHAREHOLDERS OF MMC ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, BY MERRILL LYNCH IN CONNECTION THEREWITH. THE OPINION OF MERRILL LYNCH IS ADDRESSED TO THE MMC

BOARD AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY MMC TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MMC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE PROPOSED MERGER OR AS TO ANY OTHER ACTION SUCH SHAREHOLDER SHOULD TAKE IN CONNECTION WITH THE PROPOSED MERGER.

    Merrill Lynch is a globally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of securities and similar activities. Merrill Lynch was selected by the MMC Board on the basis of its qualifications, reputation and experience.

    Merrill Lynch was engaged by the MMC Board as an independent contractor to provide general financial advisory services with respect to the Merger. Merrill Lynch was not authorized by MMC or the MMC Board to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of MMC. Except for the foregoing, no limitations were placed on Merrill Lynch by MMC with respect to the investigation made or the procedures followed by Merrill Lynch in preparing and rendering its opinion.

    Merrill Lynch did not express any opinion as to what value the ADM Common Stock will have when it is issued in the Merger or as to the price the ADM Common Stock will trade at after the announcement of the proposed Merger or after consummation of the Merger.

    The opinion of Merrill Lynch is necessarily based on information available, and financial, stock market, economic and other conditions and circumstances as they existed and could be evaluated, as of the date of the opinion. Although subsequent developments may affect the opinion, Merrill Lynch does not have any obligation to update, revise or reaffirm the opinion.

    Merrill Lynch will receive a fee from MMC for its services. See "--Fees Payable to Merrill Lynch" below. In addition, MMC has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. Merrill Lynch has advised MMC that, in the ordinary course of its securities business, it may actively trade debt or equity securities of ADM for its own account and the accounts of its customers. Accordingly, Merrill Lynch from time-to-time may hold a long or short position in ADM securities.

MATERIALS AND INFORMATION CONSIDERED WITH RESPECT TO THE MERGER

    In connection with its opinion, Merrill Lynch, among other things:
(i) reviewed MMC's audited financial information for the five fiscal years ended March 29, 1997 and MMC's unaudited financial information for the four-month periods ending August 2, 1997 and 1996; (ii) reviewed ADM's Annual Reports to Shareholders, Forms 10-K and related financial information for the five fiscal years ended June 30, 1996 and ADM's Forms 10-Q and the related unaudited financial information for the quarterly periods ending September 30, 1996; December 31, 1996; and March 31, 1997; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, and prospects of MMC, furnished to Merrill Lynch by MMC; (iv) conducted discussions with members of senior management of MMC concerning its respective businesses and prospects; (v) reviewed the market prices and valuation multiples for ADM Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed relevant; (vi) reviewed the results of operations of MMC and ADM and compared them with those of certain companies which Merrill Lynch deemed to be relevant; (vii) compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (viii) reviewed a draft dated August 27, 1997 of the Merger Agreement; and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary.

    In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available and did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of ADM. In addition, Merrill Lynch did not assume any responsibility to conduct any physical inspection of the properties or facilities of ADM. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by MMC, Merrill Lynch assumed that it had been reasonably prepared and reflected the best currently available estimates and judgment of the managements of MMC as to the expected future financial performance of MMC. While Merrill Lynch did not receive any financial forecasts from, or relating to ADM, Merrill Lynch has conducted discussions with management of ADM limited to the possible existence of undisclosed conditions that may affect the market prices at which ADM Common Stock has traded recently and such management's views as to the accuracy and reasonableness of estimates and reports with respect to the future financial and operating performance of ADM published by analysts. Merrill Lynch's opinion is predicated on the Merger qualifying as a tax-free reorganization for U.S. federal income tax purposes and assumes that the final form of the Merger Agreement is substantially similar to the last draft reviewed by it.

    Set forth below is a brief summary setting forth the material analyses presented by Merrill Lynch to the MMC Board in connection with its written opinion as to the fairness, from a financial point of view, of the Exchange Ratio on the date the MMC Board approved the Merger Agreement. Unless otherwise specified, all ratios and other financial information described below are based on financial data as of or for the 12 months ended August 2, 1997.

ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES

    Merrill Lynch compared certain financial and operating information and ratios for MMC with the corresponding financial and operating information for the following eleven publicly traded companies (the "Public Comparables") that Merrill Lynch deemed to be reasonably comparable to MMC for purposes of this analysis. The Public Comparables were American Rice, Inc.; Archer-Daniels-Midland Company; ConAgra, Inc.; CPC International Inc.; DEKALB Genetics Corporation; ERLY Industries Inc.; High Plains Corporation; Imperial Holly Corporation; Midwest Grain Products, Inc.; Pioneer Hi-Bred International, Inc.; and Riviana Foods Inc.

    Merrill Lynch analyzed, among other things, the market price per share of common stock of each Public Comparable as of August 26, 1997 and market capitalization (defined to be the market value of the common stock plus preferred equity at liquidation value, total debt and minority interests less cash and marketable securities) as a multiple of average earnings before interest, taxes, depreciation and amortization ("EBITDA") for the last three fiscal years. Applying a range of multiples (which were derived from the Public Comparable information analyzed by Merrill Lynch) of 9.0x to 11.0x to MMC's three-year average EBITDA, Merrill Lynch calculated the implied equity value of a share of MMC Common Stock to range between $2,940 and $3,796.

COMPARABLE TRANSACTION ANALYSIS

    Merrill Lynch reviewed certain publicly available information relating to the following six transactions involving the acquisition of companies involved in the agriculture business: Eridania Beghin-Say S.A.'s acquisition of American Maize Products Co.; ADM's acquisition of Acatos & Hutcheson PLC; American Maize Products Co.'s acquisition of American Fructose Corp.; Zapata Corp.'s sale to an investor group; Tate & Lyle PLC's acquisition of Staley Continental; and Imperial Sugar Co.'s acquisition of Holly Sugar Corporation (collectively, the "Comparable Transactions"). For each such transaction, Merrill Lynch reviewed the transaction value as a multiple of latest twelve months ("LTM") EBITDA of the target company. Applying a range of multiples (which were derived from the Comparable Transactions information analyzed by Merrill Lynch) of 4.2x to 9.6x to MMC's three-year average EBITDA, Merrill Lynch calculated the implied equity value per share of MMC Common Stock to range between $886 and $3,197.

    No company or transaction used in the above analyses as a comparison is identical to MMC, ADM or the contemplated transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors which could affect the value of the companies to which they are being compared. Mathematical analysis is not, in itself, a meaningful method of using comparable company data.

DISCOUNTED CASH FLOW ANALYSIS


    Merrill Lynch performed a discounted cash flow analysis of MMC based upon estimates of projected financial performance prepared by MMC's management for the years 1998 to 2001, and estimated by Merrill Lynch for 2002. The material assumptions underlying the projected stream of cash flows for the years ending March 31, 1998 though March 31, 2002 include: net sales growth of -0.1%, 6.6%, 1.9%, 1.8% and 2.0%; projected gross margins of 17.5%, 19.4%, 19.6%, 19.7% and 19.7%; projected ratio of operating expenses to net sales of 17.2% for each such years; projected depreciation and amortization of $16.6 million, $17.4 million, $17.8 million, $18.2 million and $18.2 million; projected capital expenditures of $10.1 million, $12.3 million, $8.6 million, $8.8 million and $13.0 million; projected change in non-cash working capital of $12.1 million, $19.9 million, -$7.2 million, -$6.1 million and -$4.6 million and an income tax rate of approximately 40%. Utilizing these projections, Merrill Lynch calculated a range of present values for MMC based upon the discounted net present value of the sum of (i) the projected stream of after-tax unlevered free cash flows of MMC (defined as operating cash flow available after working capital, capital spending and tax requirements) to the year 2002 and (ii) the projected terminal value of MMC at that year based upon a range of multiples of MMC's projected EBITDA in such year. Applying a discount rate of 13.0% and multiples of terminal EBITDA ranging from 4.5x to 6.5x, Merrill Lynch calculated the implied equity value per share of MMC Common Stock to range between $3,036 and $4,053 per share.


BREAKUP ANALYSIS


    Merrill Lynch also analyzed the implied equity value of MMC on a breakup analysis basis, as if the three businesses, Agri Sales, Inc., Quincy Soybean Co., and MoorMan's, Inc., were each sold separately. Each of the three companies was separately valued using the three valuation techniques discussed above: analysis of selected publicly traded comparable companies, comparable transactions analysis, and discounted cash flow analysis. An important consideration to be noted in this analysis is that MMC has approximately $12 million of corporate overhead expenses for the year ending March 1997. MMC's management estimated that each of the three businesses could possibly be operated with only $1 million of corporate overhead expenses if owned by certain strategic buyers. Therefore, for the purpose of this analysis only $1 million of corporate overhead expenses were allocated to each of the three businesses, for a total of $3 million. It is also important to note that the sale of any of the three businesses could produce a taxable event for MMC, thus leaving less consideration to be distributed to the MMC shareholders.



    Using an analysis of financial and operating information of selected publicly traded companies that it deemed to be reasonably comparable to the three businesses for this purpose, Merrill Lynch determined that the implied enterprise values of Agri Sales, Inc., Quincy Soybean Company and MoorMan's, Inc. were within ranges of $94.8 to $115.9 million, $100.1 to $122.3 million, and $116.4 to $142.3 million, respectively. After adjusting for net debt, Merrill Lynch determined that the implied equity value per share of MMC Common Stock under this analysis was within a range of $4,771 to $6,034. In performing this analysis, Merrill Lynch analyzed the market price per share of common stock of each of the comparable companies as of August 26, 1997 and market capitalization as a multiple of EBITDA for the last three fiscal years. Merrill Lynch applied a range of multiples, derived from its public comparable information, of 9.0x to 11.0x to the three-year average EBITDA for each of Quincy Soybean Company and MoorMan's, Inc. and to the projected EBITDA for Agri Sales, Inc. for the fiscal year ending March 1998, as Agri Sales, Inc. has not been owned by MMC for three years.


    Using an analysis of comparable transactions, Merrill Lynch determined that the implied enterprise values of Agri Sales, Inc., Quincy Soybean Company and MoorMan's, Inc. were within ranges of $44.3 to $101.2 million, $46.7 to $106.8 million, and $54.3 to $124.2 million, respectively. After adjusting for net debt, Merrill Lynch determined that the implied equity value per share of MMC Common Stock was within a range of $1,740 to $5,152. For each comparable transaction, Merrill Lynch reviewed the transaction value as a multiple of LTM EBITDA of the target company. Merrill Lynch applied a range of multiples, derived from publicly available information relating to the comparable transactions, of 4.2x to 9.6x to the three-year average EBITDA for each of Quincy Soybean Company and MoorMan's, Inc. and to the projected EBITDA for Agri Sales, Inc. for the fiscal year ending March 1998.

    Using a discounted cash flow analysis, Merrill Lynch determined that the implied enterprise values of Agri Sales, Inc., Quincy Soybean Company and MoorMan's, Inc. were within ranges of $107.6 to $132.8 million, $96.8 to $128.6 million, and $41.0 to $59.8 million, respectively. After adjusting for net debt, Merrill Lynch determined that the implied equity value per share of MMC Common Stock was within a range of $3,568 to $4,952. The material assumptions supplied by MMC's management underlying the projected streams of cash flows for each of the three companies for the years ending March 31, 1998 though 2001, and estimated by Merrill Lynch for 2002, included annual changes in net sales growth, gross margins, ratio of operating expenses to net sales, depreciation and amortization, capital expenditures and non-cash working capital, and an income tax rate of approximately 40%.

    The material assumptions supplied by MMC's management underlying the projected stream of cash flows of Quincy Soybean Company for the years ending March 31, 1998 through 2001, and estimated by Merrill Lynch for 2002 include: net sales growth of -6.8%, 2.0%, 0.1%, 0.0% and 0.0%; projected gross margins of 7.2%, 9.7%, 9.7%, 9.7% and 9.7%; projected ratio of operating expenses to net sales of 7.4%, 7.5%, 7.5%, 7.6% and 7.6%; projected depreciation and amortization of $8.5% million, $8.6% million, $8.8 million, $9.0 million and $9.2 million; projected capital expenditures of $2.0 million, $4.0 million, $4.0 million, $4.0 million and $4.0 million; projected change in non-cash working capital of $0.3 million, $0.0 million, -$0.1 million, $0.0 million and $0.0 million; and an income tax rate of approximately 40 percent. The value of this business was obtained by applying a range of discount rates of 13.0% and 12.0% and multiples of terminal EBITDA ranging from 4.0x to 6.0x.

    The material assumptions supplied by MMC's management underlying the projected stream of cash flows of MoorMan's, Inc. for the years ending March 31, 1998 through 2001, and estimated by Merrill Lynch for 2002 include: net sales growth of 0.8%, 4.2%, 2.9%, 2.4% and 2.4%; projected gross margins of 48.0%, 49.2%, 49.3%, 49.4% and 49.4%; projected ratio of operating expenses to net sales of 45.2%, 46.9%, 46.3%, 45.8% and 45.8%; projected depreciation and amortization of $4.7 million, $5.3 million, $5.3 million, $5.3 million and $5.5 million; projected capital expenditures of $6.1 million, $6.0 million, $2.5 million, $2.5 million and $3.0 million; projected change in non-cash working capital of -$5.6 million, $1.9 million, -$1.4 million, -$1.5 million and -$1.6 million; and an income tax rate of approximately 40 percent. The value of this business was obtained by applying a range of discount rates of 13.0% and 12.0% and multiples of terminal EBITDA ranging from 3.5x to 5.5x.

    The material assumptions supplied by MMC's management underlying the projected stream of cash flows of Agri Sales, Inc. for the years ending March 31, 1998 through 2001, and estimated by Merrill Lynch for 2002 include: net sales growth of 24.1%, 24.2%, 5.6%, 5.6% and 5.6%; projected gross margins of 16.0%, 16.5%, 16.7%, 16.8% and 16.8%; projected ratio of operating expenses to net sales of 12.2%, 11.0%, 10.9%, 10.9% and 10.9%; projected depreciation and amortization of $3.4 million, $3.6 million, $3.7 million, $3.8 million and $4.1 million; projected capital expenditures of $2.0 million, $2.3 million, $2.1 million, $2.3 million and $2.5 million; projected change in non-cash working capital of $15.4 million, $18.0 million, -$1.9 million, -$1.4 million and -$4.4 million; and an income tax rate of approximately 40 percent. The value of this business was obtained by applying a range of discount rates of 13.0% and 12.0% and multiples of terminal EBITDA ranging from 5.0x to 7.0x.


ADM COMMON STOCK TRADING HISTORY

    Merrill Lynch also reviewed the performance of the closing per share market price and trading volume of ADM Common Stock for the period August 26, 1994 to August 26, 1997. The analysis indicated that, for the latest year, the market price per share of ADM Common Stock ranged from $16.42 to $22.67 and that for the latest three years, the market price per share of ADM ranged from $13.61 to $22.67.

COMPARISON OF ADM TO SELECTED COMPARABLE PUBLICLY TRADED COMPANIES

    Merrill Lynch compared certain financial and operating information and ratios for ADM with the corresponding financial and operating information for the following ten Public Comparables that Merrill Lynch deemed to be reasonably comparable to ADM for purpose of this analysis. The Public Comparables were American Rice, Inc.; ConAgra, Inc.; CPC International Inc.; DEKALB Genetics Corporation; ERLY Industries Inc.; High Plains Corporation; Imperial Holly Corporation; Midwest Grain Products, Inc.; Pioneer Hi-Bred International, Inc.; and Riviana Foods Inc. Earnings estimates for the Public Comparables were based on IBES and First Call data. IBES and First Call are on-line data services that monitor and publish a compilation of earnings estimates produced by selected research analysts on certain public companies.


    Merrill Lynch analyzed, among other things, the market price per share of common stock of each Public Comparable and ADM as of August 26, 1997 (the "August 26, 1997 Closing Price") as a multiple of LTM earnings per share ("EPS"), and 1997 and 1998 projected EPS, and market capitalization (defined to be the market value of the common stock plus preferred equity at liquidation value, total debt and minority interests less cash and marketable securities) as a multiple of EBITDA and earnings before interest and taxes ("EBIT"). Merrill Lynch calculated the range of multiples for the Public Comparables as follows:
August 26, 1997 Closing Price to LTM EPS resulted in a range of 5.8x to 44.7x (with ADM at 30.7x); August 26, 1997 Closing Price to 1997 and 1998 projected EPS resulted in a range of 12.5x to 47.6x (with ADM at 17.2x), and 8.2x to 38.7x, respectively (with ADM at 14.1x); and August 26, 1997 Closing Price to EBITDA and EBIT resulted in a range of 5.3x to 14.5x (with ADM at 11.3x), and 6.6x to 17.6x, respectively (with ADM at 16.9x). Merrill Lynch compared ADM's multiples to the multiples of the Public Comparables and determined that ADM's multiples were reasonable in comparison to the multiples of the Public Comparables.


LIMITATIONS ON OPINION


    The information above summarizes the material analyses prepared by Merrill Lynch in connection with its opinion. This summary does not purport to be a complete description of the analyses performed by Merrill Lynch in connection with the rendering of its fairness opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part or all of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the Merrill Lynch presentation and opinion. In arriving at its opinion Merrill Lynch did not quantify the relative significance of the various analyses it performed. The range in calculations resulting from any particular analysis described above should not be taken to be Merrill Lynch's view of the actual value of MMC, which may be significantly more or less favorable than as set forth therein. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any of the other analyses referred to in the summary above.


    In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of MMC or ADM. These analyses were prepared solely as part of Merrill Lynch's analysis of the fairness of the Exchange Ratio in the Merger, from a financial point of view, to the shareholders of MMC and were provided to the MMC Board in connection with the delivery of Merrill Lynch's opinion. Because any estimates contained in the analyses performed by Merrill Lynch are inherently subject to uncertainty, the opinion of Merrill Lynch clearly sets forth the assumptions Merrill Lynch relied upon in making the estimates. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may be traded in the future.

    As described above, Merrill Lynch's opinion and presentation to the MMC Board is just one of the many factors taken into consideration by the MMC Board.

FEES PAYABLE TO MERRILL LYNCH

    MMC's engagement of Merrill Lynch provides for a fee of $50,000 payable upon execution of the Merrill Lynch engagement letter and an additional fee of $250,000 payable upon delivery of its opinion to the MMC Board. An additional fee of $50,000 is payable if Merrill Lynch is called upon to perform additional analyses with respect to the Merger. Merrill Lynch has delivered an invoice to MMC for $300,000 in connection with its delivery of the fairness opinion. If Merrill Lynch is requested to perform and completes additional analysis relative to an offer from ADM, but does not advise or participate in the negotiation of the offer, Merrill Lynch will be entitled to an additional fee of $50,000. If the Merger is not consummated with ADM pursuant to the Merger Agreement and Merrill Lynch is asked to assist MMC in identifying purchasers or in analyzing, structuring, negotiating and effecting proposed business combinations, and if within the period of Merrill Lynch's engagement under the agreement or within one year thereafter (a) a business combination is consummated with the purchaser
(i) that Merrill Lynch identified, (ii) as to which Merrill Lynch advised MMC or
(iii) with which MMC or Merrill Lynch had discussions regarding a business combination, or (b) MMC enters into an agreement with any such purchaser that subsequently results in a business combination, Merrill Lynch will be entitled to an additional fee of an amount equal to one percent of the aggregate purchase price in such business combination in cash upon consummation of such business combination. However, if the purchaser is ADM, which already had discussions with MMC prior to the date of the letter agreement, the additional fee would be in an amount equal to 0.65 percent of the aggregate price paid in such business combination. Any fees previously paid to Merrill Lynch for the preparation of the fairness opinion and any subsequent work would be deducted from any fee to which Merrill Lynch becomes entitled pursuant to its involvement. MMC has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including reasonable attorneys' fees and disbursements, and to indemnify Merrill Lynch against certain liabilities, including certain liabilities under the federal securities laws.

    Merrill Lynch has been engaged from time-to-time to underwrite debt and equity securities of ADM and to provide other financial services to ADM. All such relationships with ADM have been in the ordinary course of business of Merrill Lynch, and fees paid in connection therewith were negotiated on an arm's-length basis.


                                      THE MERGER

    SET FORTH BELOW IS A SUMMARY OF THE MATERIAL TERMS OF THE MERGER AGREEMENT, A COMPLETE COPY OF WHICH IS ATTACHED AS EXHIBIT A TO THIS PROXY
STATEMENT/PROSPECTUS. ALL SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

GENERAL

    Under the terms of the Merger Agreement, upon consummation of the Merger, each share of MMC Common Stock outstanding at the Effective Time will be converted, without any action on the part of the holder thereof, into the right to receive a number (equal to the Exchange Ratio) of shares of ADM Common

Stock, rounded to the nearest whole share. The Exchange Ratio is calculated by dividing the Base Value ($5,400) by the Average Price. The Closing is expected to occur three days after the vote of MMC's shareholders at the Special Meeting.


    The Merger Agreement provides for adjustments to the Exchange Ratio if the shareholders' equity of MMC, calculated under generally accepted accounting principles, on the date 15 days before the Closing Date is less than $265 million. In that case, the Exchange Ratio will be recalculated by reducing the Base Value by an amount equal to the quotient of (1) the difference between $265 million and the actual MMC shareholders' equity on that date divided by (2) 54,770 (the number of outstanding shares of MMC Common Stock); provided, however, that the Base Value will not be lower than $5,126.13. The shareholders' equity of MMC has exceeded $265 million since fiscal year 1989. The management of MMC believes that the shareholders' equity of MMC will exceed $265 million at the measurement date. The shareholders' equity of MMC was approximately $268.9 million at November 1, 1997.


EFFECTIVE TIME AND EFFECT OF THE MERGER


    If the Merger Agreement and the Merger are approved and adopted by the requisite vote of the MMC shareholders and all other conditions to the obligations of the parties to consummate the Merger are satisfied or waived, the Merger will become effective upon the appropriate filing of a Certificate of Merger with the Delaware Secretary of State and the issuance of a Certificate of Merger by the Illinois Secretary of State. The Effective Time is expected to occur on December 30, 1997.



    At the Effective Time, ADMAC will be merged with and into MMC, with no change in MMC's powers and obligations. The separate corporate existence of ADMAC will terminate upon consummation of the Merger, and MMC, as the surviving
corporation, will continue as a wholly   owned subsidiary of ADM.  Under the
Merger Agreement each then-outstanding share of MMC Common Stock will be converted automatically into a number of shares of ADM Common Stock equal to the Exchange Ratio. Thereafter, holders of certificates formerly representing outstanding shares of MMC Common Stock at the Effective Time will be entitled to surrender these certificates to Harris Trust and Savings Bank, ADM's stock transfer agent, which will act as the exchange agent for purposes of exchanging these certificates for certificates representing shares of ADM Common Stock.
The Exchange Ratio is subject to appropriate adjustment to reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into ADM Common Stock or MMC Common Stock), exchange of shares, reclassification, reorganization, recapitalization, or other similar change with respect to the ADM Common Stock or the MMC Common Stock prior to the Effective Time.


EXCHANGE OF SHARES

    Each record holder at the Effective Time of a certificate or certificates previously representing shares of outstanding MMC Common Stock will be entitled, upon the surrender of the certificate or certificates to the Exchange Agent, promptly to receive in exchange therefor a certificate or certificates representing the number of whole shares of ADM Common Stock into which the shares of MMC Common Stock previously represented by the certificate or certificates so surrendered have been converted pursuant to the Merger Agreement. After the Effective Time, until surrendered, each certificate previously representing shares of MMC Common Stock will be deemed for all corporate purposes, other than payment of dividends, to evidence the ownership of the number of whole shares of ADM Common Stock into which the shares of MMC Common Stock have been converted. Until any such certificate has been surrendered, the holder of that certificate will not be entitled to receive payment of any dividends on those shares of

ADM Common Stock payable to the holder thereof after the Effective Time. Upon the surrender of a certificate previously representing shares of MMC Common Stock, the holder thereof will receive a certificate representing the number of whole shares of ADM Common Stock to which the holder is entitled and the amount of any dividends or other distributions that were payable to holders of record of ADM Common Stock on or after the Effective Time with respect to those shares of ADM Common Stock, without interest. Any dividends payable to holders of record of ADM Common Stock as of any record date prior to the Effective Time will not be payable to holders of certificates previously representing MMC Common Stock.

    Detailed instructions and transmittal materials will be mailed to MMC shareholders immediately after the Effective Time as to the method of exchanging certificates formerly representing shares of MMC Common Stock for certificates representing shares of ADM Common Stock. HOLDERS OF CERTIFICATES REPRESENTING SHARES OF MMC COMMON STOCK SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE APPROPRIATE TRANSMITTAL MATERIALS.

    The shareholders of ADM will continue to hold their shares of capital stock of ADM without any change in number, designation, terms or rights.

EMPLOYEE BENEFIT PLANS

    Under the Merger Agreement, ADM has agreed to honor all benefits accrued under any employee benefit plan, policy or agreement of MMC in accordance with respective terms of such plans and to the extent required by law and, specifically, to continue to provide benefits in accordance with the terms of the MMC Retired Employees' Medical Plan or a plan with benefits substantially similar to those provided to similarly situated persons under ADM's relevant plan for retired employees. ADM has agreed to provide all employees of MMC who remain employees after the Merger, credit for all service with MMC for eligibility and for vesting purposes for all employee benefits of ADM and shall offer such employees participation in all employee benefits of ADM offered to similarly situated employees of ADM. To the extent any such ADM benefit plans provide medical or dental welfare benefits, such benefit plans shall waive any pre-existing condition exclusions and waiting periods for plan participation unless the MMC employee was subject to one or more pre-existing condition exclusions in the comparable MMC plan and shall provide that any expenses incurred on or before the Merger shall be taken into account under the benefit plans of ADM for purpose of satisfying applicable deductible, co-insurance and maximum out-of-pocket provisions. Furthermore, for a period of nine months after the Merger, ADM shall make a severance payment (in accordance with the policy maintained by MMC prior to the Merger) to any MMC employee who is terminated without cause by ADM within such nine-month period. In connection with the Merger, ADM has made no commitments with respect to the continued employment of any employee of ADM or MMC.

CONDITIONS TO CONSUMMATION OF THE MERGER


    The obligations of each of ADM and MMC to consummate the Merger are subject to (i) the requisite approval of the shareholders of MMC with respect to the Merger Agreement and the Merger, (ii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act (the HSR Act waiting period terminated on October 19, 1997), (iii) the absence of any judicial order preventing or making illegal the consummation of the Merger, (iv) the effectiveness of the Registration Statement (of which this Proxy Statement/Prospectus constitutes a part) and all requisite post-effective amendments thereto and the absence of any stop-orders suspending the effectiveness thereof or proceedings initiated or, to the knowledge of the parties, threatened by the SEC for such purpose, (v) the listing (subject to official notice of issuance) on the NYSE of the shares of ADM Common Stock issuable in the Merger, (vi) the receipt of all consents, authorizations, orders and approvals of any governmental authority or other regulatory body (without material conditions) that are required in connection with the consummation of the Merger and related transactions, the failure of which to obtain would prevent the consummation of the Merger or would reasonably be expected to result in a material adverse change in the financial condition, results of operations or businesses of MMC on a consolidated basis after the Effective Time, and (vii) ADM shall have received all state securities or blue sky permits and other authorizations necessary to issue the shares of ADM Common Stock in exchange for the shares of MMC Common Stock and to consummate the Merger.

    Additional conditions to ADM's obligation to consummate the Merger include
(i) the accuracy in all material respects, as of the date of the Merger Agreement and the Closing Date, of the representations and warranties of MMC and the compliance with and performance of, in all material respects, all of the terms, covenants and conditions of the Merger Agreement to be complied with and performed by MMC prior to the consummation of the Merger, (ii) the receipt of an opinion of Schmiedeskamp, Robertson, Neu & Mitchell, counsel to MMC, (iii) the receipt of all material authorizations, consents, waivers, and approvals from parties to contracts or other arrangements to which MMC is a party that are necessary in connection with the consummation of the Merger and related transactions, (iv) the demand of statutory dissenters' rights by holders of no more than ten percent of the outstanding MMC Common Stock, and (v) the receipt from MMC's Chief Financial Officer of a certificate stating that MMC's shareholders' equity as of the date 15 days prior to the Closing Date is in excess of $250 million.

    Additional conditions to MMC's obligations to consummate the Merger include
(i) the accuracy in all material respects, as of the date of the Merger Agreement and the Closing Date, of the representations and warranties of ADM and the compliance with and performance of, in all material respects, all of the terms, covenants and conditions of the Merger Agreement to be complied with and performed by ADM prior to the consummation of the Merger, (ii) on the Closing Date, the fairness opinion from Merrill Lynch shall not have been withdrawn, modified or amended, (iii) the receipt of an opinion of David J. Smith, General Counsel of ADM, (iv) the receipt of a tax opinion of Winston & Strawn, special counsel to MMC, in form and substance reasonably satisfactory to the MMC Board, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code, and (v) the receipt of all material authorizations, consents, waivers, and approvals from parties to contracts or other arrangements to which MMC is a party that are necessary in connection with the consummation of the Merger and related transactions.

    Under the Merger Agreement, ADM has no obligation to consummate the Merger if any condition to its obligation to consummate the Merger is not satisfied on or prior to the Closing Date and MMC has no obligation to consummate the Merger if any condition to its obligation to consummate the Merger is not satisfied on or prior to the Closing Date. Any of the conditions to the obligation of ADM or MMC to consummate the Merger may be waived or modified by the party that is, or whose shareholders are, entitled to the benefits thereof. See "The Merger--Amendment, Terms and Waiver." Neither ADM nor MMC has any present intention to waive or modify any condition that it deems material. Obtaining the affirmative vote of more than three-fourths of the outstanding shares of MMC Common Stock to approve, for tax purposes, certain payments under the Change-of-Control Arrangements is not a condition to consummation of the Merger.

    Reference is made to Article VII of the Merger Agreement for a complete statement of the conditions precedent to the obligations of the respective parties to consummate the Merger.

REPRESENTATIONS, WARRANTIES AND COVENANTS

    In the Merger Agreement, ADM and MMC have made various representations, warranties, covenants and agreements, relating to, among other things, their respective businesses and financial condition, the accuracy of various filings with the SEC, the satisfaction of certain legal requirements for the Merger and the absence of certain material litigation. The representations and warranties of each of the parties to the Merger Agreement expire upon consummation of the Merger.

AMENDMENT, TERMINATION AND WAIVER

    The terms of the Merger Agreement may be amended or supplemented at any time by written agreement of ADM, ADMAC and MMC, but after the Merger Agreement has been approved and adopted by the shareholders of MMC, it may not be amended to alter the number of shares of ADM Common Stock to be exchanged for each share of MMC Common Stock or in any other way that would have a material adverse affect on the rights of MMC's shareholders, without the further approval of such shareholders. Any provision of the Merger Agreement may be waived at any time by the party that is, or whose shareholders are, entitled to the benefits thereof.


    Notwithstanding prior approval of the Merger Agreement and the Merger by the shareholders of MMC, the Merger Agreement may be terminated and the Merger and other transactions contemplated by it may be abandoned at any time prior to the Effective Time (i) by the mutual written consent of ADM and MMC, (ii) by either ADM or MMC, if the Merger has not been consummated on or before February 28, 1998, (iii) by either ADM or MMC, if the Merger Agreement and the Merger has been submitted to a vote of the shareholders of MMC at the Special Meeting, or any adjournments thereof, and was not approved by the requisite vote, (iv) by either ADM or MMC, if a condition to the terminating party's obligation to consummate the Merger cannot be met on the Closing Date and is not waived or cured within the prescribed time period, (v) by either ADM or MMC, if a final unappealable order to restrain, enjoin or otherwise prevent, the consummation of the Merger Agreement or the transactions contemplated in connection therewith, has been entered by a court of competent jurisdiction; (vi) by either ADM or MMC upon a material breach by the other party of any of its representations or warranties or covenants or agreements set forth in the Merger Agreement, which breach is not cured within the prescribed time period, (vii) by ADM, if ADM determines prior to the Closing Date that it is reasonably possible that the manufacture, sale and shipment by MMC of products, including soybean meal, containing dioxin has had or will have a material adverse effect on MMC, or
(viii) by either ADM or MMC, if the MMC Board withdraws or modifies its recommendation that shareholders approve the Merger. No party is obligated to pay any break-up fee if the Merger Agreement is terminated.


EXPENSES

    All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring the costs and expenses.

STOCK EXCHANGE LISTING

    ADM Common Stock is listed on the NYSE, and it is a condition to consummation of the Merger that the additional shares of ADM Common Stock issuable in the Merger have been approved for listing on the NYSE, subject to official notice of issuance.


CERTAIN LEGAL MATTERS


    Certain acquisition transactions such as the Merger are reviewed by the Antitrust Division of the Department of Justice or the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements of the HSR Act have been satisfied. ADM and MMC filed information with the Antitrust Division and the FTC under the HSR Act on September 19, 1997, and the waiting period under the HSR Act terminated on October 19, 1997.


    Consummation of the Merger is conditioned upon, among other things, the absence of any judicial, governmental, regulatory or administrative order preventing or making illegal the consummation of the Merger. In addition, consummation of the Merger is conditioned upon receipt of all consents, authorizations, orders and approvals of any governmental authority or other regulatory body (without material conditions) that are required in connection with the consummation of the Merger and related transactions, the failure of which to obtain would prevent the consummation of the Merger or would reasonably be expected to result in a material adverse change in the financial condition, results of operations or businesses of either MMC on a consolidated basis or ADM on a consolidated basis. The parties believe that the remaining required regulatory approvals are likely to be secured without the imposition of any conditions that would be materially burdensome. See "The Merger--Conditions to Consummation of the Merger."

CONDUCT OF BUSINESS PRIOR TO THE MERGER

    The Merger Agreement provides that, prior to the Effective Time, MMC will conduct its business only in the ordinary course of business and consistent with prior practice, and generally provides for certain restrictions with respect to MMC on, among other things, the issuance or other disposition, encumbrance or repurchase of capital stock of MMC or its subsidiaries, certain sales of assets of MMC or its subsidiaries, the declaration or payment of dividends on MMC Common Stock, the amendment of the corporate charters or bylaws of MMC or its subsidiaries, the acquisition of substantial assets, the incurrence of certain indebtedness and the issuance of debt securities, the making of certain capital expenditures, the granting of certain employee benefits or the adoption or amendment of employee benefit plans, or certain actions relating to the entering into, amendment in any material respect of, or termination or waiver of any material right under, certain contracts or arrangements material to MMC.

    The Merger Agreement further provides that, during the period in which the Average Price is calculated until the Effective Time, ADM will conduct its business only in, and will not take any material action except in, the ordinary course of business and consistent with past practices, and generally provides for certain restrictions with respect to ADM on, among other things, the issuance or other disposition, encumbrance or repurchase of capital stock, certain sales of assets of ADM or its subsidiaries, certain acquisitions of substantial assets, the incurrence of indebtedness and the issuance of debt securities, the making of certain capital expenditures, the amendment of the ADM Certificate or Bylaws or those of any of its subsidiaries, the declaration or payment of dividends (except for ADM's regular quarterly cash dividend on its outstanding Common Stock), or certain actions relating to the entering into, amendment in any material respect of, or termination or waiver of any material right under, certain contracts and arrangements material to ADM.

NO SOLICITATION OF ACQUISITION TRANSACTIONS

    Under the Merger Agreement, MMC has agreed that it will not, directly or indirectly, through any director, officer, employee, agent or representative, solicit, initiate or intentionally encourage submission of any inquiries, proposals or offers from any person or entity (other than ADM) relating to any merger, consolidation, share exchange, purchase or other acquisition of all or (other than in the ordinary course of business) any substantial portion of the assets of or any substantial equity interest in MMC or its subsidiaries or any business combination with MMC or its subsidiaries or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, MMC or its subsidiaries or afford access to the properties, books or records of MMC for the purposes of, or cooperate with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect an Acquisition Proposal. MMC may furnish information relating to MMC or its subsidiaries or afford access to the properties, books or records of MMC to, or enter into discussions or negotiations with, a third party interested in an Acquisition Proposal if (i) the MMC Board, after consultation with its financial adviser, determines in good faith such party's proposal is bona fide and superior to the Merger, (ii) upon advice of counsel, the MMC Board determines in good faith that such action is necessary for the MMC Board to comply with its fiduciary duties to MMC's shareholders under Illinois Law, and (iii) the third party has signed and delivered to MMC a confidentiality agreement. Following receipt of such a bona fide offer, MMC has agreed to promptly notify ADM of any inquiry or proposal made with respect to an Acquisition Proposal. Upon this notice, ADM will have the right to submit a counter offer to the MMC Board. If the MMC Board determines that ADM's counter offer is at least equal to the third-party offer, then MMC will be required to accept ADM's counter offer.

    If the MMC Board determines that the ADM counter-proposal does not equal or exceed the third party offer, then the MMC Board shall provide ADM notice of any deficiencies in the ADM counter-proposal and ADM shall have an opportunity to submit a modified proposal. The MMC Board shall then be obligated to accept the modified ADM proposal or provide written notice to ADM of any continuing deficiencies. ADM shall then have the opportunity to modify further its proposal. If ADM elects not to modify its proposal to match the third party offer within such time periods, then MMC will be free to accept and proceed with the third party offer. If ADM elects not to match the terms of the third party offer and the third party offer is modified in any material respect, then ADM's rights to submit counter-proposals under the Merger Agreement shall apply anew.

INDEMNIFICATION AND INSURANCE


    ADM has agreed that from and after the Effective Time the indemnification obligations of MMC set forth in the MMC Articles and Bylaws and the organizational documents of any of its subsidiaries, as in effect on the date of the Merger Agreement, as to any matter arising out of any action or omission of any person described in those indemnification provisions before the Effective Time (including any claim based upon or arising out of the Merger, this Proxy Statement/Prospectus or any of the transactions contemplated by the Merger Agreement) will continue, and those persons will be entitled to the full benefits of such provisions as if the provisions continued in full force and effect after the Effective Time. ADM further agrees to become directly liable for such obligations and liabilities with respect to indemnification and reimbursement of such persons to the extent of the difference between MMC's shareholders' equity as of the date any such claim arises after the Closing Date and the shareholders' equity of MMC on the Closing Date. In addition, ADM has agreed to provide directors' and officers' liability insurance coverage for the benefit of MMC's present or former directors and officers on substantially the same terms as that provided MMC's directors and officers currently for a period of six years after the Closing Date. See "The Merger--Conflicts of Interest of Certain Persons in the Merger."



CONFLICTS OF INTERESTS OF CERTAIN PERSONS IN THE MERGER


    In considering the MMC Board's recommendation of the Merger, MMC shareholders should be aware that certain directors and officers of MMC have interests in the Merger different from the interests of other MMC shareholders. The MMC Board was informed of the interests described herein prior to approving the Merger Agreement and the Merger.

    MMC has maintained in recent years various compensatory arrangements with members of MMC's senior management, under which such persons would receive payments and other benefits upon a change of control of MMC, provided certain other conditions are fulfilled. These Change-of-Control Arrangements include change-of-control agreements, termination agreements, agreements entered into pursuant to the MMC Restricted Stock Unit Plan (the "Unit Plan"), the MMC Restricted Stock Unit Plan for Outside Directors (the "Directors Plan") and certain retirement benefits. If consummated, the Merger would constitute a change of control of MMC under some of these arrangements. The following discussion describes the Change-of-Control Arrangements between MMC and its executive officers and directors and includes reasonable estimates of the amounts that may become payable to such executive officers and directors. MMC has also maintained similar arrangements with certain officers who are not executive officers. The terms and conditions of those other arrangements are substantially similar to those described below. ADM has made no commitment with respect to the continued employment of any executive officer or other employee.

    CHANGE-OF-CONTROL AGREEMENTS; TERMINATION AGREEMENTS. In the best interests of MMC and its shareholders, to attract and retain highly qualified individuals for MMC's management team and to assure that MMC would have the continued dedication of its management team notwithstanding the possibility, threat or occurrence of a change of control, MMC has maintained change-of-control agreements (the "Change-of-Control Agreements") and/or termination agreements (the "Termination Agreements") with certain officers. These officers are entitled to receive the same type of benefit under one but not both such agreements, as described below.

    Presently, Change-of-Control Agreements are in effect for the following executive officers: Thomas M. McKenna, Alfred L. Williams, Michael L. Foster, Larry H. Horn, Terry W. Lunt, Alvin L. Melliere and Wendell R. Schwarz. Each Change-of-Control Agreement is substantially in the same form and provides that in the event of a change of control of MMC, if either the executive's employment is terminated other than for "cause" or the executive terminates his or her employment for "good reason," certain benefits will be paid.

    Specifically, MMC will provide (i) payment of a sum equal to the executive's base salary for a certain month period (set forth below),
(ii) payment of an amount of cash equal to a certain multiple (set forth below) of the average incentive earned over the prior three-year period,
(iii) immediate vesting of all previously unvested cash awards and stock incentives, subject to the Unit Plan and the MMC Long-Term Incentive Plan, (iv) provision to the executive and his eligible dependents of medical, disability, dental and life insurance coverage (to the extent such coverage is in effect immediately prior to the change of control), for a certain month period (set forth below), (v) immediate granting to the executive of a certain number of months (set forth below) of service and age credit for determining benefit amounts and benefit entitlement and any early retirement reductions with respect to all applicable MMC retirement plan benefits, and in addition, no early retirement reductions will be imposed on the retirement benefits if the executive's age at termination equals or exceeds 55, and (vi) reimbursement to the executive of reasonable costs incurred by the executive for out-placement services in the 24-month period following termination of the executive's employment in connection with a change of control.

    The periods for which benefits would be payable pursuant to clauses (i),
(iv) and (v) above are as follows: Mr. McKenna, 36 months; Messrs. Foster, Horn and Schwarz, 24 months; and Messrs. Lunt, Melliere and Williams, 12 months. The multiples of the annual incentive of the executives pursuant to clause (ii) above are as follows: Mr. McKenna, three; Messrs. Foster and Horn, two;
Messrs. Lunt, Melliere and Williams, one. Mr. Schwarz's Change-of-Control Agreement provides that he would receive a fixed cash award in lieu of a multiple of his annual incentive bonus. (The Termination Agreements for Mr. McKenna and Mr. Williams provide the same types of benefits as those described in clauses (i) and (ii) of the Change-of-Control Agreements. The effect of this overlap is discussed below).

    The cash payments set forth above shall be made in a lump sum unless the executive elects to have all payments made in accordance with MMC's regular salary and benefit payment practices. If an executive becomes entitled to receive the foregoing benefits upon a change of control and termination, the executive has agreed for a period of 12 months following termination of the executive's employment not to compete with MMC.

    Each Change-of-Control Agreement defines "good reason" and "cause" with respect to termination of an executive's employment. Among other circumstances, "good reason" is defined as the removal of the executive from the position he held immediately prior to the change of control, the assignment to the executive without his express consent of duties that the executive reasonably considers to be inconsistent with those performed by the executive immediately prior to the change of control or a substantial alteration in the nature or status of the executive's responsibilities, a failure by MMC to pay the executive his annual base salary, a reduction by MMC in the executive's annual base salary as in effect on the date of the Change-of-Control Agreement or as the same may be increased from time to time, MMC requiring the executive to be based at other than MMC's principal place of business immediately prior to the change of control, or any material reduction by MMC of the benefits enjoyed by the executive under any of MMC's executive benefit plans.

    "Cause" is defined in the Change-of-Control Agreements (and the Termination Agreements) to include, among other circumstances, the willful and continued failure of the executive to substantially perform his duties with MMC, the willful and continued engaging by the executive in conduct that is demonstrably and materially injurious to MMC, the willful breach of his fiduciary duty to MMC, or commission by the executive of a felony, fraud, misappropriation or embezzlement or a significant act of dishonesty or deceit in the performance of his duties.

    Each Change-of-Control Agreement was amended as of August 1, 1997, to clarify the original intent that, to the extent a benefit provided under the Change-of-Control Agreement is the same kind of benefit provided by any other plan or agreement, such as a Termination Agreement, the executive will receive the greater of the two benefits, but not both benefits.

    MMC entered into Termination Agreements with Mr. McKenna and Mr. Williams that provide that the executive should be entitled to receive certain benefits if the executive is terminated under certain circumstances. The Termination Agreements are substantially similar and provide that in the event that the employment of the executive is terminated without just cause, the executive shall be entitled to receive benefits under the following terms and conditions: (i) the executive shall continue to receive his base salary for a period of 24 months plus his incentive bonus based on the immediate past two years average; (ii) if the executive is terminated prior to fulfilling two years of service with MMC, the incentive bonus will be based on the past year, or annualized, if the executive has not completed a full year of employment; and (iii) all such benefits shall be subject to statutory deductions.

    Under the Change-of-Control Agreements or the Termination Agreements, if a change of control and a termination of employment occur, Mr. McKenna and Mr. Williams would be entitled to receive the greater of each type of benefit specified under both agreements. Specifically, Mr. McKenna would receive, among other benefits, 36 months of his base salary and three times his average incentive earned over the prior three-year period. Mr. Williams would receive, among other benefits, 24 months of his base salary and two times his annualized incentive earned to date.

    Under the Change-of-Control Agreements or Termination Agreements (under whichever the individual benefits would be greater), if a change of control and a termination of employment had taken place on October 1, 1997, Messrs. McKenna, Williams, Foster, Horn, Lunt, Melliere and Schwarz would have been entitled to receive benefits estimated, before taxes, at approximately $1,756,000, $880,000, $484,000, $514,000, $146,000, $204,000 and $1,049,000, respectively. The foregoing amounts do not reflect the benefits payable under the Unit Plan and certain retirement benefits, which, while addressed in the Change-of-Control Agreements, are discussed below. Furthermore, the actual payments made under the Change-of-Control Agreements and Termination Agreements will be determined at the time of the change of control and termination using the actual dates thereof.

    Due to a provision in the Change-of-Control Agreements that, for calculation purposes, takes into account the tax consequences to the executives of Sections 280G and 4999 of the Code (as discussed below), the payment set forth above for Mr. Foster has been reduced by approximately $35,000. If MMC's shareholders approve the proposal described under Item 2 of this Proxy Statement/Prospectus with respect to the tax consequences of Sections 280G and 4999 of the Code on payments under the Change-of-Control Arrangements, such approval will have the effect, among others, of restoring the foregoing amount to Mr. Foster's payment under his Change-of-Control Agreement.

    UNIT PLAN. MMC maintains the Unit Plan by which MMC has granted to certain officers of MMC and its subsidiaries units equal to an amount of the fair market value of the MMC Common Stock based on the annual share valuation prepared for the MMC Employees' Profit Sharing Plan or the sale price in the event of a change of control. During the course of their employment, MMC has granted such units to, and entered into Restricted Stock Unit Agreements with, certain officers including the following executive officers: Messrs. McKenna, Williams, Foster, Horn, Lunt and Melliere (the "Unit Agreements") .

    The executive is entitled to receive an amount equal to the fair market value of one unit multiplied by the number of units granted to such executive reduced by the amount of any federal, state or local tax withholding after either the earlier of a change of control with respect to MMC or February 16, 1999, if the executive is still employed by MMC on such date. For purposes of the plan, fair market value of a unit means the value of MMC Common Stock based on the share valuation prepared for the MMC Employees' Profit Sharing Plan for such year. Amounts paid with respect to such units shall be determined based on the sale price of the MMC Common Stock in connection with the change of control.

     If an executive's employment is terminated by resignation, by MMC for cause or by MMC without cause prior to February 16, 1999, no award shall be paid with respect to outstanding units, except in the case of a change of control as set forth above. The Merger constitutes a change of control under the Unit Plan and the Base Value determined in accordance with the Merger Agreement would be the value used to determine the executive officers' benefits under the Unit Plan.
In the case of death, disability, or retirement, the units become redeemable by the executive or his beneficiary, as the case may be, on a pro rata basis for the period prior to February 16, 1999, that the executive was employed.

     Pursuant to the Unit Agreements, the executive officers have the following number of units which become a right to receive certain cash amounts as explained above: Mr. McKenna, 460 units; Mr. Williams, 200 units; Mr. Foster, 115 units; Mr. Horn, 115 units; Mr. Lunt, 47 units; and Mr. Melliere, 47 units. If the Merger had occurred on October 1, 1997, and assuming the Base Value is $5,400, Messrs. McKenna, Williams, Foster, Horn, Lunt and Melliere would have been entitled to receive under these agreements, before taxes, approximately $2,484,000, $1,080,000, $621,000, $621,000, $254,000 and $254,000, respectively.

     DIRECTORS PLAN. MMC maintains the Directors Plan by which MMC grants annually to each non-employee director units equal to an amount of the fair market value of the MMC Common Stock based on the annual share valuation prepared for the MMC Employees' Profit Sharing Plan or the sale price in the event of a change of control. The Directors Plan incorporates the definition of "change of control" that is contained in the Change-of-Control Agreements (described above). At the time each non-employee director ceases to be a non-employee director of MMC, he or she will be entitled to receive an amount equal to such value of one unit multiplied by the aggregate number of units granted to each such non-employee director. Presently, the non-employee directors are William D. George, J. Douglas Gray, Robert J. Ireland and Thomas L. Shade.
Three units have been granted to each of the foregoing directors in each of 1996 and 1997. If as of October 1, 1997, the Merger had occurred and the non-employee directors ceased serving as directors, and assuming the Base Value is $5,400, Messrs. George, Gray, Ireland and Shade each would have been entitled to receive under the Directors Plan, before taxes, approximately $32,400.

     RETIREMENT BENEFITS. MMC maintains the MMC Supplementary Retirement Benefit Plan and the MMC Select Employee Retirement Benefit Plan. The plans are unfunded and maintained to provide retirement benefits to certain members of MMC's management.

     With respect to participants who are currently employed by MMC, the plan provides that, in the event a participant's employment is involuntarily terminated prior to age 65 following a change of control, such participant is entitled to a lump-sum payment equal to the actuarial equivalent of such participant's monthly benefit, calculated in accordance with the plan, after granting the participant three years of additional age and service credits under the Select Employee Retirement Plan. As of October 1, 1997, if the employment of each executive officer participating under the plan had been involuntarily terminated prior to such executive officer reaching age 65 and following a change of control, such executive officers would be entitled under the plans to receive, before taxes, approximately the following: Mr. McKenna, $1,463,000;
Mr. Foster, $84,000; Mr. Horn, $9,800; and Mr. Melliere, $186,000.

     SECTIONS 280G AND 4999 OF THE CODE. Some portion of the amounts payable under the Change-of-Control Arrangements (to the extent such payments are payable as a result of the Merger) will be subject to Sections 280G and 4999 of the Code, which impose a 20 percent excise tax on the recipient of "excess parachute payments," as defined in the Code, and deny a tax deduction for such excess parachute payments, to the company making them. In some cases, the Change-of-Control Arrangements are subject to adjustment by MMC to reflect the impact of Sections 280G and 4999. See "Item
2. Change-of-Control Arrangements."

     In addition to seeking approval for the Merger Agreement and the Merger, MMC is also asking its shareholders to approve, for tax purposes, certain payments under the Change-of-Control Arrangements to support the position that, under the Code, such amounts will be fully tax deductible to MMC and such executives will not pay excise taxes on such amounts. See "Item 2. Change-of-Control Arrangements."

     As of the Effective Time, MMC as the surviving corporation will continue to be obligated under the Change-of-Control Arrangements.

     INDEMNIFICATION; INSURANCE. ADM has agreed that from and after the Effective Time the indemnification obligations of MMC set forth in MMC's articles of incorporation and bylaws and the organizational documents of all of its subsidiaries as in effect on the date of the Merger Agreement will continue as to any matter arising out of any action or omission of any person described in those indemnification provisions before the Effective Time. Furthermore, ADM has agreed to provide directors' and officers' liability insurance coverage for the benefit of MMC's present and former directors and officers. See "The Merger--Indemnification and Insurance."

     In addition to the foregoing benefits, each director or officer of MMC who is a participant in MMC's employee benefit plans will be entitled to the benefits described under the caption "The Merger--Employee Benefit Plans."

     Except for the arrangements specifically set forth in this Proxy Statement/Prospectus and the Merger Agreement, ADM has made no commitments with respect to the retention of ADM or MMC employees or entities after the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The following sets forth the material federal income tax consequences that are expected to result to the shareholders of MMC from the Merger. This discussion is based upon current provisions of the Code, Treasury Regulations promulgated thereunder ("Regulations"), current administrative rulings, judicial decisions and other applicable authorities in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Services ("IRS") has been sought with respect to the Merger or the other transactions contemplated by this Proxy Statement/Prospectus, and there can be no assurance that the IRS or a court will not challenge the conclusions reached below. Furthermore, legislative, judicial or administrative changes may occur, perhaps with retroactive effect, which could affect the accuracy of the statements and conclusions set forth herein as well as the tax consequences to the MMC shareholders.


     The discussion contained herein does not address all aspects of federal income taxation that may be relevant to particular MMC shareholders in light of their personal investment or tax circumstances, or to certain types of holders who may be subject to special treatment under the federal income tax laws (including, without limitation, financial institutions, broker-dealers, insurance companies, foreign persons, tax-exempt organizations, holders of stock or options who received such property for compensatory purposes, and holders who hold the MMC Common Stock as part of a straddle, hedge or conversion transaction). In addition, this discussion is limited to persons who hold the MMC Common Stock and who will hold the ADM Common Stock as "capital assets" (generally, property held for investment) within the meaning of Code section 1221. Furthermore, this discussion does not address state, local and foreign tax consequences nor does it consider any federal taxes other than income taxes.

     ALL HOLDERS OF MMC COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISERS AS TO THE FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECT OF ANY CHANGE IN LAW THAT MAY OCCUR.

     The Merger is intended to be a tax-free reorganization under Section 368(a) of the Code so that no gain or loss would be recognized by the holders of MMC Common Stock to the extent they receive ADM Common Stock in exchange for their MMC Common Stock in the Merger. It is a condition to MMC's obligation to consummate the Merger that it receive a tax opinion from Winston & Strawn, special tax counsel to MMC ("Tax Counsel"), dated as of the Closing Date to the effect that the Merger qualifies as a reorganization under Section 368(a) of the Code. If the Merger does not qualify as a reorganization, the exchange of shares in the Merger would be taxable.


     The tax opinion will state, subject to the conditions and limitations stated therein, that (i) the Merger will qualify as a reorganization within the meaning of Code sections 368(a)(1)(A) and 368(a)(2)(E); (ii) the MMC shareholders will not recognize gain or loss for federal income tax purposes to the extent they receive only the ADM Common Stock in exchange for their MMC Common Stock; and (iii) such exchanging MMC shareholders' basis in the ADM Common Stock will equal their basis in the MMC Common Stock exchanged therefor and the shareholders' holding period in the ADM Common Stock to be received in the Merger will include the period for which the shareholders held their MMC Common Stock exchanged therefor if the MMC Common Stock was held as a capital asset. The tax opinion will be made subject to certain assumptions, conditions, and limitations, including but not limited to certain representations to be made by MMC, ADM, ADMAC, and their respective affiliated groups (within the meaning of Code section 1504) and certain shareholders. This opinion is specifically dependent upon current MMC shareholders in the aggregate (i) having no present agreement, contract, plan or arrangement to sell, exchange or otherwise dispose of more than 50 percent of the ADM Common Stock received in the Merger and
(ii) continuing to hold at least 50 percent of the ADM Common Stock received in the Merger for a period of at least one year.

     A holder of MMC Common Stock who exercises dissenters' rights in the Merger and receives cash will generally recognize gain or loss equal to the difference between the cash received and the holder's basis in the MMC Common Stock. This gain or loss will generally be capital gain or loss. The tax rate on the capital gain will depend on how long the holder held the MMC Common Stock and the lowest rate will apply to assets held for more than 18 months. If a holder of MMC Common Stock exercises dissenters' rights with respect to the holder's shares but would have MMC Common Stock or ADM Common Stock owned by another person (i.e., family members (spouse, children, grandchildren or parents) or trusts, partnerships or corporations in which the holder directly or indirectly owns an interest) attributed to the holder under the attribution rules of Code section 318, the cash received may be treated as a dividend distribution, unless the holder is only attributed ownership of stock from a family member, the holder does not actually acquire another interest in ADM of a period of ten years, and the holder complies with the notice requirements of Code section 302(c)(2). If the cash is treated as a dividend distribution, it will first represent ordinary income to the holder to the extent of MMC's current and accumulated earnings and profits allocable to such distribution, then as a return of basis to the extent of the holder's basis in the dissenting shares and finally any remaining amount of the cash will be treated as capital gain.

     Tax Counsel's opinion is based on the Code and Regulations in effect at the time the opinion is rendered, current administrative interpretations and positions of the IRS, and existing court decisions. No assurance can be given that future legislation, Regulations, and administrative and judicial interpretations will not affect the conclusions reached in Tax Counsel's opinion. Furthermore, an opinion of counsel is not binding on the IRS or a court; thus, no assurance may be made that a court or the IRS will agree with Tax Counsel's opinion.

     All holders of the MMC Common Stock who receive ADM Common Stock in the Merger will be required to attach a statement to their federal income tax returns for the year of the Merger which describes the facts of the Merger, including the holder's basis in the MMC Common Stock exchanged, and the number of shares of ADM Common Stock received in exchange for that Common Stock. The holders should also keep as part of their permanent records information necessary to establish their basis in and holding period for the ADM Common Stock received in the Merger.


     EACH MMC SHAREHOLDER SHOULD CONSULT A TAX ADVISER AS TO THE PARTICULAR CONSEQUENCES OF THE MERGER THAT MAY APPLY TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN FEDERAL INCOME TAX LAW.


BUSINESS AND MANAGEMENT AFTER THE MERGER

     ADM intends to operate MMC in a manner substantially consistent with its current operations. ADM will carefully review the operations of MMC in an attempt to identify opportunities for expense reduction through the use of shared resources with ADM.

     The current directors and executive officers of ADM will continue in their present capacities after consummation of the Merger. It is anticipated that after the consummation of the Merger, Charles T. Bayless, John D. McNamara, and Douglas J. Schmalz, will serve as MMC's directors, and John D. McNamara, President; David J. Smith, Vice President and Secretary; Scott A. Roberts, Assistant Secretary; and Charles P. Archer, Treasurer will serve as its officers. All of the new officers and directors of MMC after consummation of the Merger are currently officers of ADM.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting.

RESALE OF SHARES BY MMC AFFILIATES

     The shares of ADM Common Stock to be received in the Merger will be freely transferable, except for shares of ADM Common Stock received by persons who are deemed to be "affiliates," as defined in the rules under the Securities Act, of MMC immediately prior to the Effective Time (or of ADM after the Effective
Time). Shares of ADM Common Stock received in the Merger by persons who are such affiliates may be sold by them only in accordance with the provisions of Rules 144 and 145 under the Securities Act (which impose certain limitations on the volume and manner of sales by such affiliates), or pursuant to an effective registration statement under the Securities Act, or in transactions exempt from registration thereunder.

DISSENTERS' RIGHTS

     The rights of MMC shareholders who choose to dissent from the Merger are governed by the provisions of Illinois Law. An excerpt of Illinois Law (Sections 11.65 and 11.70) governing dissenters' rights is attached hereto as Exhibit C.

     Under Section 11.70 of Illinois Law, a shareholder may assert dissenters' rights only if the shareholder delivers to MMC prior to the vote taken with respect to the Merger at the Special Meeting a written demand for payment for his or her shares of MMC Common Stock if the Merger is consummated and the shareholder does not vote in favor of the Merger.

     Within ten days after the Effective Time, or 30 days after the shareholder delivers to MMC the written demand for payment, whichever is later, MMC will send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of MMC as to the estimated value of the shares of MMC Common Stock, MMC's balance sheet as of the most recently completed fiscal year ending not earlier than 16 months prior to delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and a commitment to pay the estimated value for the shares of MMC Common Stock of the dissenting shareholder upon transmittal to MMC of the certificate(s), or other evidence of ownership, with respect to such shares of MMC Common Stock.


     If the dissenting shareholder does not agree with the opinion of MMC as to the estimated value of the shares, the shareholder, within 30 days after the delivery of the statement of value, must notify MMC in writing of his or her estimate of value and demand payment for the difference between the shareholder's estimate of value and the amount of the payment by MMC. If, within 60 days from delivery to MMC of the shareholder notification of estimate of value of the shares, MMC and the dissenting shareholder have not agreed in writing upon the value of the shares of MMC Common Stock, MMC must either pay the difference in value demanded or file a petition in the circuit court of Adams County, Illinois, requesting the court to determine the fair value of the shares. MMC must make all dissenters, whether or not residents of Illinois, whose demands remain unsettled parties to such proceeding and all parties will be served with a copy of the petition. Failure of MMC to commence an action will not limit or affect the right of dissenting shareholders to otherwise commence an action as permitted by law. In an appraisal proceeding, the court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. According to Section 11.70 of Illinois Law, "fair value" means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable. The court's determination of fair value may be more than, less than, or equal to the amount paid by MMC.


     Each dissenter made a party to an appraisal proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of the shares exceeds the amount paid by MMC. The judgment will include an allowance for interest at such rate as the court may find to be fair and equitable from the Effective Time to the date of payment.

     The court, in an appraisal proceeding, will determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, but will exclude the fees and expenses of counsel and experts for any party. If the fair value of the shares as determined by the court materially exceeds the amount offered by MMC, or if no offer was made, then all or any part of such expenses may be assessed against MMC. If the amount by which any dissenter estimated the value of the shares materially exceeds the value as determined by the court, then all or any part of the costs may be assessed against the dissenter.

     THE FOREGOING SUMMARY IS NOT A COMPLETE STATEMENT OF THE PROVISIONS OF ILLINOIS LAW RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF MMC, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXCERPTS FROM THE ILLINOIS LAW INCLUDED HEREIN AS EXHIBIT C.

                       CERTAIN FORWARD-LOOKING INFORMATION


     This Proxy Statement/Prospectus contains certain forward-looking information. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about their companies without fear of litigation so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.
ADM and MMC identify the following important factors which could cause ADM's and MMC's actual results to differ materially from any results that might be projected, forecast, estimated or budgeted by ADM or MMC in forward-looking information. All of such factors are difficult to predict and many are beyond the control of ADM and MMC. Accordingly, while ADM and MMC believe that the assumptions underlying the forward-looking information are reasonable, there can be no assurances that such assumptions will approximate actual experience.
These important factors include: (i) general economic conditions, changes in interest rates and the performance of stock markets, each of which may impact the profitability of the combined company; (ii) regulatory developments affecting agricultural institutions generally; (iii) industry consolidation and increased competition; (iv) the combined company's ability to control costs and realize estimated cost savings; and (v) the integration of ADM and MMC's products, sales and operations in a timely and cost effective manner. ADM and MMC each disclaim any obligation to update forward-looking information.



                                 BUSINESS OF MMC

GENERAL

     MMC is an agribusiness company with three wholly owned operating business units: MoorMan's, Inc. ("MMI"), a livestock feed manufacturer headquartered in Quincy, Illinois; Quincy Soybean Co. ("Quincy Soybean"), an integrated soybean processing and vegetable oil refining business with headquarters in Quincy; and Agri Sales, Inc. ("ASI"), an originator and processor of dry edible beans and bean seed with headquarters in Saginaw, Michigan. MMC employs approximately 2,700 people in 35 states.

     MMC began in 1885 as a manufacturer and marketer of livestock feed products and was incorporated in 1912. MMC acquired Quincy Soybean in 1961 and ASI in 1994. Several additional dry edible bean business acquisitions followed the initial ASI purchase.

     MMI manufactures and markets livestock feed products and provides on-site services to livestock producers in the U.S., primarily swine, beef and dairy producers. Nine manufacturing plants are located in Strategic Market Areas, and MMI's direct sales force, the largest in the U.S., is located in 35 states. In addition to its research-proven products, MMI's direct sales force provides advisory services for improving livestock production and producer profitability. Research and development laboratories and research farms develop new products and processes for livestock producers.

     Quincy Soybean operates plants in Quincy, Illinois, and Helena, Arkansas. These facilities extract vegetable oil from soybeans, refine soybean oil, manufacture lecithin from soybean gum and produce soybean meal, over 70 percent of which is exported through the Gulf of Mexico to destinations around the world.

     The vegetable oil refinery at the Quincy location is a joint venture partnership with the C.F. Sauer Company of Richmond, Virginia. The Quincy facility also refines other vegetable oils and packages finished vegetable oil products. Quincy Soybean's processing facilities are supported by a wholly owned country elevator system located in Arkansas, Illinois, Kentucky and Missouri.

     ASI is one of the largest originators, processors and marketers of pinto, navy and black beans in the world. ASI operates over 50 dry edible bean and grain elevators, which are located in all the major dry edible bean growing areas in the U.S. In addition, ASI is the largest originator and marketer of dry edible bean seed in the U.S. with locations in Wyoming, Idaho and California. Its seed facilities are dispersed over these western states to help manage disease and climatic conditions.

MMC COMMON STOCK OWNERSHIP


     As of December 1, 1997, there were 100,000 authorized shares of MMC Common Stock, of which 54,770 shares were issued and outstanding. There were 295 holders of MMC Common Stock as of such date. The following table sets forth, as of such date, the number of shares and percentage held by each director, executive officer, directors and executive officers as a group, and each beneficial owner of more than 5 percent of the total outstanding shares of MMC Common Stock.


                                                                                         PERCENT OF
  SHAREHOLDER                                                        NUMBER OF          OUTSTANDING
     NAME                                    POSITION                 SHARES               SHARES
----------------------------------------------------------------------------------------------------
Michael J. Foster             Director, President-MMI                    40                  *

William D. George             Director                                   10                  *

J. Douglas Gray               Director                                   10                  *

Larry H. Horn                 Director, President-Quincy Soybean         10                  *

Robert J. Ireland             Director                                    0                  *

Terry W. Lunt                 Vice President, Human Resources-MMC        15                  *

Thomas M. McKenna             Director, President and Chief              24                  *
                              Executive Officer-MMC

Alvin L. Melliere             Director, Vice President Research And      10                  *
                              Development-MMI

Wendell R. Schwarz            President-ASI                               0                  *

Thomas L. Shade               Director                                   60                  *

Alfred L. Williams, Jr.       Director, Chief Financial Officer,          0                  *
                              Vice President and Treasurer-MMC

All executive officers                                                  179                  *
and directors as a group

Merctavish & Co.                                                      9,995                18.3%

The CFM Foundation                                                   10,523                19.2%

MMC Employees' Profit                                                18,188                33.2%
Sharing Plan

-----------------------
*Indicates ownership of less than one percent of the outstanding shares of MMC Common Stock.

                   MMC MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

     MMC is an agricultural processing company that produces and sells livestock feed, soy protein and vegetable oil products, and dry edible beans.


SIX MONTHS ENDED SEPTEMBER 27, 1997 COMPARED TO SIX MONTHS ENDED SEPTEMBER 28, 1996

     MMC's sales decreased 5.1% to $500 million from $527.6 million in the same period of the previous year, driven by a decrease in soybean products sales volume of approximately 13% and a decline in sales dollars of $42.5 million or approximately 12%. Volumes and sales also declined slightly for livestock feed, primarily swine feed. Partially offsetting these decreases is an increase in the volumes of dry edible bean sales of approximately 51% generating an increase in sales dollars of approximately 25% or $19.5 million. Gross profit declined by approximately $6.8 million and gross profit margins declined from 8.4% to 7.5%. These results reflected primarily the lower margins in dry edible beans caused by continuing declines in prices of navy and pinto beans as higher priced inventory was shipped. Partially offsetting these declines were slight improvements in soybean crush margins. Selling, general and administrative expense ("SG & A") also declined by approximately $1.7 million or 3.5%, and increased as a percent of sales slightly. The sale of fixed assets resulted in a loss of $(.8) million in fiscal 1998 compared to a slight gain in the prior year, primarily due to a loss on the sale of a corporate airplane during the six months ended September 27, 1997. Net income declined to a loss of $(8.3) million in the first six months of fiscal 1998, from a loss of $(2.6) million in the same period of fiscal 1997, reflecting the above-noted factors. See "Summary--Selected Historical Financial Data" and "MMC Financial Information."

     Subsequent to March 29, 1997, management became aware of thefts by employees and third parties at its Helena, Arkansas soybean processing facility. The thefts involved the generation of fraudulent scale weight tickets for grain that was not received by the facility and are believed to have occurred over a period of approximately two and one-half years and to amount to approximately $2.3 million. The impact of these thefts on the Company's financial statements was to reduce gross margins from those that would have otherwise been reflected during the periods of the thefts. The scale operators were bonded employees of the Company and the fidelity insurance claim is expected to cover a portion of the theft losses.

     Upon learning of these thefts, management initiated a task force, including company personnel, outside legal counsel, a private investigator, and fraud and forensic accounting specialists to assist in investigating the events and to make recommendations for changes in internal controls at each facility to curtail future occurrences. Preliminary recommendations for such changes were implemented by management subsequent to March 29, 1997 and include additional system-generated exception reports related to grain scale receipts, required supervisory approval of all manually input weights on scale tickets, and involvement of non-operational personnel in monthly physical grain inventory measurement procedures.

YEAR ENDED MARCH 29, 1997 (52 WEEKS) COMPARED TO YEAR ENDED MARCH 30, 1996 (53 WEEKS)


     MMC's sales increased 18.9% to $1.2 billion for the full year ended March 29, 1997, from $973.5 million in fiscal 1996, mainly due to higher prices for soy protein products and increased soybean crush volume of approximately 10%. These soy product sales increases of approximately $161 million account for approximately 88% of the total sales increase. Dry edible bean sales increased by 11% or $17 million due to acquisitions. During 1997, MMC acquired three dry edible bean processors. Livestock feed sales were slightly higher in fiscal 1997, despite lower tonnage, due to higher prices.


     Gross profit declined by approximately $12 million in 1997, and gross profit margins decreased from 12.5% to 9.4%, due to continuing cyclical trends in the livestock feed and soybean crushing businesses. The decline was principally driven by industry-wide declines in soybean product margins, and by the impact of lower volumes of livestock feed. Soy product margins decreased by 1% of sales for the Company or approximately $5.6 million. Gross profit for livestock feed declined by approximately $10 million and approximately 5% of sales due to the lower tonnage, specifically in higher margin swine products. Dry edible bean profits increased due to acquisitions, and margins increased from 3.6% of sales to 5.5%. SG & A declined by approximately $2 million in 1997, and declined as a percent of sales, as MMC focused on cost controls. Operating income declined 55.3 percent to $9.5 million in 1997, compared to $21.2 million in 1996, due to the above-mentioned pressures on gross profit margins, but also due to a smaller gain from benefit plan curtailments and plan changes in 1997, than in 1996. Other income, declined by approximately $3 million, primarily resulting from lower interest income, higher interest expense, offset partially by increased earnings from joint ventures. The combination of factors discussed above caused income from continuing operations before income taxes to decrease 59 percent. A return to a more normal effective tax rate in 1997, mainly due to a reduction in research tax credits from those recognized in 1996, caused net income to decline 64.5%.

YEAR ENDED MARCH 30, 1996 (53 WEEKS) COMPARED TO YEAR ENDED MARCH 25, 1995 (52 WEEKS)


     MMC's sales increased 7.6% for the year ended March 30, 1996 to $973.5 million, compared to $904.3 million in 1995, mainly due to business acquisitions in dry edible beans, which accounted for an increase in sales of approximately $124 million. Volumes declined for both the livestock feed and soybean businesses, resulting in decreases of approximately $30 million in livestock sales and $25 million in sales of soy products. Gross profit and gross profit margins declined in 1996 by approximately $17 million from 15.4% to 12.5%. This was due to erosion in livestock feed volumes, particularly in swine feed; adverse product mix in livestock feed; and depressed soybean product margins caused by selling prices that did not fully reflect higher soybean costs resulting from an industry-wide shortage of soybeans. SG & A decreased
2.6 percent in dollars and slightly as a percent of sales due primarily to decreased administrative expenses in the dry edible bean business as acquired businesses were merged into Agri Sales, Inc. with duplicative costs eliminated. Operating income increased 35.3 percent totally due to the $17 million gain from benefit plan curtailments and plan changes implemented during the year.
Although interest expense was significantly higher in 1996, due to increased borrowing, higher interest income and other income caused total "Other income" to increase by $1.2 million. Income from continuing operations before income taxes increased 37.1% in 1996 to $24.9 million, from $18.1 million in 1995. A lower effective tax rate in 1996, reflecting a research and development tax credits, contributed to an increase of 48.7% in net income.

LIQUIDITY AND CAPITAL RESOURCES


     MMC's principal sources of working capital ($142.9 million at September 27, 1997, including $15.9 million of cash and short-term investments) have historically been funds generated by operations and retained within the Company after payment of dividends, supplemented by borrowings under various bank revolving credit agreements. Current assets consist principally of commodity and feed inventories and accounts receivables. As a result, balances of these current assets fluctuate significantly during the course of the year with large cash outlays required during harvest seasons. Short-term debt is generally utilized to support these seasonal increases in current assets. Short-term borrowings are available under bank revolving credit totaling $265 million. At September 27, 1997, $55 million was outstanding under these agreements, with $27 million of this amount borrowed on a long-term basis under the terms of certain of the credit facilities. Management believes that its current levels of cash and available short-term credit will adequately provide liquidity for its operating needs.

                                 BUSINESS OF ADM

GENERAL

     Archer-Daniels-Midland Company was incorporated in Delaware in 1923, successor to the Daniels Linseed Co., which was founded in 1902.

     During the last five years, ADM has experienced significant growth, spending approximately $3.8 billion for construction of new plants, expansions of existing plants and the acquisitions of plants and transportation equipment. There have been no significant dispositions during this period. However, during this period, ADM has disposed of its Supreme Sugar subsidiary and its British Arkady bakery ingredient business. In addition, ADM has contributed its formula feed operations, its rice milling operations, its Mexican wheat flour mills and its masa corn flour business to various unconsolidated joint ventures.

PRODUCTS AND MARKETS

     ADM is engaged in the business of procuring, transporting, storing, processing and merchandising agricultural commodities and products. It is one of the world's largest processors of oilseeds, corn and wheat ADM also processes cocoa beans, milo, oats, barley and peanuts. Other operations include transporting, merchandising and storing agricultural commodities as and products. These operations and processes produce products which have primarily two end uses: food or feed ingredients. Each commodity processed is in itself a feed ingredient as are the by-products produced during the processing of each commodity.

     Production processes of all commodities are capital intensive and similar in nature. These processes involve grinding, crushing or milling with further value added through extraction, refining and fermenting. Generally, each commodity can be processed by any of these methods to generate additional value-added products. All commodities and related processed products share the same network of commodity procurement facilities, transportation services (including rail, barge, truck and ocean vessels) and storage facilities.

     The geographic areas, customers and marketing methods are basically the same for all commodities and their related further processed products. Feed ingredient products and by-products are sold to farmers, feed dealers and livestock producers, all of whom purchase products from across the entire commodity chain. Food ingredient products are also sold to one basic group of customers: food and beverage processors. Any single customer may purchase products produced from all commodities, and any single food or feed product could include ingredients produced from all commodities processed.

     Oilseed Products. Soybeans, cottonseed, sunflower seeds, canola, peanuts, flaxseed and corn germ are processed to provide vegetable oils and meals principally for the food and feed industries. Crude vegetable oil is sold "as is" or is further processed by refining and hydrogenating into margarine, shortening, salad oils and other food products. Partially refined oil is sold for use in chemicals, paints and other industrial products. Lecithin, an emulsifier produced in the vegetable oil refining process, is marketed as a food and feed ingredient. Natural source Vitamin E, an antioxidant, and distilled monoglycerides, an emulsifier, are produced from soybeans and other oilseeds.

     Oilseed meals supply more than one-half of the high protein ingredients used in the domestic manufacture of commercial livestock and poultry feeds. Soybean meal is further processed into soy flour and grits, used in both food and industrial products, and into value-added soy protein products. Textured vegetable protein (TVP-Registered Trademark-), a soy protein product developed by ADM, is sold primarily to the institutional food market and, through others, to the food consumer market. ADM also produces a wide range of other edible soy protein products including isolated soy protein, soy protein concentrate, soy-based milk products, soy flours and vegetable patties (Harvest Burgers-Registered Trademark-). ADM produces and markets a wide range of consumer and institutional health foods based on ADM's various soy protein products. ADM produces cottonseed flour, which is sold primarily to the pharmaceutical industry. Cotton cellulose pulp is manufactured and sold to the chemical, paper and filter markets.

     Corn Products. ADM is engaged in dry milling and wet milling corn operations. Products produced for use by the food and beverage industry include syrup, starch, glucose, dextrose, crystalline dextrose, high fructose sweeteners, crystalline fructose and grits. Corn gluten feed and distillers grains are produced for use as feed ingredients. Ethyl alcohol is produced to beverage grade or for industrial use as ethanol. In gasoline, ethanol increases octane, and is used as an extender and oxygenate. Corn germ, a by-product of the milling process, is further processed as an oilseed.

     By fermentation of dextrose, ADM produces citric and lactic acids, feed-grade amino acids and vitamins, lactates, sorbitol, and food emulsifiers principally for the food and feed industries.

     Wheat and Other Milled Products. Wheat flour is sold primarily to large bakeries, durum flour is sold to pasta manufacturers and bulgur, a gelatinized wheat food, is sold to both the export and the domestic food markets. ADM produces wheat starch and vital wheat gluten for the baking industry. ADM mills oats into oat bran and oat flour for institutional and consumer food customers. ADM also mills milo to produce industrial flour that is used in the manufacturing of wall board for the building industry.

     Other Products and Services.

     * ADM buys, stores and cleans agricultural commodities, such as oilseeds, corn, wheat, milo, oats and barley, for resale to other processors worldwide.

     - ADM grinds cocoa beans and produces cocoa liquor, cocoa butter, cocoa powder, chocolate and various compounds for the food processing industry.

     - ADM produces and distributes formula feeds and animal health and nutrition products to the livestock, dairy and poultry industries. Many of the feed ingredients and health and nutrition products are produced in our other commodity processing operations.

     - ADM produces bakery products and mixes, which are sold to the baking industry.

     - ADM produces spaghetti, noodles, macaroni, and other consumer food products. ADM also produces lettuce, other fresh vegetables and herbs in its hydroponic greenhouse.

     - Malt products are produced for use by the food and beverage industries.

     -    ADM raises fish for distribution to consumer food customers.

     - Hickory Point Bank and Trust Co. furnishes public banking services, except commercial loans, as well as cash management and securities safekeeping services for ADM.

     - ADM Investor Services, Inc. is a registered futures commission merchant and a clearing member of all principal commodities exchanges. ADM Securities Inc. is a securities broker-dealer registered with the SEC and a member of the National Association of Securities Dealers, Inc.

     - Agrinational Insurance Company acts as a direct insurer and reinsurer of a portion of ADM's domestic and foreign property and casualty insurance risks.

     - Alfred C. Toepfer International (Germany) and affiliates, of which ADM has a 50% interest, is one of the world's largest, most respected trading companies specializing in processed agricultural products. Toepfer has 41 sales offices worldwide.

     - Compagnie Industrielle et Financiere des Produits Amylaces SA (Luxembourg) and affiliates, of which ADM has a 41.5% interest, owns European agricultural processing plants that are primarily engaged in wet corn milling and wheat starch production.

     - Gruma S.A. de C.V. (Mexico) and affiliates, of which ADM has a 22% interest, is the world's largest producer and marketer of corn flour and tortillas with operations in the U.S., Mexico and Central America.
Additionally, ADM has a 20% interest in a joint venture which consists of the combined U.S. corn flour operations of ADM and Gruma. ADM also has a 40% share, through a joint venture with Gruma, of four Mexican-based wheat flour mills.

     -    ADM owns a 30% non-voting equity interest in Minnesota Corn Processors
(MCP).  MCP operates wet corn milling plants in Minnesota and Nebraska.

     -    ADM formed a strategic alliance with United Grain Growers of Canada
(UGG), which resulted in ADM having approximately 45% ownership of UGG. UGG, with more than 165 locations throughout Western Canada, is involved in grain merchandising, crop input marketing and distribution, livestock production services and farm business communications.

     - Consolidated Nutrition, L.C., a joint venture between ADM and Ag Processing Inc., is a supplier of premium animal feeds and animal health products. ADM has a 50% ownership interest in this joint venture.

     - ADM/Countrymark, LLC, a joint venture between ADM and Countrymark Cooperative Inc., operates a grain business in Indiana, Kentucky, Maryland, Michigan and Ohio. ADM has a 50% ownership interest in this joint venture.

     - ADM owns a 25% interest in Acatos & Hutchinson, a U.K. based company, that processes and markets edible oil.

     - Almidones Mexicanos S.A. (Mexico), of which ADM has a 50% interest, operates a wet corn milling plant in Mexico.

     - Golden Peanut Company, a joint venture between ADM, Gold Kist, Inc. and Alimenta Processing Corporation, is a major supplier of peanuts to both the domestic and export markets. ADM has a 33-1/3% ownership interest in this joint venture.

     - ADM-Riceland Partnership, a joint venture between ADM and Riceland Foods, Inc., is a processor of rice and rice products for institutional and consumer food customers. ADM has a 50% ownership interest in this joint venture.

     - ADM owns a 48% interest in Heartland Rail Corporation. Heartland's 81% owned affiliate, Iowa Interstate Railroad, operates a regional railroad in Iowa and Illinois.

     - ADM participates in various joint ventures that operate oilseed crushing facilities, oil refineries and related storage facilities in China and Indonesia.

     The percentage of net sales and other operating income by classes of products and services for the last three fiscal years were as follows:

                                     1997                1996             1995
                                     ----                ----             ----

     Oilseed products                 64%                 61%              61%
     Corn products                    16                  18               19
     Wheat and other
       milled products                12                  13               11
     Other products and services       8                   8                9
                                     ---                 ---              ---

                                     100%                100%             100%
                                     ---                 ---              ---
                                     ---                 ---              ---

     Methods of Distribution. Since ADM's customers are principally other manufacturers and processors, its products are distributed mainly in bulk from processing plants or storage facilities directly to the customers' facilities. ADM owns a large number of trucks and trailers and owns or leases large numbers of railroad tank cars and hopper cars to augment those provided by the railroads. ADM uses the inland waterway system and functions as a contract carrier of commodities for its own operations as well as for other companies. ADM owns and leases approximately 2,000 river barges and 27 line-haul towboats.

     Status of New Products. ADM continues to expand its business through the development and production of new, value-added products. ADM has entered the vitamin market with the production of riboflavin and vitamin E and is currently expanding production facilities to produce biotin and vitamin C. ADM continues to develop its soy protein meat substitutes, Harvest Burgers-Registered Trademark- and Harvest Burgers-Registered Trademark- for Recipes-TM-, its soy protein powdered non-dairy beverage, Nutribev-Registered Trademark-, and its non-dairy frozen dessert, Dairylike-TM-. Additionally, ADM is developing and expanding production facilities to produce emulsifiers, distilled monoglycerides, astaxanthan and isoflavones.

     Source and Availability of Raw Materials. Substantially all of ADM's raw materials are agricultural commodities. In any single year, the availability and price of these commodities are subject to wide fluctuations due to unpredictable factors such as weather, plantings, government (domestic and foreign) farm programs and policies, changes in global demand created by population growth and higher standards of living and worldwide production of similar and competitive crops.

     Patents, Trademarks and Licenses. ADM owns several valuable patents, trademarks and licenses, but does not consider its business dependent upon any single or group of patents, trademarks and licenses.

     Extent to Which Business is Seasonal. Since ADM is so widely diversified in global agribusiness markets, there are no material seasonal fluctuations in the manufacture, sale and distribution of its products and services. There is a degree of seasonality in the growing season and procurement of ADM's principal raw materials: oilseeds, wheat, corn and other grains. However, the actual physical movement of the millions of bushels of these crops through ADM's storage and processing facilities is reasonably constant throughout the year. The worldwide need for food is not seasonal and is ever expanding as is the world's population.

     Working Capital Items. Price variations and availability of grain at harvest often cause wide fluctuations in ADM's inventories and short-term borrowings.

     Dependence on Single Customer. No material part of ADM's business is dependent upon a single customer or very few customers.

     Amount of Backlog. Because of the nature of ADM's business, the backlog of orders at year end is not a significant indication of ADM's activity for the current or upcoming year.

     Business Subject to Renegotiation. ADM has no business with the government that is subject to renegotiation.

     Competitive Conditions. Markets for ADM's products are highly price competitive and sensitive to product substitution. No single company competes with ADM in all of its markets; however, a number of large companies compete in one or more markets. Major competitors in one or more markets include, but are not limited to, Cargill, Inc., ConAgra, Inc., CPC International, Eridania Beghin-Say and Tate & Lyle.

     Research and Development Expenditures. Practically all of ADM's technical efforts and expenditures are concerned with food and feed ingredient products. Special efforts are being made to find improvements in food technology to alleviate the protein malnutrition throughout the world, utilizing the three largest United States crops: corn, soybeans and wheat.

     The need to successfully market new or improved food and feed ingredients developed in ADM's research laboratories led to the concept of technical support. ADM is staffed with technical representatives who work closely with customers and potential customers on the development of food and feed products which incorporate Company-produced ingredients. These technical representatives are an adjunct to both the research and sales functions.

     ADM maintains a research laboratory in Decatur, Illinois where product and process development activities are conducted. To develop new bioproducts and to improve existing bioproducts, new cultures are developed using classical mutation and genetic engineering. Protein research is conducted at facilities in Decatur where meat and dairy pilot plants support application research. Research to support sales and development for bakery products is done at a laboratory in Olathe, Kansas. Research to support sales and development for cocoa and chocolate products is done in Milwaukee, Wisconsin and the Netherlands.

     The amounts spent during the three years ended June 30, 1997, 1996 and 1995 for such technical efforts were approximately $12.2, $11.5 and $11.3 million, respectively.

     Material Effects of Capital Expenditures for Environmental Protection. During 1997, $21 million was spent for equipment, facilities and programs for pollution control and compliance with the requirements of various environmental agencies.

    There have been no material effects upon the earnings and competitive position of ADM resulting from compliance with federal, state and local laws or regulations enacted or adopted relating to the protection of the environment.

    ADM expects that expenditures for environmental facilities and programs will continue at approximately the present rate with no unusual amounts anticipated for the next two years.


NUMBER OF EMPLOYEES

    The number of persons employed by ADM was 17,160 at June 30, 1997.


FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES


    ADM's foreign operations are principally in developed countries and do not entail any undue or unusual business risks. Geographic financial information is set forth in Note 10 of the Notes to Consolidated Financial Statements below.


PROPERTIES

    Processing Facilities. ADM owns, leases, or has a 50% or greater interest in the following processing plants:

              United States       Foreign        Total
              ----------------------------------------
Owned              133               67           200
Leased               3                -             3
Joint Venture       54               21            75
                   ---               --           ---
                   190               88           278
                   ---               --           ---
                   ---               --           ---

    ADM's operations are such that most products are efficiently processed near the source of raw materials. Consequently, ADM has many plants located strategically in grain producing areas. The annual volume processed will vary depending upon availability of raw materials and demand for finished products.

    ADM operates 37 domestic and nine foreign oilseed crushing plants with a daily processing capacity of approximately 84,000 metric tons. The domestic plants are located in Alabama, Arkansas, Georgia, Illinois, Indiana, Iowa, Kansas, Louisiana, Minnesota, Missouri, Mississippi, Nebraska, North Dakota, Ohio, South Carolina, Tennessee and Texas. The foreign plants are located in Canada, England, Germany, Mexico and the Netherlands.

    ADM operates four wet corn milling and two dry corn milling plants with a daily grind capacity of approximately 1,600,000 bushels. These plants and other related properties, including corn germ extraction, corn gluten pellet, and alcohol bottling plants, are located in Illinois, Iowa, New York, and North Dakota. ADM also has interests, through joint ventures, in corn milling plants in Mexico, Bulgaria, Hungary, Slovakia, and Turkey.



    ADM operates 29 domestic wheat and durum flour mills, a domestic bulgur plant, and 13 foreign flour mills with a total daily capacity of approximately 408,000 cwt. of flour. ADM also operates seven bakery mix and specialty ingredient plants, three corn flour mills, two milo mills, two pasta plants, and two starch and gluten plants. These plants and other related properties are strategically located across North and Central America in California, Illinois, Indiana, Iowa, Kansas, Louisiana, Minnesota, Missouri, Nebraska, New York, North Carolina, Oklahoma, Oregon, Pennsylvania, Tennessee, Texas, Washington, Wisconsin, Canada, Barbados, Belize and Jamaica.

    ADM also has an interest, through a joint venture, in rice milling plants in Arkansas and Louisiana.

    ADM operates 11 domestic oilseed refineries in Georgia, Illinois, Indiana, Iowa, Nebraska, Tennessee and Texas as well as eight foreign refineries in Canada, England, Germany and the Netherlands. ADM also has an interest, through a joint venture, in an oilseed refinery in Texas. ADM produces packaged oils in California, Georgia, Illinois and Germany. ADM also has an interest, through a joint venture, in a packaged oils plant in England. Soy protein specialty products are produced in Illinois and the Netherlands, lecithin products are produced in Illinois, Iowa, Nebraska, Canada, Germany and the Netherlands, and Vitamin E is produced in Illinois. Cotton linter pulp is produced in Tennessee and cottonseed flour is produced in Texas.

    ADM produces feed and food additives at seven bioproducts plants located in Illinois, North Carolina, and Ireland. ADM also operates formula feed and animal health and nutrition plants in Georgia, Illinois, Iowa, Minnesota, Ohio, Texas, Washington, Canada, Ireland, Barbados, Belize, China and Puerto Rico.
ADM also has an interest, through a joint venture, in formula feed and pet food plants in Alabama, Arkansas, Georgia, Illinois, Iowa, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, Ohio, Pennsylvania, Tennessee, Wisconsin, Canada, Puerto Rico and Trinidad.

    ADM operates three domestic and seven foreign chocolate and cocoa bean processing plants located in Massachusetts, North Carolina, Wisconsin, Canada, China, France, Germany, the Netherlands and Singapore.

    ADM operates five North American barley malting plants located in Illinois, Minnesota, Wisconsin and Canada.

    ADM operates various other food ingredient plants in England, France and Germany.

    Procurement Facilities. ADM operates 190 domestic terminal, country and river elevators covering the major grain producing states, including 128 country elevators and 62 terminal and river loading facilities including three grain export elevators in Louisiana. Elevators are located in Colorado, Georgia, Illinois, Indiana, Iowa, Kansas, Louisiana, Minnesota, Missouri, Montana, Nebraska, North Carolina, North Dakota, Oklahoma, South Carolina, Tennessee, and Texas. Domestic grain terminals, elevators and processing plants have an aggregate storage capacity of approximately 401,000,000 bushels. ADM also has an interest, through a joint venture, in 14 grain terminals and elevators located in Indiana, Kentucky, Maryland, Michigan, and Ohio with an aggregate storage capacity of approximately 58,000,000 bushels. ADM also operates 46 foreign grain elevators in Barbados, Brazil, Canada, Ireland and Germany. Thirteen cotton gins are located in Texas and serve the cottonseed crushing plants in that area.


LEGAL PROCEEDINGS



    Environmental Matters. In 1993, the State of Illinois Environmental Protection Agency ("IEPA") brought administrative enforcement proceedings arising out of ADM's alleged failure to obtain permits for certain pollution control equipment at certain of ADM's processing facilities in Illinois. ADM and IEPA have executed a settlement agreement with respect to one of these proceedings. That agreement is currently before the Illinois Pollution Control Board for approval. ADM believes it has meritorious defenses to the remaining proceeding. In management's opinion this settlement and the remaining proceeding will not, either individually or in the aggregate, have a material adverse effect on ADM's financial condition or results of operations.

    ADM is involved in approximately 35 administrative and judicial proceedings in which it has been identified as a potentially responsible party ("PRP") under the federal Superfund law and its state analogs for the study and clean-up of sites contaminated by material discharged into the environment. In all of these matters, there are numerous PRPs. Due to various factors such as the required level of remediation and participation in the clean-up effort by others, ADM's future clean-up costs at these sites cannot be reasonably estimated. However, in management's opinion these proceedings will not, either individually or in the aggregate, have a material adverse effect on ADM's financial condition or results of operations.

    Litigation Regarding Alleged Anticompetitive Practices.   ADM and certain
of its current and former officers and directors are currently defendants in various lawsuits related to alleged anticompetitive practices by ADM as described in more detail below. ADM and the individual defendants named in these actions intend to vigorously defend the actions unless they can be settled on terms deemed acceptable to the parties. ADM has paid and intends to continue to pay the legal expenses of its current and former officers and directors and to indemnify these persons with respect to these actions in accordance with
Article X of its Bylaws.

    Governmental Investigations.  Federal grand juries in the Northern
Districts of Illinois, California and Georgia, under the direction of the United States Department of Justice ("DOJ"), have been investigating possible violations by ADM and others with respect to the sale of lysine, citric acid and high fructose corn syrup, respectively. In connection with an agreement with the DOJ, ADM has paid the United States a fine of $100 million. This agreement constitutes a global resolution of all matters between the DOJ and ADM and brought to a close all DOJ investigations of ADM.

    ADM received notice that certain foreign governmental entities were commencing investigations to determine whether anticompetitive practices occurred in their jurisdictions. In February 1997, ADM's three Mexican subsidiaries were notified that the Mexican Federal Competition Commission commenced an investigation as to whether ADM's marketing and sale of lysine in Mexico resulted in violations of that country's federal antitrust laws. In June 1997, ADM and several of its European subsidiaries were notified that the Commission of the European Communities initiated an investigation as to their possible anticompetitive practices in the amino acid markets, in particular the lysine market, in the European Union. In September 1997, ADM received a request for information from the Commission of the European Communities with respect to an investigation being conducted by that Commission into the possible existence of certain agreements and/or concerted practices in the citric acid market within the European Union. Each of these investigations is in the early stages and, accordingly, their ultimate outcome and materiality cannot presently be determined.

    High Fructose Corn Syrup Actions. ADM, along with other companies, has been named as a defendant in 30 antitrust suits involving the sale of high fructose corn syrup. Twenty-nine of these actions have been brought as putative class actions.



    Federal Actions. Twenty-two of these putative class actions allege violations of federal antitrust laws, including allegations that the defendants agreed to fix, stabilize and maintain at artificially high levels the prices of high fructose corn syrup, and seek injunctions against continued alleged illegal conduct, treble damages of an unspecified amount, attorneys fees and costs, and other unspecified relief. The putative classes in these cases comprise certain direct purchasers of high fructose corn syrup during certain periods in the 1990s. These 22 actions have been transferred to the United States District Court for the Central District of Illinois and consolidated under the caption In Re High Fructose Corn Syrup Antitrust Litigation, MDL No. 1087 and Master File No. 95-1477. The parties are in the midst of discovery in this action.

    On January 14, 1997, ADM, along with other companies, was named a defendant in a non-class action antitrust suit involving the sale of high fructose corn syrup and corn syrup. This action, which is encaptioned Gray & Co. v. Archer Daniels Midland Co., et al, No. 97-69-AS, and was filed in federal court in Oregon, alleges violations of federal antitrust laws and Oregon and Michigan state antitrust laws, including allegations that defendants conspired to fix, raise, maintain and stabilize the price of corn syrup and high fructose corn syrup, and seeks treble damages, attorneys' fees and costs of an unspecified amount. The parties are in the midst of discovery in this action.

    State Actions. ADM, along with other companies, also has been named as a defendant in six putative class action antitrust suits filed in California state court involving the sale of high fructose corn syrup. These California actions allege violations of the California antitrust and unfair competition laws, including allegations that the defendants agreed to fix, stabilize and maintain at artificially high levels the prices of high fructose corn syrup, and seek treble damages of an unspecified amount, attorneys fees and costs, restitution and other unspecified relief. One of the California putative classes comprises certain direct purchasers of high fructose corn syrup in the State of California during certain periods in the 1990s. This action was filed on October 17, 1995 in Superior Court for the County of Stanislaus, California and encaptioned Kagome Foods, Inc. v. Archer-Daniels-Midland Co. et al., Civil Action No. 37236. This action has been removed to federal court and consolidated with the federal class action litigation pending in the Central District of Illinois referred to above. The other five California putative classes comprise certain indirect purchasers of high fructose corn syrup and dextrose in the State of California during certain periods in the 1990s. One such action was filed on July 21, 1995 in the Superior Court of the County of Los Angeles, California and is encaptioned Borgeson v. Archer-Daniels-Midland Co., et al., Civil Action No. BC131940. This action and the other four indirect purchaser actions have been coordinated before a single court in Stanislaus County, California under the caption, Food Additives (HFCS) cases, Master File No. 39693. The other four actions are encaptioned, Goings v. Archer Daniels Midland Co., et al., Civil Action No. 750276 (Filed on July 21, 1995, Orange County Superior Court); Rainbow Acres v. Archer Daniels Midland Co., et al., Civil Action No. 974271 (Filed on November 22, 1995, San Francisco County Superior Court); Patane v. Archer Daniels Midland Co., et al., Civil Action No. 212610 (Filed on January 17, 1996, Sonoma County Superior Court); and St. Stan's Brewing Co. v. Archer Daniels Midland Co., et al., Civil Action No. 37237 (Filed on October 17, 1995, Stanislaus County Superior Court). The parties are in the midst of discovery in this action.

    ADM, along with other companies, also has been named a defendant in a putative class action antitrust suit filed in Alabama state court. The Alabama action alleges violations of the Alabama, Michigan and Minnesota antitrust laws, including allegations that defendants agreed to fix, stabilize and maintain at artificially high levels the prices of high fructose corn syrup, and seeks an injunction against continued illegal conduct, damages of an unspecified amount, attorneys fees and costs, and other unspecified relief. The putative class in the Alabama action comprises certain indirect purchasers in Alabama, Michigan and Minnesota during the period March 18, 1994 to March 18, 1996. This action was filed on March 18, 1996 in the Circuit Court of Coosa County, Alabama, and is encaptioned Caldwell v. Archer-Daniels-Midland Co., et al., Civil Action No. 96-17. On April 23, 1997, the court granted the defendants' motion to sever and dismiss the non-Alabama claims. The remaining parties are in the midst of discovery in this action.

    Lysine Actions. ADM, along with other companies, had been named as a defendant in 21 putative class action antitrust suits involving the sale of lysine. Except for several plaintiffs that opted out of the federal class action settlement and the actions specifically described below, all such suits have been settled, dismissed or withdrawn.

    State Actions. ADM has been named as a defendant, along with other companies, in two putative class action antitrust suits and one non-class action suit filed in Alabama state court, one putative class action antitrust suit filed in Tennessee state court and one putative class action antitrust suit filed in Michigan state court involving the sale of lysine. The two putative Alabama class actions allege violations of the Alabama antitrust laws, including allegations that the defendants agreed to fix, stabilize and maintain at artificially high levels the prices of lysine, and seek an injunction against continued alleged illegal conduct, damages of an unspecified amount, attorneys fees and costs, and other unspecified relief. The two putative classes in the Alabama actions comprise certain indirect purchasers of lysine in the State of Alabama during certain periods in the 1990s. One such action was filed on August 17, 1995 in the Circuit Court of DeKalb County, Alabama, and is encaptioned Ashley v. Archer-Daniels-Midland Co., et al., Civil Action No. 95-336. The parties are in the midst of discovery in this action. The other Alabama action, encaptioned Bailey v. Archer Daniels Midland Co., et al., Civil Action No. 95-165, and filed on December 11, 1995 in the Circuit Court of Tallapoosa County, has been placed on the court's administrative docket pending the outcome of the Ashley action. The non-class action, encaptioned Kent v. Archer Daniels Midland Co., et al, No. CV 9701108, and filed on February 21, 1997 in the Circuit Court of Jefferson County, Alabama, includes allegations that are similar to these contained in the putative class actions and seeks monetary relief in the amount of $670,000, injunctive relief against alleged illegal conduct, attorneys fees and costs, punitive damages and other unspecified relief. This action has been removed to federal court in the Northern District of Alabama. The Tennessee action, encaptioned McCormack Farms
v. Archer Daniels Midland Co., et al., Civil Action No. 96C-2190, and filed on June 11, 1996 in Davidson County Circuit Court, alleges a restraint of trade in violation of the Tennessee Trade Practices Act and Tennessee Consumer Protection Act. This action includes allegations that defendants conspired to fix, maintain or stabilize the prices of lysine and seeks an injunction against continued illegal conduct, treble damages of an unspecified amount, attorneys' fees and costs, and other unspecified relief. The putative class in this case comprises certain indirect purchasers of lysine within the State of Tennessee during the period June 10, 1992 through June 10, 1996. ADM has not yet filed a responsive pleading. The Michigan action alleges a restraint of trade in violation of the Michigan Antitrust Reform Act and include allegations that defendants conspired to fix, raise, maintain and stabilize the price of lysine and seeks an injunction against continued illegal conduct, treble damages of an unspecified amount, attorneys' fees and costs, and other unspecified relief.
The putative class in this case comprises certain indirect purchasers of lysine within the State of Michigan during certain periods in the 1990s. This action, encaptioned Michigan Pork Producers Assn, et al. v. Archer Daniels Midland Co., et al., No. 906-10696-CZ, was filed on September 25, 1996 in Kent County Circuit Court. ADM has not yet filed a responsive pleading in either action.

    Citric Acid Actions. ADM, along with other companies, had been named as a defendant in 11 putative class action antitrust suits and two non-class action antitrust suits involving the sale of citric acid. Except for several plaintiffs that opted out of the federal class action settlement and the actions specifically described below, all such suits have been settled or dismissed.




    Federal Actions. Seven of these actions alleged violations of federal antitrust laws, including allegations that the defendants agreed to fix, stabilize and maintain at artificially high levels the prices of citric acid, and sought injunctions against continued alleged illegal conduct, treble damages of an unspecified amount, attorneys fees and costs, and other unspecified relief. The putative classes in these cases comprise certain direct purchasers of citric acid for certain periods in the 1990s. These six actions were transferred to the United States District Court for the Northern District of California and consolidated as In Re Citric Acid Antitrust Litigation, MDL No. 1092, Master File No. C-95-2963(FMS). On September 27, 1996 ADM entered into an agreement with counsel for the plaintiff class in this consolidated action in which among other things, ADM agreed to pay $35 million to members of the class, without admitting the alleged violations of law. On March 3, 1997, the court preliminarily approved the settlement and final approval was granted on July 23, 1997. On February 4, 1997, a class action complaint, encaptioned Galavan Supplements Ltd. v. Archer Daniels Midland Co., et al., No. 97-0704 JGD (VAPx), was filed in the United States District Court for the Central District of California. ADM, along with other companies, was named a defendant in this putative class action brought on behalf of a class consisting of all persons and entities outside of the United States who purchased citric acid directly from any defendants through their foreign facilities during the time period July 1, 1991 through June 30, 1995. This action alleges violations of the federal antitrust laws, including allegations that the defendants conspired to fix, maintain and stabilize the price of citric acid and to allocate amongst themselves their major citric acid customers, accounts and market shares on a worldwide basis. ADM, along with other defendants, has moved to dismiss this action. ADM, along with other companies, also has been named as a defendant in two non-class action federal antitrust suits involving the sale of citric acid. One action was filed on June 9, 1997 in the United States District Court for the Northern District of California and is encaptioned The Proctor & Gamble Manufacturing Co., et al. v. Archer-Daniels-Midland Company, et al., Civil Action No. 97-2155 (VRW). The other action was filed on June 26, 1997 in the United States District Court for the Northern District of California and is encaptioned Conopco, Inc., et al. v. Archer-Daniels-Midland Company, et al., Civil Action No. 97-2407 (MMC). Both actions allege violations of federal antitrust laws, including allegations that defendants agreed to fix, raise and maintain the price of citric acid, and seek an injunction against continued alleged illegal conduct, treble damages of an unspecified amount, attorney's fees and costs, and other unspecified relief. These actions, which have been brought by entities that opted out of the federal class action, have been coordinated with In Re Citric Acid Antitrust Litigation that also is pending in the United States District Court for the Northern District of California. ADM and the plaintiffs in Conopco have settled this action, the terms of which provide for consideration to be paid by ADM in the form of cash and product in amounts not deemed material. The parties are in the midst of discovery in the remaining action.




    State Actions. ADM, along with other companies, also has been named as a defendant in one putative class action antitrust suit filed in Alabama state court involving the sale of citric acid. This action alleges violations of the Alabama antitrust laws, including allegations that the defendants agreed to fix, stabilize and maintain at artificially high levels the prices of citric acid, and seeks an injunction against continued alleged illegal conduct, damages of an unspecified amount, attorneys fees and costs, and other unspecified relief. The putative class in the Alabama action comprises certain indirect purchasers of citric acid in the State of Alabama from July 1993 until July 1995. This action was filed on July 27, 1995 in the Circuit Court of Walker County, Alabama and is encaptioned Seven Up Bottling Co. of Jasper, Inc. v. Archer-Daniels-Midland Co., et al., Civil Action No. 95-436. ADM currently is seeking appellate review of the denial of its motion to dismiss this action. ADM, along with other companies, also has been named as a defendant in two putative class action antitrust suits filed in California state court involving the sale of citric acid. These actions allege violations of the California antitrust and unfair competition laws, including allegations that the defendants conspired to fix, maintain or stabilize the price of citric acid, and seek injunctions against continued illegal conduct, treble damages of an unspecified amount, attorneys fees and costs, and other unspecified relief. The putative classes in these cases comprise certain indirect purchasers of citric acid within the State of California during certain periods in the 1990s. One such action was filed on June 12, 1996 in the Superior Court of the County of San Francisco, California and is encaptioned Bianco v. Archer Daniels Midland Co., et al., Civil Action No. 978912. The second action was filed on June 28, 1996 in San Francisco County Superior Court and is encaptioned Wignall v. Archer Daniels Midland Co., et al., Civil Action No. 979360. These actions recently have been coordinated before a single court in San Francisco, County, California under the caption, Food Additives (Lysine/Citric Acid) cases, Coordination Proceeding No. 3265. ADM, along with other companies, also has been named as a defendant in one putative class action antitrust suit filed in Wisconsin state court involving the sale of citric acid. This action alleges violations of the laws of Wisconsin, Minnesota, Alabama, Arizona, California, District of Columbia, Florida, Tennessee, West Virginia, Mississippi, New Mexico, North Carolina, South Dakota, North Dakota, Kansas, Louisiana, Michigan and Maine, including allegations that defendants conspired to maintain the price of citric acid at artificially high levels and seeks injunctive relief, treble damages of an unspecified amount, attorneys fees and costs and other unspecified relief. The putative class in this case comprises certain indirect purchasers of citric acid in the above referenced states during the period July 1, 1991 through June 27, 1995. This action was filed on December 20, 1996 in the Circuit Court for Milwaukee County, Wisconsin and is encaptioned Raz, et al. v. Archer-Daniels-Midland Co., et al., No. 96-CV-9729.




    High Fructose Corn Syrup/Citric Acid State Class Actions. ADM, along with other companies, has been named as a defendant in six putative class action antitrust suits involving the sale of both high fructose corn syrup and citric acid. Two of these actions allege violations of the California antitrust and unfair competition laws, including allegations that the defendants agreed to fix, stabilize and maintain at artificially high levels the prices of high fructose corn syrup and citric acid, and seek treble damages of an unspecified amount, attorneys fees and costs, restitution and other unspecified relief. The putative class in one of these California cases comprises certain direct purchasers of high fructose corn syrup and citric acid in the State of California during the period January 1, 1992 until at least October 1995. This action was filed on October 11, 1995 in the Superior Court of Stanislaus County, California and is entitled Gangi Bros. Packing Co. v. Archer-Daniels-Midland Co., et al., Civil Action No. 37217. The putative class in the other California case comprises certain indirect purchasers of high fructose corn syrup and citric acid in the state of California during the period October 12, 1991 until November 20, 1995. This action was filed on November 20, 1995 in the Superior Court of San Francisco County and is encaptioned MCFH, Inc. v. Archer-Daniels-Midland Co., et al., Civil Action No. 974120. The California Judicial Council has bifurcated the citric acid and high fructose corn syrup claims in these actions and coordinated them with other actions in San Francisco County Superior Court and Stanislaus County Superior Court. ADM, along with other companies, also has been named as a defendant in at least one putative class action antitrust suit filed in West Virginia state court involving the sale of high fructose corn syrup and citric acid. This action also alleges violations of the West Virginia antitrust laws, including allegations that the defendants agreed to fix, stabilize and maintain at artificially high levels the prices of high fructose corn syrup and citric acid, and seeks treble damages of an unspecified amount, attorneys fees and costs, and other unspecified relief. The putative class in the West Virginia action comprises certain entities within the State of West Virginia that purchased products containing high fructose corn syrup and/or citric acid for resale from at least 1992 until 1994. This action was filed on October 26, 1995, in the Circuit Court for Boone County, West Virginia, and is encaptioned Freda's v. Archer-Daniels-Midland Co., et al., Civil Action No.
95-C-125.   ADM, along with other companies, also has been named as defendant in a putative class action antitrust suit filed in Michigan state court involving the sale of high fructose corn syrup and citric acid. This action alleges violations of the Michigan antitrust laws, including allegations that the defendants agreed to fix, stabilize and maintain at artificially high levels the prices of high fructose corn syrup and citric acid, and seeks treble damages of an unspecified amount, attorneys fees and costs, and other unspecified relief. The putative class in the Michigan action comprises certain persons within the State of Michigan that purchased products containing high fructose corn syrup and/or citric acid during the period January 1993 through June 27, 1995. This action was filed on February 26, 1996 in the Circuit Court for Ingham County, Michigan, and is encaptioned Wilcox v. Archer-Daniels-Midland Co., et al.,

Civil Action No. 96-82473-CP. The parties are in the midst of discovery in this action. On September 29, 1997, the court denied the plaintiff's motion for class certification. ADM, along with other companies, also has been named as a defendant in a putative class action antitrust suit filed in the Superior Court for the District of Columbia involving the sale of high fructose corn syrup and citric acid. This action alleges violations of the District of Columbia antitrust laws, including allegations that the defendants agreed to fix, stabilize and maintain at artificially high levels the prices of high fructose corn syrup and citric acid, and seeks treble damages of an unspecified amount, attorneys fees and costs, and other unspecified relief. The putative class in the District of Columbia action comprises certain persons within the District of Columbia that purchased products containing high fructose corn syrup and/or citric acid during the period January 1, 1992 through December 31, 1994. This action was filed on April 12, 1996 in the Superior Court for the District of Columbia, and is encaptioned Holder v. Archer-Daniels-Midland Co., et al., Civil Action No. 96-2975. The parties are in the midst of discovery in this action. ADM, along with other companies, has been named as a defendant in a putative class action antitrust suit filed in Kansas state court involving the sale of high fructose corn syrup and citric acid. This action alleges violations of the Kansas antitrust laws, including allegations that the defendants agreed to fix, stabilize and maintain at artificially high levels the prices of high fructose corn syrup and citric acid, and seeks treble damages of an unspecified amount, court costs and other unspecified relief. The putative class in the Kansas action comprises certain persons within the State of Kansas that purchased products containing high fructose corn syrup and/or citric acid during at least the period January 1, 1992 through December 31, 1994. This action was filed on May 7, 1996 in the District Court of Wyandotte County, Kansas and is encaptioned Waugh v. Archer-Daniels-Midland Co., et al., Case No. 96-C-2029. The parties are in the midst of discovery in this action.

    High Fructose Corn Syrup/Citric Acid/Lysine State Class Actions. ADM, along with other companies, has been named as a defendant in six putative class action antitrust suits filed in California state court involving the sale of high fructose corn syrup, citric acid and/or lysine. These actions allege violations of the California antitrust and unfair competition laws, including allegations that the defendants agreed to fix, stabilize and maintain at artificially high levels the prices of high fructose corn syrup, citric acid and/or lysine, and seek treble damages of an unspecified amount, attorneys fees and costs, restitution and other unspecified relief. One of the putative classes comprises certain direct purchasers of high fructose corn syrup, citric acid and/or lysine in the State of California during a certain period in the 1990s. This action was filed on December 18, 1995 in the Superior Court for Stanislaus County, California and is encaptioned Nu Laid Foods, Inc. v. Archer-Daniels-Midland Co., et al., Civil Action No. 39693. The other five putative classes comprise certain indirect purchasers of high fructose corn syrup, citric acid and/or lysine in the State of California during certain periods in the 1990s. One such action was filed on December 14, 1995 in the Superior Court for Stanislaus County, California and is encaptioned Batson v. Archer-Daniels-Midland Co., et al., Civil Action No. 39680. The other actions are encaptioned Nu Laid Foods, Inc. v. Archer Daniels Midland Co., et al., No 39693 (Filed on December 18, 1995 Stanislaus County Superior Court); Abbott v. Archer Daniels Midland Co., et al., No. 41014 (Filed on December 21, 1995, Stanislaus County Superior Court); Noldin v. Archer Daniels Midland Co., et al., No. 41015 (Filed on December 21, 1995, Stanislaus County Superior Court); Guzman
v. Archer Daniels Midland Co., et al., No. 41013 (Filed on December 21, 1995, Stanislaus County Superior Court) and Ricci v. Archer Daniels Midland Co., et al., No. 96-AS-00383 (Filed on February 6, 1996, Sacramento County Superior Court). As noted in prior filings, the plaintiffs in these actions and the lysine defendants have executed a settlement agreement that has been approved by the court and the California Judicial Council has bifurcated the citric acid and high fructose corn syrup claims and coordinated them with other actions in San Francisco County Superior Court and Stanislaus County Superior Court.




    Shareholder Derivative Actions. Following the public announcement of the grand jury investigations in June 1995 discussed above, three shareholder derivative suits were filed against certain of

ADM's then current directors and executive officers and nominally against ADM in the United States District Court for the Northern District of Illinois and fourteen similar shareholder derivative suits were filed in the Delaware Court of Chancery. The derivative suits filed in federal court in Illinois were consolidated under the name Felzen, et al. v. Andreas, et al., Civil Action No. 95-C-4006, 95-C-4535, and a consolidated amended derivative complaint was filed on September 29, 1995. This complaint names all then current directors of ADM (except Mr. Coan) and one former director as defendants and names ADM as a nominal defendant. It alleges breach of fiduciary duty, waste of corporate assets, abuse of control and gross mismanagement, based on the antitrust allegations described above, as well as other alleged wrongdoing. On October 31, 1995, the Court granted the defendants' motion to transfer the Illinois consolidated derivative action to the Central District of Illinois, wherein it now bears the case number 95-2279. On April 26, 1996, the court dismissed the suit without prejudice and permitted the plaintiffs twenty-one days to refile it. The plaintiffs refiled the complaint on May 17, 1996. The defendants again moved to dismiss the complaint on June 1, 1996. Plaintiffs have supplemented the complaint to include the antitrust settlements and guilty plea described above. The fourteen shareholder derivative suits filed in the Delaware Court of Chancery have been consolidated as In Re Archer Daniels Midland Derivative Litigation, Consolidated No. 14403. An amended and consolidated complaint was filed on November 19, 1996. ADM moved to dismiss the complaint on December 12, 1996. On May 29, 1997, ADM executed a Memorandum of Understanding with counsel for both the Illinois and Delaware shareholder derivative plaintiffs. This Memorandum of Understanding provides for, among other things, $8 million to be paid by or on behalf of certain defendants in these actions to ADM and certain changes in the structure and policies of ADM's Board of Directors. On May 30, 1997, the United States District Court for the Central District of Illinois preliminarily approved this settlement and on July 7, 1997 final approval was granted. Certain entities appealed the final settlement approval order to the United States Court of Appeals for the Seventh Circuit and that appeal is pending. Provided the order approving the Memorandum of Understanding is affirmed, the parties have agreed to jointly seek dismissal of the Delaware actions with prejudice.

    Delaware State Law/Federal Securities Laws Actions. ADM and certain of its current and former directors also have been named as defendants in a putative class action suit encaptioned Loudon v. Archer-Daniels-Midland Co., et al., Civil Action No. 14638, filed in the Delaware Court of Chancery on October 20, 1995. This action alleges violations of Delaware state law and seeks invalidation of the 1995 election of ADM's directors on the basis of alleged omissions from the proxy statement issued by ADM prior to its October 19, 1995 annual meeting of shareholders. The Delaware Court of Chancery dismissed this action on February 20, 1996. On September 17, 1997, the Supreme Court of Delaware affirmed the lower court's judgment and remanded the case to provide
the plaintiff's an opportunity to replead.   The revised complaint must be filed
on or before November 21, 1997.

    Other. As described in the notes to the unaudited consolidated financial statements included herein and management's discussion of operations and financial condition, ADM has made provisions to cover assessed fines, litigation settlements and related costs and expenses described above. However, because of the early stage of other putative class actions and proceedings described above, including those related to high fructose corn syrup, the ultimate outcome and materiality of these matters cannot presently be determined. Accordingly, no provision for any liability that may result therefrom has been made in the consolidated financial statements.

          ADM MANAGEMENT'S DISCUSSION OF OPERATIONS AND FINANCIAL CONDITION


OPERATIONS

         ADM is in one business segment -- procuring, transporting, storing, processing and merchandising agricultural commodities and products. A summary of net sales and other operating income by classes of products and services is as follows:


                  Three Months Ended September 30,       Year Ended June 30,
                  --------------------------------       -------------------
                        1997      1996                1997      1996      1995
                        ----      ----                ----      ----      ----
                         (in millions)                 (in millions)
Oilseed products       $2,309    $2,106             $ 8,860   $ 8,027   $ 7,620
Corn products             535       549               2,171     2,431     2,368
Wheat and other
   milled products        387       449               1,631     1,662     1,371
Other products            420       226               1,191     1,120     1,196
                       ------    ------             -------   -------   -------
                       $3,651    $3,330             $13,853   $13,240   $12,555
                       ------    ------             -------   -------   -------
                       ------    ------             -------   -------   -------



    Three Months Ended September 30, 1997 Compared to Three Months Ended September 30, 1996.

    Net sales and other operating income increased 10% for the quarter to $3.7 billion due primarily to sales attributable to recently acquired operations. Sales of oilseed products increased 10% for the quarter due principally to higher sales volumes reflecting strong worldwide vegetable oil demand. This increase was partially offset by lower average selling prices reflecting the lower cost of raw materials. Sales of corn products decreased 2% due primarily to lower average selling prices for both ADM's sweetener products and fuel alcohol. This decrease was partially offset by increased sales volumes for both fuel alcohol and sweetener products as well as by increased average selling prices for lysine. Sales of wheat and other milled products decreased 14% for the quarter due to decreased average selling prices reflecting the lower cost of raw materials. The increase in other products and services was due principally from sales related to ADM's recently acquired cocoa business.

    Cost of products sold and other operating costs increased $366 million for the quarter to $3.3 billion due principally to costs related to recently acquired operations. To a lesser extent, costs increased due to higher sales volumes partially offset by lower average raw material costs.

    Gross profit declined $45 million to $325 million for the quarter due primarily to the net effect of decreased sales prices versus lower raw material costs and decreased merchandising and transportation margins. These decreases were partially offset by increased sales volumes and margins from recently acquired operations.




    Selling, general and administrative expenses decreased $176 million to $135 million due primarily to decreased legal and litigation related costs of $200 million arising out of the DOJ's antitrust investigation of ADM's lysine and citric acid products as well as a securities suit brought by shareholders

(see note 4 to the unaudited consolidated financial statements below). Additionally, selling, general and administrative costs increased $13 million due to expenses attributable to recently acquired operations.



    The decrease in other income for the quarter was due to decreased investment income due to lower invested funds, increased interest expense due to higher borrowing levels and decreased gains on marketable securities transactions. These decreases were partially offset by increased equity in earnings of unconsolidated affiliates.

    The decrease in income taxes for the quarter was a result of a lower effective income tax rate partially offset by higher pretax earnings. The decrease in ADM's effective income tax rate to 34% for the quarter compared to an effective rate of 95% last year is due primarily to the non-deductibility for income tax purposes last year of a portion of ADM's litigation settlements and fines.

    1997 compared to 1996

    Net sales and other operating income increased $613 million to a record high $13.9 billion for 1997 due principally to a 4% increase in average selling prices and to a lesser extent sales attributable to recently acquired operations. Sales of oilseed products increased 10% to $8.9 billion due primarily to higher average selling prices reflecting relatively strong demand for protein meal in the domestic market and the higher cost of raw materials. Sales volumes of oilseed products were up for the year due principally to
improved export vegetable oil demand.   Sales of corn products decreased 11% to
$2.2 billion due primarily to decreased sales volumes of fuel alcohol as reduced corn supplies and the resulting higher cost of corn resulted in ADM reducing its
production of fuel alcohol.   Average selling prices of corn products were up 3%
for the year due to the good demand for ADM's fuel alcohol and bioproducts,
including lysine and threonine.   These average selling price increases were
partially offset by lower average selling prices for ADM's sweetener products as a result of the start-up of new corn wet milling facilities in the industry and
the resulting overcapacity in the marketplace.   Sales of wheat and other milled
products decreased 2% to $1.6 billion due to both decreased volumes of products sold and to lower average selling prices reflecting excess milling capacity in
the industry.   This volume decrease was partially offset by sales related to
recently acquired operations in Canada and the Caribbean.   The increase in
other products and services was due principally to the sales related to ADM's recently acquired cocoa business partially offset by lower merchandising and transportation revenues.

    Cost of products sold and other operating costs increased $700 million to $12.6 billion due principally to a 5% increase in average raw material commodity prices and to costs attributable to recently acquired operations.

    The $86 million decrease in gross profit to $1.3 billion resulted primarily from decreased merchandising and transportation margins and the net effect of increased raw material costs versus higher sales prices. These decreases were partially offset by gross profit attributable to recently acquired operations.



    Selling, general and administrative expenses increased $202 million to $675 million due primarily to increased legal and litigation related costs of $171 million including provisions related to fines and litigation settlements arising out of the DOJ's antitrust investigation of ADM's lysine and citric acid products, as well as a securities suit brought by shareholders (see note 11 to the financial statements below). Additionally, selling, general and administrative expenses increased $26 million due to expenses attributable to recently acquired operations.



    The decrease in other income for 1997 was due principally to decreased gains on marketable securities transactions, decreased investment income due to both lower invested funds and lower interest rates, increased interest expense due primarily to increased levels of borrowings, and a decrease in other income as 1996 results included a $15 million gain on the sale of ADM's Supreme Sugar subsidiary.

    The decrease in income taxes for 1997 resulted primarily from lower pretax earnings. The increase in ADM's effective income tax rate to 41% for the year compared to an effective rate of 34% last year was due principally to the non-deductibility for income tax purposes of a portion of ADM's litigation settlements and fines.

    1996 compared to 1995

    Net sales and other operating income increased $685 million to $13.2 billion for 1996 due principally to a 6% increase in average selling prices. This increase was partially offset by the decrease due to the sale of ADM's Supreme Sugar subsidiary and British Arkady bakery ingredient business, and the contribution of ADM's formula feed operation to an unconsolidated subsidiary. Sales of oilseed products increased 5% to $8 billion due primarily to higher average selling prices reflecting relatively strong demand for protein meal in the domestic market and the higher cost of raw materials. Sales volumes of oilseed products were up slightly for the year as the aforementioned meal demand more than offset the weaker export vegetable oil demand. Sales of corn products increased 3% to $2.4 billion due primarily to increased sales volumes resulting from good demand for ADM's fuel, beverage, and industrial alcohol, as well as for various bioproducts, including citric acid, lysine, and MSG. These volume increases were partially offset by lower average selling prices and lower sales
volumes for ADM's sweetener products.   Sales of wheat and other milled products
increased 21% to $1.7 billion due principally to increased average selling prices reflecting the higher costs of raw materials. These increased average selling prices were partially offset by decreased sales volumes reflecting reduced export flour demand. The decrease in sales of other products and services for the year was due principally to the sale of ADM's Supreme Sugar subsidiary and British Arkady bakery ingredient business as well as the contribution of ADM's formula feed operation to an unconsolidated joint venture. These decreases were partially offset by increased merchandising and transportation revenues.

    Cost of products sold and other operating costs increased $961 million to $11.9 billion due primarily to a 16% increase in average raw material commodity prices, partially offset by costs attributable to recently divested operations.

    The $276 million decrease in gross profit to $1.4 billion in 1996 resulted primarily from a $242 million decrease due to the net effect of higher raw material commodity prices versus increased average selling prices and, to a lesser extent, gross profit attributable to recently divested operations.

    Selling, general and administrative expenses increased $23 million to $473 million in 1996 due primarily to an increase in legal and litigation related expenses which were partially offset by $29 million of expenses attributable to recently divested operations and by an $8 million decrease in bad debt expense.

    The increase in other income for 1996 was due principally to increased gains on marketable securities transactions and, to a lesser extent, increased
equity in earnings of unconsolidated affiliates.   Other income for 1996
included a $15 million gain on the sale of ADM's Supreme Sugar subsidiary.

    The decrease in income taxes for 1996 was the result of lower pretax
earnings partially offset by a higher effective income tax rate.   ADM's
effective income tax rate for 1996 was 34% compared to an effective rate of 33% for 1995.

LIQUIDITY AND CAPITAL RESOURCES

    At September 30, 1997, ADM continued to show substantial liquidity with working capital of $1.6 billion, including cash and marketable securities of $593 million. During the quarter, ADM's cash and marketable securities net of short-term debt decreased $429 million and working capital decreased $478 million reflecting ADM's business acquisitions, investments in property, plant and equipment expansions and investments in affiliates. Capital resources remained strong as reflected in ADM's net worth of $6.1 billion. ADM's ratio of long-term debt to total capital at September 30, 1997 was approximately 26%.

    As discussed in Note 4 to the unaudited consolidated financial statements included herein, various grand juries under the direction of the DOJ have been conducting investigations into possible violations by ADM and others of federal antitrust laws and related matters with respect to the sale of lysine, citric acid and high fructose corn syrup. In connection with an agreement with the DOJ, ADM has paid the United States a fine of $100 million. This agreement constitutes a global resolution of all matters between the DOJ and ADM and brings to a close all DOJ investigations of ADM. In addition, related civil class actions and other proceedings have been filed against ADM, which could result in ADM being subject to monetary damages, other sanctions and expenses. As also discussed in Note 4 to the unaudited consolidated financial statements included herein, ADM has settled certain civil federal class action suits involving lysine, citric acid, and securities, and certain state actions filed by indirect purchasers of lysine. ADM made provisions of $231 million in prior years to cover such fines and settlements and related costs and expenses. Because of the early stage of other putative class actions and proceedings, including those related to high fructose corn syrup, the ultimate outcome and materiality of these matters cannot presently be determined. Accordingly, no provision for any liability that may result therefrom has been made in the unaudited consolidated financial statements.

MARKET RISK SENSITIVE INSTRUMENTS AND POSITIONS

    The market risk inherent in ADM's market risk sensitive instruments and positions is the potential loss arising from adverse changes in commodity prices, marketable equity security prices, foreign currency exchange rates, and interest rates as discussed below.

    Commodities.



    The availability and price of agricultural commodities are subject to wide fluctuations due to unpredictable factors such as weather, plantings, government (domestic and foreign) farm programs and policies, changes in global demand created by population growth and higher standards of living, and global production of similar and competitive crops. To reduce price risk caused by market fluctuations, ADM


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

generally follows a policy of hedging its inventories and related purchase and sale contracts. In addition, ADM from time to time will hedge portions of its production requirements. The instruments used are principally readily marketable exchange traded futures contracts which are designated as hedges. The changes in market value of such contracts have a high correlation to the price changes of the hedged commodity. To obtain a proper matching of revenue and expense, gains or losses arising from open and closed hedging transactions are included in inventories as a cost of the commodities and reflected in the statement of earnings when the product is sold.



    A sensitivity analysis has been prepared to estimate ADM's exposure to market risk of its commodity position. ADM's daily net commodity position consists of inventories, related purchase and sales contracts, and exchange traded contracts, including those to hedge portions of production requirements. The fair value of such position is a summation of the fair values calculated for each commodity by valuing each net position at quoted futures prices. Market risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in such prices. The results of this analysis, which may differ from actual results, are as follows for fiscal 1997:

                               Fair Value        Market Risk
                               ----------        -----------
                                        (in millions)
    Highest long position         $468                $47
    Highest short position         314                 31
    Average position (long)        123                 12

    Marketable Equity Securities. Marketable equity securities at June 30, 1997, which are recorded at a fair value of $911 million and include net unrealized gains of $183 million, have exposure to price risk. This risk is estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in prices quoted by stock exchanges and amounts to $91 million. Actual results may differ.

    Currencies. In order to reduce the risk of foreign currency exchange rate fluctuations, ADM follows a policy of hedging substantially all transactions, except for amounts permanently invested as described below, denominated in a currency other than the functional currencies applicable to each of its various entities. The instruments used for hedging are readily marketable exchange traded futures contracts and forward contracts with banks. The changes in market value of such contracts have a high correlation to the price changes in the currency of the related hedged transactions. The potential loss in fair value for such net currency position resulting from 10% adverse change in foreign currency exchange rates is not material.

    The amount permanently invested in foreign subsidiaries and affiliates and translated into dollars using the year end exchange rate is $1.7 billion at June 30, 1997. The potential loss in fair value resulting from a hypothetical 10% adverse change in quoted foreign currency exchange rates amounts to $167 million. Actual results may differ.

    Interest. At June 30, 1997, the fair value of ADM's long-term debt is estimated at $2.7 billion using quoted market prices or discounted future cash flows based on ADM's current incremental borrowing rates for similar types of borrowing arrangements. Such fair value exceeded the long-term debt carrying value by $336 million. Market risk is estimated as the potential increase in fair value resulting from a hypothetical one-half percent decrease in interest rates and amounts to $107 million.

                         SHARE PRICE AND DIVIDEND INFORMATION
                      FOR ADM COMMON STOCK AND MMC COMMON STOCK


    ADM Common Stock is listed and principally traded on the NYSE under the symbol "ADM." As of October 31, 1997, there were outstanding 557,527,630 shares of ADM Common Stock.


    There is no public trading market for MMC Common Stock. However, certain appraisals have been made by an independent appraisal firm for the purpose of valuing shares of MMC Common Stock held by the MMC Employees' Profit Sharing Plan, as discussed below.

    The following table shows, for the calendar periods indicated, the reported high and low sale prices on the NYSE Composite Tape for, and the cash dividends paid per share of, ADM Common Stock:


                                                        ADM
                                                   Common Stock
                                      ----------------------------------------
                                       High             Low          Dividends
                                      ---------      ---------       ---------
         1995:
           First Quarter..........    $18.13          $15.75          $.022
           Second Quarter.........     17.13           15.63           .022
           Third Quarter..........     16.38           13.00           .022
           Fourth Quarter.........     16.63           13.50           .046

         1996:
           First Quarter..........     17.75           15.25           .046
           Second Quarter.........     18.38           16.25           .046
           Third Quarter..........     18.38           14.88           .046
           Fourth Quarter.........     22.00           18.13           .048

         1997:
           First Quarter..........     21.88           16.50           .048
           Second Quarter.........     22.88           16.25           .048
           Third Quarter..........     24.63           20.31           .048
           Fourth Quarter (through
           December 8, 1997)......     24.43           18.00           .050



    With respect to MMC Common Stock, MMC paid dividends totaling $250 in each of fiscal 1996 and fiscal 1997. No dividends were paid for the first or second quarters of fiscal 1998. The value of the MMC Common Stock, appraised quarterly by an independent appraisal firm for the purpose of valuing shares of MMC Common Stock held by the MMC Employees' Profit Sharing Plan, ranged from $5,500 to $5,000 in fiscal 1996 and $5,000 to $4,000 in fiscal 1997. For the first and second quarters of fiscal 1998 the appraised values were $4,000 and $4,300, respectively. These valuations were not prepared with the intent that they serve as an estimate of the price that would be realized through a sale of MMC to a third party and do not represent necessarily the price paid for or received in the purchases or sales of shares of MMC Common Stock during the corresponding periods. The appraisals were prepared solely to assist the Administrative Committee of the MMC Employees' Profit Sharing Plan in fulfilling its responsibilities to value the shares of MMC Common Stock held by the plan.



    On September 12, 1997, public announcement of the Merger was made. The closing sale price per share of ADM Common Stock on the NYSE Composite Tape on September 11, 1997 (the last trading day


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

prior to the public announcement of the Merger) was $22.625. On December 8, 1997, the closing sale price per share on the NYSE Composite Tape of ADM Common Stock was $21.25. If the Exchange Ratio is not adjusted, shareholders of MMC who are to receive shares of ADM Common Stock would be entitled to receive 254.118 shares of ADM Common Stock, having a market value of $5,400, in exchange for each share of MMC Common Stock held by them (assuming MMC shareholders' equity as of 15 days prior to the Closing Date is at least $265 million). The aggregate number of shares of ADM Common Stock to be received by each shareholder of MMC will be rounded to the nearest whole number of shares. See the discussion of the determination of the actual Exchange Ratio on the cover page of this Proxy Statement/Prospectus.


                  COMPARATIVE RIGHTS OF SHAREHOLDERS OF MMC AND ADM


    AS A RESULT OF THE MERGER, SHAREHOLDERS OF MMC WILL BECOME STOCKHOLDERS OF ADM, AND THEIR RIGHTS WILL BE GOVERNED BY THE ADM CERTIFICATE AND ADM BYLAWS, WHICH DIFFER IN CERTAIN MATERIAL RESPECTS FROM MMC'S ARTICLES OF INCORPORATION AND BYLAWS. THE FOLLOWING IS A SUMMARY OF THE MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF MMC COMMON STOCK AND HOLDERS OF ADM COMMON STOCK.


GENERAL

    MMC is incorporated under Illinois Law and ADM is incorporated under Delaware Law. Holders of MMC Common Stock, whose rights as shareholders are currently governed by the MMC Articles and the MMC Bylaws, will, at the Effective Time of the Merger, become holders of ADM Common Stock and their rights as such will be governed by the ADM Certificate and the ADM Bylaws. Certain differences between the rights of holders of MMC Common Stock and ADM Common Stock are summarized below.

    Certain provisions contained in Delaware Law, the ADM Certificate and the ADM Bylaws discourage transactions involving an actual or threatened change in control of ADM. To the extent any of these provisions has such an effect, stockholders might thereby be deprived of an opportunity to sell their shares at a premium above the market price. These provisions could thus be considered to be anti-takeover measures. See the discussion below for a description of existing provisions in the ADM Certificate and the ADM Bylaws that may be viewed as having anti-takeover effects.

DISSENTERS' OR APPRAISAL RIGHTS

    Illinois Law grants shareholders the right to dissent and receive the fair value of their shares in the event of certain amendments to or changes in the articles of incorporation that adversely affect their shares, or certain business transactions, including certain mergers. The MMC Articles do not address dissenters' rights.

    Under Delaware Law, stockholders of corporations being acquired pursuant to a merger have the right to serve upon the corporation a written demand for appraisal of their shares when the stockholders receive any form of consideration for their shares other than (i) shares of the surviving corporation, (ii) shares of any other corporation listed on a national securities exchange or held of record by more than 2,000 stockholders,
(iii) cash in lieu of fractional shares, or (iv) any combination thereof. Stockholders who perfect their appraisal rights are entitled to receive cash from the corporation equal to the value of their shares as established by judicial appraisal. Corporations may enlarge these statutory rights by including in their certificate of incorporation a provision allowing the appraisal rights in any merger in which the corporation is a constituent corporation. The ADM Certificate does not contain any provision enlarging such appraisal rights.

VOTE ON CERTAIN FUNDAMENTAL ISSUES

    Illinois Law requires that a plan of merger, consolidation, exchange, sale of all or substantially all of a corporation's assets other than in the ordinary course, or dissolution be approved by at least two-thirds of the outstanding shares entitled to vote thereon. Except with respect to certain unsolicited business combinations and business combinations with interested shareholders, the MMC Articles and Bylaws do not alter this general rule.

    Delaware Law and the ADM Certificate require that any merger, consolidation, sale of all or substantially all of the assets, or dissolution of a corporation be approved by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon.

CUMULATIVE VOTING

    Illinois Law and the MMC Bylaws provide that in all elections for directors, every shareholder shall have the right to vote the number of shares owned by him or her for as many persons as there are directors to be elected, or to cumulate said shares, and give one candidate as many votes as the number of directors multiplied by the number of his or her shares shall equal, or to distribute such votes in any proportion among any number of candidates.

    Delaware Law provides that the certificate of incorporation of any corporation may grant stockholders the right to cumulate their votes. The ADM Certificate does not provide stockholders the right to cumulate votes in the election of directors. Therefore, stockholders holding a majority of ADM voting stock will be able to elect all of ADM's directors.

SPECIAL MEETINGS OF THE SHAREHOLDERS

    Illinois Law provides that special meetings of the shareholders may be called by the president, the board of directors or the holders of not less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is called. Under the ADM Bylaws, special meetings of the stockholders of ADM may be held upon the call of the Board of Directors, or the Executive Committee, if one is selected, or of the President, and shall be called by the President or the Secretary at the request in writing of stockholders owning a majority of the capital stock of ADM entitled to vote at the meeting.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    The MMC Articles do not permit actions to be taken by the shareholders without a meeting. Written consents by the shareholders are not allowed.

    Under Delaware Law, ADM may take any action that may be taken or is required to be taken at any annual or special meeting of stockholders, without a meeting, prior notice and a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION

    Illinois Law and the MMC Articles generally allow the corporation to amend its articles of incorporation if the board of directors of the corporation adopts a resolution approving such amendment, and the holders of at least two-thirds of the outstanding shares entitled to vote in respect thereof vote in favor of the amendment. In addition, the MMC Articles require the approval of 80 percent of the outstanding shares of the corporation to amend, alter or repeal, or adopt any provision inconsistent with certain provisions of the MMC Articles.

    Under Delaware Law amendments to the ADM Certificate must be approved, unless a greater affirmative vote is required under the ADM Certificate, by the holders of a majority of all outstanding shares entitled to vote on an amendment, including a majority of all outstanding shares of each class or series if the rights of the holders of such securities would be adversely affected by the amendment.

ANTI-TAKEOVER PROVISIONS

    The MMC Articles contain certain provisions designed to prevent unsolicited takeovers of the corporation. Specifically, such provisions require the approval of outstanding shares representing at least 80 percent of the voting power of the corporation to approve certain business combinations that have not been recommended by the board of directors.

    In addition, pursuant to Illinois Law and the MMC Articles, the corporation is prohibited from engaging in certain business combinations with any interested shareholder for a period of three years following the date on which such shareholder became an interested shareholder, unless (i) the board of directors of the corporation approved the business combination or the transaction in which such shareholder became an interested shareholder, (ii) upon the consummation of the transaction in which the shareholder became an interested shareholder, such shareholder owned at least 85 percent of the outstanding voting shares of the corporation (excluding shares held by certain persons), or (iii) the business combination is approved by the board of directors and authorized at a meeting of the shareholders by the affirmative vote of at least 66-2/3 percent of the outstanding voting shares which are not owned by the interested shareholder.

    Delaware has also enacted statutory provisions that limit certain business combinations of Delaware corporations with interested stockholders. Under Delaware Law, an interested stockholder (a stockholder whose beneficial ownership in the corporation is at least 15 percent of the outstanding voting securities) is precluded from entering into certain business combinations with the corporation for a period of three years following the date on which the stockholder became an interested stockholder unless, among other exceptions, prior to that date the board of directors approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. Delaware Law provides that the business combination provisions have no effect if (i) the tender offer or other transaction by which the stockholder became an interested stockholder results in the stockholder beneficially owning at least 85 percent of the voting securities of the corporation (exclusive of shares owned by directors who are also officers and shares owned by certain employee stock option plans) or (ii) the business combination is approved by the board of directors and two-thirds of the shares held by stockholders other than the interested stockholder. ADM has not opted-out of this Delaware anti-takeover law.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

    The ADM Certificate provides that no director will be liable to ADM or its stockholders for monetary damages for breach of fiduciary duty by the director as a director, except that this provision does not eliminate or limit the liability of the director to the extent provided by applicable law (i) for any breach of the duty of loyalty of the director to ADM or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful action under
Section 174 of Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    In general, under Delaware Law the indemnification provided for therein is not deemed to be exclusive of any nonstatutory indemnification rights provided to directors, officers and employees under any by-law, agreement or vote of stockholders or disinterested directors. The ADM Bylaws and the MMC Certificate provide for the indemnification of directors, officers, agents and employees, to the fullest extent permitted by Delaware Law against liability arising by reason of the fact that such individual was a director, officer, agent or employee of ADM or MMC, as the case may be.

    Generally, Illinois Law provides that a corporation may indemnify any person who is a party or is threatened to be made a party to any proceeding by reason of the fact that such person is a director, officer, employee or agent of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not oppose to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe his or her actions were unlawful. The MMC Bylaws provide that the corporation will indemnify those persons set forth in Illinois Law to the fullest extent it is permitted to indemnify such persons.


ITEM 2.  CHANGE-OF-CONTROL ARRANGEMENTS

    Under certain circumstances, Sections 280G and 4999 of the Code impose certain penalties with respect to compensation that is paid contingent upon a change in control. The penalties are assessed if the payments are deemed "Parachute Payments." A payment is considered a "Parachute Payment" if it is equal to or greater than three times the employee's "base amount." The "base amount" is an average of the employee's annual W-2 compensation for the prior five years (or such shorter period if the employee has been employed with the company less than five years). If a payment is deemed a "Parachute Payment," two penalties may be imposed:

         (i) the recipient employee pays an excise tax of 20 percent of the difference between the amount of the Parachute Payment in excess of the base amount (the "Excess Parachute Payment"); and

         (ii) the company cannot deduct for income tax purposes the amount of the Excess Parachute Payment.

    If consummated, the Merger would constitute a change of control of MMC as defined under the Change-of-Control Arrangements, entitling the applicable employee to certain benefits, provided certain conditions are fulfilled. See "The Merger--Interest of Certain Persons in the Merger." Certain of the benefits due or that may become due under the Change-of-Control Arrangements as a result of the Merger would constitute Parachute Payments as defined in Code
Section 280G(b). Therefore, an estimated $2,759,000 of the amounts payable to Mr. McKenna and an estimated $571,000 of the amounts payable to Mr. Schwarz would constitute Excess Parachute Payments under Code Section 280G. Due to the classification of such amounts as Excess Parachute Payments, no deduction would be allowed to MMC for such amounts, and each applicable employee would be subject to a 20 percent excise tax upon receipt of such amounts under Code
Section 4999(a). The 20 percent excise tax on such amounts under Code Section 4999(a) would result in a tax of $552,000 for Mr. McKenna and $114,000 for Mr. Schwarz. In addition, MMC would be denied a deduction in the amount of approximately $3,330,000 as a result of the classification of such payments as Excess Parachute Payments. Final calculations of the foregoing amounts will be determined by independent auditors using the actual dates of the change of control and termination of employment.

    The Change-of-Control Agreements take into account, for calculation purposes, the tax consequences to the executives of Sections 280G and 4999 of the Code. As a result, the payment for Mr. Foster under such agreement has been reduced by approximately $35,000. The application of this provision to the other executives has not resulted in any reductions.

    Under Code Section 280(G)(b), the payments under the Change-of-Control Arrangements should not be deemed Parachute Payments if they are approved by a separate vote of more than 75 percent (or three-fourths) of the MMC Common Stock entitled to vote thereon. If MMC's shareholders approve the proposal described under this Item 2, MMC (as a wholly owned subsidiary of ADM) should be permitted to report the full amount of payments under the Change-of-Control Arrangements as deductions for income tax purposes and the executives receiving such payments should not be required to pay excise taxes on any portion of the payments. In addition, such approval would have the effect of restoring approximately
$35,000 to Mr. Foster under his Change-of-Control Agreement. However, since the payment of the Parachute Payments is not contingent on such shareholder approval, the IRS could assert the position that the Excess Parachute Payments are non-deductible by MMC and impose the 20 percent excise tax on the recipients of such amounts. MMC and the recipients believe the Code supports their position and would vigorously contest such an assertion by the IRS.

    Shareholder approval of the payments under the Change-of-Control is not a condition to either the consummation of the Merger or the payment of the amounts due under Change-of-Control Arrangements, including, the amounts which constitute Parachute Payments, since MMC is contractually obligated to make such payments.

    THE BOARD OF DIRECTORS OF MMC RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, FOR TAX PURPOSES, OF CERTAIN PAYMENTS UNDER THE CHANGE-OF-CONTROL ARRANGEMENTS.

                                    LEGAL MATTERS

    The validity of the shares of ADM Common Stock to be issued in the Merger will be passed upon for ADM by Faegre & Benson LLP, Minneapolis, Minnesota. Certain tax consequences of the Merger will be passed upon for MMC by Winston & Strawn, Chicago, Illinois.

                                       EXPERTS


    The consolidated financial statements of ADM as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997, included in this Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    The consolidated financial statements of MMC and its subsidiaries as of March 29, 1997, and March 30, 1996, and for the years then ended included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP as stated in its report appearing herein. The consolidated statements of income, stockholders' equity and of cash flows of MMC and its subsidiaries as of March 25, 1995, included in this Proxy Statement/Prospectus have been audited by Price Waterhouse LLP as stated in its report appearing herein. The financial statements of C&T Quincy, L.L.C. (a joint venture of MMC accounted for on the equity method) as of March 31, 1997, and 1996 and for each of the three years in the period ended March 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein. The balance sheet and statements of income, partners' capital and of cash flows of ContiQuincy Export Company (a joint venture of MMC accounted for on the equity method) for the year ended March 31, 1995, have been audited by Arthur Andersen LLP, as stated in its report included herein. The statements of income, members' equity, and cash flows of Associated Feed Blenders, L.L.C. (a joint venture of MMC accounted for on the equity method) for the year ended March 25, 1995, have been audited by McGladrey & Pullen LLP, as stated in its report included herein. The statements of income, stockholders' equity and of cash flows of Agri Sales, Inc. (consolidated with those of MMC) for the year ended March 31, 1995, have also been audited by McGladrey & Pullen LLP as stated in its report included herein. Such financial statements of MMC and its consolidated subsidiaries (with joint ventures accounted for by the equity method) are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.


                                CHANGE IN ACCOUNTANTS

    On January 17, 1996, the Board of Directors of MMC, upon the recommendation of its Audit Committee, determined to replace Price Waterhouse LLP with Deloitte & Touche LLP as MMC's independent auditors for the year ended March 30, 1996.

    The reports of Price Waterhouse LLP on the consolidated financial statements of MMC as of and for the two years ended March 25, 1995 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two fiscal years ended March 25, 1995 and the subsequent interim period preceding its dismissal, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosures of auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse LLP would have caused that firm to make reference in connection with its report to the event or subject matter of the disagreement.

    During the two fiscal years ended March 25, 1995, and through the date of their appointment, Deloitte & Touche LLP did not provide any consultations to MMC regarding the application of accounting principles to specific transactions and the type of opinion that they may have rendered on the financial statements.

                               INDEPENDENT ACCOUNTANTS

    Representatives of Deloitte & Touche LLP are expected to be present at the Special Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                            INDEX TO FINANCIAL STATEMENTS



                              ADM FINANCIAL STATEMENTS



Summary of Significant Accounting Policies.................................F-3

Consolidated Statements of Earnings for the Years Ended
    June 30, 1997, 1996 and 1995...........................................F-5

Consolidated Balance Sheets at June 30, 1997 and 1996......................F-6

Consolidated Statements of Cash Flows for the Years Ended
    June 30, 1997, 1996 and 1995...........................................F-8

Consolidated Statements of Shareholders' Equity for the Years Ended
    June 30, 1997, 1996 and 1995...........................................F-9

Note to Consolidated Financial Statements.................................F-10

Report of Independent Auditors............................................F-20

Consolidated Statements of Earnings for the Three Months Ended
    September 30, 1997 and September 30, 1996 (unaudited).................F-21

Consolidated Balance Sheets at September 30, 1997 and September 30, 1996
       (unaudited)........................................................F-22

Consolidated Statements of Cash Flows for the Three Months Ended
    September 30, 1997 and September 30, 1996 (unaudited).................F-24


Notes to Consolidated Financial Statements (unaudited)....................F-25




                              MMC FINANCIAL STATEMENTS

Reports of Independent Auditors...........................................F-27

Consolidated Statements of Income for the Years Ended
    March 29, 1997, March 30, 1996 and March 25, 1995.....................F-34

Consolidated Balance Sheets at March 29, 1997 and March 30, 1996..........F-35

Consolidated Statement of Stockholder's Equity for the Years Ended
    March 29, 1997, March 30, 1996 and March 25, 1995.....................F-37

Consolidated Statement of Cash Flows for the Years Ended
    March 29, 1997, March 30, 1996 and March 25, 1995.....................F-38

Notes to Consolidated Financial Statements................................F-39

Condensed Consolidated Statements of Operations for the Six-Month
    Periods Ended September 27, 1997 and
    September 28, 1996 (unaudited)........................................F-51

Condensed Consolidated Balance Sheets at September 27, 1997 and
    September 28, 1996 (unaudited)........................................F-52

Condensed Consolidated Statements of Cash Flows for the Six-Month
    Periods Ended September 27, 1997 and
    September 28, 1996 (unaudited)........................................F-54

Notes to Condensed Consolidated Financial Statements (unaudited)..........F-55




ADM -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Nature of Business. ADM is in one business segment -- procuring, transporting, storing, processing, and merchandising agricultural commodities and products. The availability and price of agricultural commodities are subject to wide fluctuations due to unpredictable factors such as weather, plantings, government (domestic and foreign) farm programs and policies, changes in global demand created by population growth and higher standards of living, and global production of similar and competitive crops.

Principles of Consolidation. The consolidated financial statements include the accounts of ADM and all majority-owned subsidiaries. Investments in affiliates are carried at cost plus equity in undistributed earnings since acquisition.

Use of Estimates. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in its consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassification. Certain items in prior year financial statements have been reclassified to conform to the current year's presentation.

Cash Equivalents. ADM considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Marketable Securities. ADM classifies all of its marketable securities as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity.

Inventories. Inventories, consisting primarily of merchandisable agricultural commodities and related value-added products, are carried at cost, which is not in excess of market prices. Inventory cost methods include the last-in, first-out (LIFO) method, the first-in, first-out (FIFO) method and the hedging procedure method. The hedging procedure method approximates FIFO cost.

    To reduce price risk caused by market fluctuations, ADM generally follows a policy of hedging its inventories and related purchase and sale contracts. In addition, ADM from time to time will hedge portions of its production requirements. The instruments used are readily marketable exchange traded futures contracts which are designated as hedges. The changes in market value of such contracts have a high correlation to the price changes of the hedged commodity. Also, the underlying commodity can be delivered against such contracts. To obtain a proper matching of revenue and expense, gains or losses arising from open and closed hedging transactions are included in inventories as a cost of the commodities and reflected in the statement of earnings when the product is sold.

Property, Plant and Equipment. Property, plant, and equipment are recorded at cost. ADM generally uses the straight line method in computing depreciation for financial reporting purposes and generally uses accelerated methods for income tax purposes. The annual provisions for depreciation have been computed principally in accordance with the following ranges of asset lives: buildings -- 10 to 50 years; machinery and equipment -- 3 to 30 years.

Net Sales. ADM follows a policy of recognizing sales at the time of product shipment. Net margins from grain merchandised, rather than the total sales value thereof, are included in net sales in the consolidated statements of earnings. Sales of ADM, including the sales value of grain merchandised, were $18.1 billion in 1997, $18.0 billion in 1996, and $15.6 billion in 1995, and such sales include export sales of $5.4 billion in 1997, $5.7 billion in 1996 and $4.3 billion in 1995.

Per Share Data. Share and per share information have been adjusted to give effect to all stock dividends, including the 5% stock dividend declared in July 1997 and payable in September 1997. Net earnings per common share is determined by dividing net earnings by the weighted average number of common shares outstanding. The impact of common stock equivalents is not material.

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 128 (SFAS 128) "Earnings Per Share." This statement establishes standards for computing and presenting basic and diluted earnings per share (EPS) for financial statements issued for periods ending after December 15, 1997. The adoption of SFAS 128 will not have a material effect on ADM's reported EPS.



ADM -- CONSOLIDATED STATEMENTS OF EARNINGS

                                                                  Year Ended June 30
                                                                  ------------------
                                                        1997             1996           1995
                                                        ----             ----           ----
                                                      (In thousands, except per share amounts)
Net sales and other operating income                  $13,853,262     $13,239,839     $12,555,403

                                       F-3


Cost of products sold and other operating costs       12,552,718       11,853,070      10,892,476
                                                      ----------      -----------     ------------

       Gross Profit                                    1,300,544        1,386,769       1,662,927

Selling, general and administrative expenses             675,103          473,294         450,365
                                                      ----------      -----------     ------------

       Earnings From Operations                          625,441          913,475       1,212,562

Other income (expense)                                    18,964          140,938         (31,039)
                                                      ----------      -----------     ------------

       Earnings Before Income Taxes                      644,405        1,054,413       1,181,523

Income taxes                                             267,096          358,501         385,608
                                                      ----------      -----------     ------------

       Net Earnings                                     $377,309         $695,912        $795,915
                                                      ----------      -----------     ------------
                                                      ----------      -----------     ------------

Net earnings per common share                           $    .66         $   1.20        $   1.34
                                                      ----------      -----------     ------------
                                                      ----------      -----------     ------------

Average number of shares outstanding                     567,954          577,547         596,139
                                                      ----------      -----------     ------------
                                                      ----------      -----------     ------------

See notes to consolidated financial statements.




ADM -- CONSOLIDATED BALANCE SHEETS

                                                                June 30
                                                      ------------------------
                                                           1997         1996
                                                      ------------------------
Assets                                                       (In thousands)
Current Assets
         Cash and cash equivalents                     $397,788       $534,702
         Marketable securities                          330,208        820,147
         Receivables                                  1,329,350      1,131,591
         Inventories                                  2,094,092      1,790,636
         Prepaid expenses                               132,897        107,607
                                                    -----------    -----------

                 Total Current Assets                 4,284,335      4,384,683

Investments and Other Assets
         Investments in and advances to affiliates    1,102,420        624,305
         Long-term marketable securities                987,665      1,092,969
         Other assets                                   271,352        233,611
                                                    -----------    -----------

                                                      2,361,437      1,950,885

Property, Plant and Equipment
         Land                                           118,898        114,542
         Buildings                                    1,448,945      1,245,662
         Machinery and equipment                      6,841,225      6,034,979
         Construction in progress                       765,720        588,711
         Less allowances for depreciation            (4,466,193)    (3,869,593)
                                                    -----------    -----------

                                                      4,708,595      4,114,301
                                                    -----------    -----------

                                                    $11,354,367    $10,449,869




ADM -- CONSOLIDATED BALANCE SHEETS
                                                          June 30
                                                  ----------------------------
                                                   1997               1996
                                                  ----------------------------
                                                        (In thousands)
Liabilities and Shareholders' Equity

Current Liabilities
         Short-term debt                          $  604,831       $      -
         Accounts payable                          1,126,313           993,403
         Accrued expenses                            493,944           525,626
         Current maturities of long-term debt         23,667           114,522
                                                 -----------       -----------

         Total Current Liabilities                 2,248,755         1,633,551

Long-Term Debt                                     2,344,949         2,002,979

Deferred Liabilities
         Income taxes                                597,514           562,362
         Other                                       113,020           106,165
                                                 -----------       -----------

                                                     710,534           668,527
                                                 -----------       -----------

Shareholders' Equity
         Common stock                              4,192,321         3,869,875
         Reinvested earnings                       1,857,808         2,274,937
                                                 -----------       -----------

                                                   6,050,129         6,144,812
                                                 -----------       -----------

                                                 $11,354,367       $10,449,869
                                                 -----------       -----------
                                                 -----------       -----------



See notes to consolidated financial statements.




ADM -- CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               Year Ended June 30
                                                                               -------------------
                                                                       1997             1996           1995
                                                                       ----             ----           ----
                                                                                    (In thousands)
Operating Activities
        Net earnings                                                 $  377,309      $  695,912     $  795,915
        Adjustments to reconcile to net cash provided by
        operations
                 Depreciation and amortization                          446,412         393,605        384,872
                 Deferred income taxes                                  (12,235)         72,673         25,421
                 Amortization of long-term debt discount                 29,094          25,584         21,908
                 (Gain) loss on marketable securities                   (59,549)       (109,359)        27,633
                 transactions
                 Other                                                  (40,758)        (33,243)         8,432
                 Changes in operating assets and liabilities
                         Receivables                                    (23,225)       (183,569)       (82,203)
                         Inventories                                     23,046        (320,529)       (41,561)
                         Prepaid expenses                               (18,760)         (1,683)         5,219
                         Accounts payable and accrued expenses         (110,653)        314,494         45,611
                                                                     ----------      ----------     ----------
                         Total Operating Activities                     610,681         853,885      1,191,247

Investing Activities
        Purchases of property, plant and equipment                     (779,508)       (754,268)      (558,604)
        Net assets of businesses acquired                              (429,940)        (28,612)       (55,126)
        Investments in and advances to affiliates                      (416,861)       (110,615)      (122,565)
        Purchases of marketable securities                             (966,203)       (816,401)    (2,017,619)
        Proceeds from sales of marketable securities                  1,607,631       1,260,710      1,940,370
                                                                     ----------      ----------     ----------
                         Total Investing Activities                    (984,881)       (449,186)      (813,544)


                                       F-6

Financing Activities
        Long-term debt borrowings                                       348,695          42,066         17,626
        Long-term debt payments                                        (115,853)        (22,233)       (32,304)
        Net borrowings under line of credit agreements                  421,046           -              -
        Purchases of treasury stock                                    (312,525)       (259,980)      (179,613)
        Cash dividends and other                                       (104,077)        (84,443)       (45,213)
                                                                     ----------      ----------     ----------
                         Total Financing Activities                     237,286        (324,590)      (239,504)
                                                                     ----------      ----------     ----------

                                                                       (136,914)         80,109        138,199
                         Increase (Decrease) In Cash And Cash
                         Equivalents

Cash And Cash Equivalents Beginning Of Period                           534,702         454,593        316,394
                                                                     ----------      ----------     ----------

                         Cash And Cash Equivalents End Of Period     $  397,788      $  534,702     $  454,593
                                                                     ----------      ----------     ----------
                                                                     ----------      ----------     ----------


See notes to consolidated financial statements.




ADM -- CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                  Common Stock
                                                  ------------------------
                                                     Shares         Amount         Reinvested
                                                                                    Earnings
                                                  --------------------------------------------
                                                               (In thousands)
Balance July 1, 1994                                  343,639      $3,415,955      $ 1,629,466
Net earnings                                            -               -              795,915
Cash dividends paid - $.08 per share                    -               -              (46,825)
3-for-2 stock split                                   172,030           -                -
5% stock dividend                                      25,358         406,019         (406,019)
Treasury stock purchases                               (9,756)       (179,613)           -
Foreign currency translation                            -               -               66,005
Unrealized net gains on marketable securities           -               -              147,118
Other                                                   1,253          26,616             (472)
                                                   ----------      ----------      -----------
         Balance June 30, 1995                        532,524       3,668,977        2,185,188

Net earnings                                            -               -              695,912
Cash dividends paid - $.16 per share                    -               -              (90,860)
5% stock dividend                                      25,991         411,542         (411,542)
Treasury stock purchases                              (15,632)       (259,980)               -
Foreign currency translation                            -               -              (96,101)
Change in unrealized net gains on marketable
  securities                                            -               -               (7,421)
Other                                                   2,938          49,336             (239)
                                                   ----------      ----------      -----------
         Balance June 30, 1996                        545,821       3,869,875        2,274,937

                                       F-7


Net earnings                                            -                -             377,309
Cash dividends paid - $.19 per share                    -                -            (106,990)
5% stock dividend                                      26,565          594,590        (594,590)
Treasury stock purchases                              (16,707)        (312,525)              -
Foreign currency translation                            -                -             (73,393)
Change in unrealized net gains on marketable
  securities                                            -                -             (19,199)
Other                                                   2,195           40,381            (266)
                                                   ----------      ----------      -----------
         Balance June 30, 1997                        557,874       $4,192,321      $1,857,808
                                                   ----------      ----------      -----------
                                                   ----------      ----------      -----------


See notes to consolidated financial statements.




ADM -- NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1-MARKETABLE SECURITIES AND CASH EQUIVALENTS


                                                            Unrealized        Unrealized         Fair
                                              Cost             Gains            Losses           Value
                                              ----          -----------       -----------        -----
                                                                  (In thousands)
1997
United States government obligations
         Maturity less than 1 year         $   455,657      $        66      $        19      $   455,704
         Maturity 1 year to 5 years             74,332               70              108           74,294

Other debt securities
         Maturity less than 1 year             157,588              435          -                158,023

Equity securities                              728,448          186,551            3,540          911,459
                                           -----------      -----------      -----------      -----------
                                            $1,416,025         $187,122          $ 3,667       $1,599,480
                                           -----------      -----------      -----------      -----------
                                           -----------      -----------      -----------      -----------
1996
United States government obligations
         Maturity less than 1 year          $1,184,216      $     4,027      $       235       $1,188,008
         Maturity 1 year to 5 years             19,026          -                    201           18,825

Other debt securities
         Maturity less than 1 year             148,345              716          -                149,061
         Maturity 1 year to 5 years             58,962            1,813          -                 60,775

Equity securities                              804,052          212,906            5,602        1,011,356
                                           -----------      -----------      -----------      -----------
                                            $2,214,601         $219,462          $ 6,038       $2,428,025
                                           -----------      -----------      -----------      -----------
                                           -----------      -----------      -----------      -----------

NOTE 2-INVENTORIES                                     1997        1996
                                                       ----        ----
                                                        (In thousands)

LIFO inventories
         FIFO value                              $  521,277     $  705,814
         LIFO valuation reserve                     (44,811)      (190,641)
                                                -----------    -----------
         LIFO carrying value                        476,466        515,173

FIFO inventories, including
hedging procedure method                          1,617,626      1,275,463
                                                -----------    -----------
                                                 $2,094,092     $1,790,636
                                                -----------    -----------
                                                -----------    -----------


NOTE 3-ACCRUED EXPENSES
                                                     1997         1996
                                                     ----         ----
                                                        (In thousands)


Payroll and employee benefits                   $   128,205    $   117,211
Income taxes                                         99,744        175,603
Other                                               265,995        232,812
                                                -----------    -----------
                                                $   493,944    $   525,626
                                                -----------    -----------
                                                -----------    -----------

NOTE 4-DEBT AND FINANCING ARRANGEMENTS


                                                       1997         1996
                                                       ----         ----
                                                        (In thousands)
7.5% Debentures $350 million face
amount, due in 2027                                $  347,860   $     -

8.875% Debentures $300 million face
amount, due in 2011                                   298,331      298,271

8.125% Debentures $300 million face
amount, due in 2012                                   298,079      298,015

8.375% Debentures $300 million face
amount, due in 2017                                   294,285      294,178

7.125% Debentures $250 million face
amount, due in 2013                                   249,416      249,397

6.25% Notes $250 million
face amount, due in 2003                              249,353      249,280

Zero Coupon Debt $400 million face
amount, due in 2002                                   209,967      183,736

7% Debentures $250 million face amount,
due in 2011                                           131,486      129,083

10.25% Debentures $100 million
face amount, due in 2006                               98,847       98,767

6% Bonds 150 million Deutsche Mark
face amount, due in June 1997                          -            98,370

Industrial Revenue Bonds at various
rates from 5.30% to 13.25% and due
in varying amounts to 2011                             74,571       76,498

OTHER                                                 116,421      141,906
                                                   ----------   ----------
Total long-term debt                                2,368,616    2,117,501

Less current maturities                               (23,667)    (114,522)
                                                   ----------   ----------
                                                   $2,344,949   $2,002,979
                                                   ----------   ----------
                                                   ----------   ----------

At June 30, 1997, the fair value of ADM's long-term debt exceeded the carrying value by $336 million, as estimated by using quoted market prices or discounted future cash flows based on ADM's current incremental borrowing rates for similar types of borrowing arrangements.

Unamortized original issue discounts on the 7% Debentures and Zero Coupon Debt issues are being amortized at 15.35% and 13.80%, respectively. Accelerated amortization of the discounts for tax purposes has the effect of lowering the actual rate of interest to be paid over the remaining lives of the issues to approximately 10.33% and 5.36%, respectively.

The aggregate maturities for long-term debt for the five years after June 30, 1997 are $24 million, $15 million, $11 million, $21 million and $428 million, respectively.

At June 30, 1997 ADM had lines of credit totaling $864 million. The weighted average interest rate on short-term borrowings outstanding at June 30, 1997 was 4.81%.


NOTE 5-SHAREHOLDERS' EQUITY

ADM has authorized 800 million shares of common stock and 500,000 shares of preferred stock, both without par value. No preferred stock has been issued. At June 30, 1997 and 1996, ADM had approximately 19.7 million and 33.4 million common shares, respectively, in treasury. Treasury stock is recorded at cost, $327 million at June 30, 1997, as a reduction of common stock.

Stock option plans provide for the granting of options to employees to purchase common stock of ADM at market value on the date of grant. Options expire five to ten years after the date of grant. At June 30, 1997, options for 4,320,588 shares at a weighted average price of $14.39 per share were outstanding of which 1,616,528 shares were exercisable at a weighted average price of $13.16 per share. There were 3,958,635 shares available for future grant at June 30, 1997. ADM accounts for its stock option plans in accordance with Accounting Principles Board (APB) Opinion Number 25 "Accounting for Stock Issued to Employees." Under APB 25 no compensation expense is recognized if the exercise price of the employee stock option equals the market price on the grant date. Statement of Financial Accounting Standards Number 123 "Accounting for Stock-Based Compensation" requires the fair value of options granted and the pro forma impact on earnings and earnings per share be disclosed when material. The pro forma impact for 1997 and 1996 is not material.

Cumulative foreign currency translation losses of $107 million and unrealized gains on securities of $120 million at June 30, 1997, net of applicable taxes, are included as components of reinvested earnings.

NOTE 6-OTHER INCOME (EXPENSE)

                                               1997         1996         1995
                                           -------------------------------------
                                                       (In thousands)
Investment income                          $  121,991   $  150,446   $  147,133
Interest expense                             (197,214)    (170,089)    (170,886)
Gain (loss) on marketable
  securities transactions                      59,810      109,359      (27,633)
Equity in earnings (losses) of affiliates      35,243       31,780      (19,801)
Other                                            (866)      19,442       40,148
                                           -------------------------------------
                                           $   18,964   $  140,938   $  (31,039)
                                           -------------------------------------
                                           -------------------------------------

Interest expense is net of interest capitalized of $41 million, $43 million and $32 million in 1997, 1996 and 1995, respectively.

ADM made interest payments of $198 million, $188 million and $181 million in 1997, 1996 and 1995 respectively.

The realized gains on sales of available-for-sale marketable securities totaled $63 million, $109 million and $18 million in 1997, 1996 and 1995, respectively. The realized losses totaled $3 million and $46 million in 1997 and 1995, respectively.

NOTE 7-INCOME TAXES

For financial reporting purposes, earnings before income taxes includes the following components:


                                              1997         1996        1995
                                           ------------------------------------
                                                       (In thousands)

United States                              $  563,086   $  907,376   $1,022,245
Foreign                                        81,319      147,037      159,278
                                           ------------------------------------
                                           $  644,405   $1,054,413   $1,181,523
                                           ------------------------------------
                                           ------------------------------------

Significant components of income taxes are as follows:

                                               1997        1996          1995
                                           -------------------------------------
                                                      (In thousands)
Current
     Federal                               $  216,641   $  207,166   $  271,702
     State                                     29,440       29,604       38,768
     Foreign                                   27,352       46,646       42,085
Deferred
     Federal                                   (5,357)      69,253       30,191
     State                                     (2,910)       6,467        2,108
     Foreign                                    1,930         (635)         754
                                           ------------------------------------
                                           $  267,096   $  358,501   $  385,608
                                           ------------------------------------
                                           ------------------------------------


Significant components of ADM's deferred tax liabilities and assets are as follows:

                                                            1997         1996
                                                          ---------------------
                                                              (In thousands)
Deferred tax liabilities
     Depreciation                                         $446,083     $413,792
     Unrealized gain on marketable securities               62,957       73,727
     Bond discount amortization                             56,312       60,659
     Other                                                  76,992       66,812
                                                          ---------------------
                                                           642,344      614,990

Deferred tax assets                                         29,318       27,822
     Postretirement benefits
     Other                                                  64,186       76,337

                                                          ---------------------
                                                            93,504      104,159

                                                          ---------------------
Net deferred tax liabilities                               548,840      510,831

Current net deferred tax assets included in
     prepaid expenses                                       48,674       51,531
                                                          ---------------------
Non-current net deferred tax liabilities                  $597,514     $562,362
                                                          ---------------------
                                                          ---------------------

Reconciliation of the statutory federal income tax rate to ADM's effective tax rate is as follows:

                                                1997         1996         1995
                                           -------------------------------------
Statutory rate                                   35.0%        35.0%        35.0%
Litigation settlements and fines                  7.5            -            -
State income taxes, net of
     federal tax benefit                          2.7          2.2          2.3
Foreign sales corporation                        (3.4)        (2.4)        (1.8)
Other                                            (0.4)        (0.8)        (2.9)
                                           -------------------------------------

Effective rate                                   41.4%        34.0%        32.6%
                                           -------------------------------------
                                           -------------------------------------


ADM made income tax payments of $312 million, $268 million and $354 million in 1997, 1996 and 1995, respectively.

Undistributed earnings of ADM's foreign subsidiaries amounting to approximately $460 million at June 30, 1997, are considered to be permanently reinvested and, accordingly, no provision for U.S. income taxes has been provided thereon. It is not practicable to determine the deferred tax liability for temporary differences related to these undistributed earnings.

NOTE 8-LEASES

ADM has noncancellable operating leases with total future rental commitments of $161 million, which range from $7 million to $31 million during each of the next five years, and expire on various dates through 2026. Rent expense for 1997, 1996 and 1995 was $69 million, $73 million and $73 million, respectively.

NOTE 9-EMPLOYEE BENEFIT PLANS

ADM has noncontributory and trusteed pension plans covering substantially all employees. It is ADM's policy to fund pension costs as required by the Employee Retirement Income Security Act. At June 30, 1997, the plans had assets at fair value of $432 million and projected benefit obligations of $458 million based on a discount rate of 7.5%. Pension expense is not material.

ADM has postretirement health care and life insurance plans covering substantially all employees. The fully accrued accumulated postretirement benefit obligations (APBO) for the unfunded plans at June 30, 1997 were $59 million, based on a discount rate of 7.5% and an assumed health care cost trend rate of 9.7% for 1998 gradually decreasing to 5.5% by 2004. Expense of these plans is not material. A 1% increase in the health care cost trend rate assumption would not have had a material impact on the APBO or expense for the year.

In addition, ADM has savings and investment plans available to eligible employees with one year of service. Employees may contribute up to 6% of their salaries, not to exceed $9,500. ADM matches these contributions, at various levels, to a maximum of $6,333.

NOTE 10-GEOGRAPHIC INFORMATION


                                               1997         1996          1995
                                           -------------------------------------
                                                        (In millions)
Net sales and other operating income:
     United States                           $  9,773     $  9,661      $  9,052
     Europe                                     3,039        2,753         2,754
     Other foreign                              1,041          826           749
                                           -------------------------------------

                                             $ 13,853     $ 13,240      $ 12,555
                                           -------------------------------------
                                           -------------------------------------

Sales or transfers between geographic areas:
     United States                           $    354     $    282      $    166
     Europe                                        51          108           115
     Other foreign                                146          133            54
                                           -------------------------------------

                                             $    551     $    523      $    335
                                           -------------------------------------
                                           -------------------------------------

Earnings from operations:
     United States                           $    550     $    805      $  1,089
     Europe                                        46           69            77
     Other foreign                                 29           39            47
                                           -------------------------------------

                                             $    625     $    913      $  1,213
                                           -------------------------------------
                                           -------------------------------------

Identifiable assets:
     United States                           $  6,663     $  6,025      $  5,351
     Europe                                     1,288          929           846
     Other foreign                                585          418           334
                                           -------------------------------------

                                             $  8,536     $  7,372      $  6,531
                                           -------------------------------------
                                           -------------------------------------


Earnings from operations represent earnings before other income and income taxes.

Sales or transfers between geographic areas are made at established transfer prices.

Identifiable assets exclude cash and cash equivalents, marketable securities and investments in and advances to affiliates. At June 30, 1997, approximately $1.3 billion of ADM's cash and cash equivalents, marketable securities and investments in affiliates were foreign assets, of which $697 million were in Europe.

NOTE 11 - ANTITRUST INVESTIGATION AND RELATED LITIGATION

Federal grand juries in the Northern Districts of Illinois, California and Georgia, under the direction of the DOJ, have been investigating possible violations by ADM and others with respect to the sale of lysine, citric acid and high fructose corn syrup, respectively. In connection with an agreement with the DOJ, ADM has paid the United States a fine of $100 million. This agreement constitutes a global resolution of all matters between the DOJ and ADM and brings to a close all DOJ investigations of ADM.

Following public announcement in June 1995 of these investigations, ADM and certain of its then current directors and executive officers were named as defendants in a number of putative class action suits for alleged violations of federal securities laws on behalf of all purchasers of securities of ADM during the period between certain dates in 1992 and 1995. ADM, along with other domestic and foreign companies, was named as a defendant in a number of putative class action antitrust suits and other proceedings involving the sale of lysine, citric acid, and high fructose corn syrup. The plaintiffs generally request unspecified compensatory damages, costs, expenses and unspecified relief. ADM and the individuals named as defendants intend to vigorously defend these actions and proceedings unless they can be settled on terms deemed acceptable by the parties. These matters have resulted and could result in ADM being subject to monetary damages, other sanctions and expenses.

ADM has made provisions of $200 million in fiscal 1997 and $31 million in fiscal 1996 to cover the fine, litigation settlements related to the federal lysine class action, federal securities class action, the federal citric class action and certain state actions filed by indirect purchasers of lysine, and related costs and expenses associated with the litigation described in the preceeding paragraph. Because of the early stage of other putative class actions and proceedings, including those related to high fructose corn syrup, the ultimate outcome and materiality of these matters cannot presently be determined. Accordingly, no provision for any liability that may result therefrom has been made in the consolidated financial statements.

ADM and its directors have also been named as defendants in a putative class action suit which alleges violations of Delaware state law and seeks invalidation of the election of ADM's directors on the basis of alleged omissions from the proxy statement issued by ADM prior to its 1995 Annual Meeting of Shareholders. This case was dismissed and is now on appeal in the Supreme Court of Delaware.

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Archer Daniels Midland Company
Decatur, Illinois

     We have audited the accompanying consolidated balance sheets of Archer Daniels Midland Company and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Archer Daniels Midland Company and its subsidiaries at June 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.


Minneapolis, Minnesota

                                   /s/  Ernst & Young LLP
                                   ----------------------
July 31, 1997

                 ARCHER-DANIELS-MIDLAND COMPANY AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (UNAUDITED)

                                                      THREE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                     1997           1996
                                                  -------------------------
                                                     (In thousands, except
                                                       per share amounts)

Net sales and other operating income              $3,651,302     $3,330,475
Cost of products sold and other operating costs    3,326,134      2,960,475
                                                  ----------     ----------

          Gross Profit                               325,168        370,000

Selling, general and administrative expenses         134,986        311,332
                                                  ----------     ----------

          Earnings From Operations                   190,182         58,668

Other income                                           8,833         19,441
                                                  ----------     ----------

          Earnings Before Income Taxes               199,015         78,109

Income taxes                                          67,665         74,556
                                                  ----------     ----------

          Net Earnings                            $  131,350       $  3,553
                                                  ----------     ----------
                                                  ----------     ----------


Average number of shares outstanding                 557,695        572,360

Net earnings per common share                           $.24           $.01

Dividends per common share                             $.048          $.046


See notes to consolidated financial statements.

                   ARCHER-DANIELS-MIDLAND COMPANY AND SUBSIDIARIES

                             CONSOLIDATED BALANCE SHEETS
                                     (UNAUDITED)

                                                        SEPTEMBER 30,           JUNE 30,
                                                            1997                  1997
                                                            ----                  ----
                                                                  (In thousands)
ASSETS
Current Assets
    Cash and cash equivalents                             $   144,829         $   397,788
    Marketable securities                                     448,045             330,208
    Receivables                                             1,553,390           1,329,350
    Inventories                                             2,071,409           2,094,092
    Prepaid expenses                                          156,395             132,897
                                                          -----------         -----------

         Total Current Assets                               4,374,068           4,284,335

Investments and Other Assets
    Investments in and advances to affiliates               1,327,325           1,102,420
    Long-term marketable securities                         1,104,476             987,665
    Other assets                                              268,223             271,352
                                                          -----------         -----------

                                                            2,700,024           2,361,437

Property, Plant and Equipment
    Land                                                      122,257             118,898
    Buildings                                               1,492,703           1,448,945
    Machinery and equipment                                 7,029,320           6,841,225
    Construction in progress                                  871,773             765,720
    Less allowances for depreciation                       (4,567,256)         (4,466,193)
                                                          -----------         -----------

                                                            4,948,797           4,708,595
                                                          -----------         -----------

                                                          $12,022,889         $11,354,367
                                                          -----------         -----------
                                                          -----------         -----------


See notes to consolidated financial statements.

                   ARCHER-DANIELS-MIDLAND COMPANY AND SUBSIDIARIES

                             CONSOLIDATED BALANCE SHEETS
                                     (UNAUDITED)


                                                        SEPTEMBER 30,            JUNE 30,
                                                            1997                   1997
                                                            ----                   ----
                                                                  (In thousands)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
    Short-term debt                                       $ 1,016,015         $   604,831
    Accounts payable                                        1,255,368           1,126,313
    Accrued expenses                                          517,998             493,944
    Current maturities of long-term debt                       27,111              23,667
                                                          -----------         -----------

         Total Current Liabilities                          2,816,492           2,248,755

Long-term Debt                                              2,352,468           2,344,949

Deferred Credits
    Income taxes                                              607,491             597,514
    Other                                                     113,829             113,020
                                                          -----------         -----------

                                                              721,320             710,534

Shareholders' Equity
    Common stock                                            4,180,285           4,192,321
    Reinvested earnings                                     1,952,324           1,857,808
                                                          -----------         -----------

                                                            6,132,609           6,050,129
                                                          -----------         -----------

                                                          $12,022,889         $11,354,367
                                                          -----------         -----------
                                                          -----------         -----------


See notes to consolidated financial statements.

                   ARCHER-DANIELS-MIDLAND COMPANY AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (UNAUDITED)

                                                                                     THREE MONTHS ENDED
                                                                                        SEPTEMBER, 30
                                                                                   1997                1996
                                                                                   ----                ----
                                                                                        (In thousands)
Operating Activities
    Net earnings                                                               $  131,350          $    3,553
    Adjustments to reconcile to net cash provided
         by operations
              Depreciation and amortization                                       117,539             106,254
              Deferred income taxes                                                 4,128              22,751
              Amortization of long-term debt discount                               7,849               6,875
              (Gain) loss on marketable securities transactions                   (23,698)            (30,718)
              Other                                                                 6,152              21,546
              Changes in operating assets and liabilities
                   Receivables                                                   (182,327)            (79,361)
                   Inventories                                                    144,598             223,700
                   Prepaid expenses                                               (23,201)              4,710
                   Accounts payable and accrued expenses                          131,376             277,501
                                                                               ----------          ----------

                   Total Operating Activities                                     313,766             556,811

Investing Activities
    Purchases of property, plant and equipment                                   (190,591)           (227,852)
    Net assets of businesses acquired                                            (209,355)            (10,970)
    Investments in and advances to affiliates                                    (188,095)           (307,809)
    Purchases of marketable securities                                           (389,177)           (375,671)
    Proceeds from sales of marketable securities                                  188,891             236,683
                                                                               ----------          ----------

                   Total Investing Activities                                    (788,327)           (685,619)

Financing Activities
    Long-term debt payments                                                        (3,900)             (3,123)
    Net borrowings under line of credit agreements                                281,509             116,965
    Purchases of treasury stock                                                   (30,406)            (40,989)
    Cash dividends and other                                                      (25,601)            (25,876)
                                                                               ----------          ----------

                   Total Financing Activities                                     221,602              46,977
                                                                               ----------          ----------

    Decrease In Cash and Cash Equivalents                                        (252,959)            (81,831)
Cash and Cash Equivalents Beginning of Period                                     397,788             534,702
                                                                               ----------          ----------

    Cash and Cash Equivalents End of Period                                    $  144,829          $  452,871
                                                                               ----------          ----------
                                                                               ----------          ----------

See notes to consolidated financial statements.

                   ARCHER-DANIELS-MIDLAND COMPANY AND SUBSIDIARIES

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                     (UNAUDITED)


Note 1. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the quarter ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending June 30, 1998. For further information, refer to the consolidated financial statements and footnotes thereto set forth above.

         Certain items in prior year financial statements have been reclassified to conform to the current year's presentation.


Note 2.  Other Income

                                                       THREE MONTHS ENDED
                                                          SEPTEMBER 30
                                                      1997           1996
                                                      ----           ----
                                                         (In thousands)

Investment income                                   $28,202        $38,867
Interest expense                                    (55,419)       (46,127)
Gain on marketable securities
 transactions                                        23,701         30,301
Equity in earnings of affiliates                     10,557         (1,991)
Other                                                 1,792         (1,609)
                                                    -------        -------
                                                    $ 8,833        $19,441
                                                    -------        -------
                                                    -------        -------

Note 3.  Per Share Data

         All references to share and per share information have been adjusted for the 5 percent stock dividend paid September 15, 1997.


Note 4.  Antitrust Investigation and Related Litigation

         Federal grand juries in the Northern Districts of Illinois, California and Georgia, under the direction of the United States Department of Justice ("DOJ"), have been investigating possible violations by the Company and others with respect to the sale of lysine, citric acid and high fructose corn syrup, respectively. In connection with an agreement with the DOJ, the Company has paid the United States a fine of $100 million. This agreement constitutes a global resolution of all matters between the DOJ and the Company and brings to a close all DOJ investigations of the Company.

         Following public announcement in June 1995 of these investigations, the Company and certain of its then current directors and executive officers were named as defendants in a number of putative class action suits for alleged violations of federal securities laws on behalf of all purchasers of securities of the Company during the period between certain dates in 1992 and 1995. The Company, along with other domestic and foreign companies, was named as a defendant in a number of putative class action antitrust suits and other proceedings involving the sale of lysine, citric acid, and high fructose corn syrup. The plaintiffs generally request unspecified compensatory damages, costs, expenses and unspecified relief. The Company and the individuals named as defendants intend to vigorously defend these actions and proceedings unless they can be settled on terms deemed acceptable by the parties. These matters have resulted and could result in the Company being subject to monetary damages, other sanctions and expenses.

         The Company has made provisions of $200 million in fiscal 1997 and $31 million in fiscal 1996 to cover the fine, litigation settlements related to the federal lysine class action, federal securities class action, the federal citric class action and certain state actions filed by indirect purchasers of lysine, and related costs and expenses associated with the litigation described in the proceeding paragraph. Because of the early stage of other putative class actions and proceedings, including those related to high fructose corn syrup, the ultimate outcome and materiality of these matters cannot presently be determined. Accordingly, no provision for any liability that may result therefrom has been made in the unaudited consolidated financial statements.

         The Company and its directors have also been named as defendants in a putative class action suit which alleges violations of Delaware state law and seeks invalidation of the election of the Company's directors on the basis of alleged omissions from the proxy statement issued by the Company prior to its 1995 Annual Meeting of Shareholders. This case was dismissed, appealed and has now been remanded to provide the plaintiffs an opportunity to replead.

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Moorman Manufacturing Company and Subsidiaries:


We have audited the accompanying consolidated balance sheets of Moorman Manufacturing Company and Subsidiaries (the "Company") as of March 29, 1997 and March 30, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of C&T Quincy, L.L.C. the Company's investment in this joint venture is accounted for by the equity method. The Company's equity of $16.4 million and $17.1 million in the net assets at March 29, 1997 and March 30, 1996, respectively, and of $.7 million and $3 million in the net losses for the years then ended of this joint venture is included in the accompanying consolidated financial statements. The financial statements of this joint venture were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for this joint venture, is based solely on the report of such other auditors.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 29, 1997 and March 30, 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


St. Louis, Missouri
May 12, 1997
(September 12, 1997 as to Note 14)

                          REPORT OF INDEPENDENT ACCOUNTANTS


May 16, 1995

To the Board of Directors
Moorman Manufacturing Company
  and Subsidiaries


In our opinion, the accompanying consolidated statements of income, retained earnings and of cash flows present fairly, in all material respects, the results of operations and cash flows of Moorman Manufacturing Company and Subsidiaries for the year ended March 25, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of C. & T./Quincy Foods Inc., Conti-Quincy Export Company and Associated Feed Blenders, L.L.C., joint ventures in which the Company had aggregate investment interests of $22,497,314 at March 25, 1995, including related aggregate losses of $3,943,057 for the year then ended. In addition, we did not audit the financial statements of Agri Sales, Inc., a wholly owned subsidiary of the Company, with assets of $61,765,996 at March 25, 1995 and related revenues of $31,059,436 for the year then ended. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for
C. & T./Quincy Foods, Inc., Conti-Quincy Export Company, Associated Feed Blenders, L.L.C. and Agri Sales, Inc., is based solely on the reports of the other auditors. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principals used and significant estimates made by
management, and evaluating the overall financial statement presentation.   We
believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Moorman Manufacturing Company and Subsidiaries as of or for any period subsequent to March 25, 1995.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
Chicago, Illinois

                            REPORT OF INDEPENDENT AUDITORS


Members
C. & T. Quincy, L.L.C.


    We have audited the balance sheets of C. & T. Quincy, L.L.C. as of March 31, 1996 and 1995, and the related statements of operations, changes in members' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of C. & T. Quincy, L.L.C. at March 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

April 26, 1996
St. Louis, Missouri

                            REPORT OF INDEPENDENT AUDITORS


Members
C. & T. Quincy, L.L.C.


    We have audited the balance sheets of C. & T. Quincy, L.L.C. as of March 31, 1997 and 1996, and the related statements of operations, changes in members' capital, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of C. & T. Quincy, L.L.C. at March 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

April 29, 1997
St. Louis, Missouri

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Partners of
ContiQuincy Export Company:

We have audited the balance sheet of ContiQuincy Export Company (a New York general partnership) as of March 31, 1995, and the related statements of income, partners' capital and cash flows for the year then ended (not included herein). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ContiQuincy Export Company as of March 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP


New York, New York
May 9, 1995

                             INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Agri Sales, Inc.
Saginaw, Michigan


    We have audited the statements of income, retained earnings (deficit), and cash flows of Agri Sales, Inc., a wholly-owned subsidiary of Moorman Manufacturing Company for the period from November 14, 1994, to March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.


    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Agri Sales, Inc. for the period from November 15, 1994, to March 31, 1995, in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen LLP

Cedar Rapids, Iowa
April 28, 1995

                             INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Associated Feed Blenders, L.L.C.
Quincy, Illinois


    We have audited the statements of income, members' equity, and cash flows of Associated Feed Blenders, L.L.C., 70% owned by Moorman Manufacturing Company, for the period from August 8, 1994, date of inception, to March 25, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Associated Feed Blenders, L.L.C. for the period from August 8, 1994, date of inception, to March 25, 1995, in conformity with generally accepted accounting principles.


/s/ McGladrey & Pullen LLP

Cedar Rapids, Iowa
April 18, 1995

MOORMAN MANUFACTURING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED MARCH 29, 1997, MARCH 30, 1996 AND MARCH 25, 1995
(AMOUNTS IN THOUSANDS)
-------------------------------------------------------------------------------


                                                                    1997            1996          1995
NET SALES                                                       $1,157,859       $973,465       $904,321
COST OF SALES                                                    1,048,707        851,954        765,063
                                                                -----------     ----------     ----------
GROSS PROFIT ON SALES                                              109,152        121,511        139,258
SELLING, GENERAL AND ADMINISTRATIVE                                113,286        115,486        118,622
                                                                -----------     ----------     ----------
OPERATING (LOSS) MARGIN                                             (4,134)         6,025         20,636
GAIN FROM BENEFIT PLAN CURTAILMENTS AND PLAN CHANGES                13,626         17,080           -
RESTRUCTURING AND CLOSURE CHARGES                                     -            (1,873)        (4,942)
                                                                -----------     ----------     ----------
OPERATING INCOME                                                     9,492         21,232         15,694
OTHER INCOME (EXPENSE):
    Interest income                                                  5,484          8,528          7,629
    Interest expense                                                (7,296)        (5,327)        (1,867)
    Equity in earning (losses) of joint ventures - net                 272         (2,139)        (3,061)
    Other - net                                                      2,214          2,571           (253)
                                                                -----------     ----------     ----------
         Total                                                         674          3,633          2,448
                                                                -----------     ----------     ----------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES               10,166         24,865         18,142
PROVISION FOR INCOME TAXES                                           3,386          3,935          5,054
                                                                -----------     ----------     ----------
NET INCOME FROM CONTINUING OPERATIONS                                6,780         20,930         13,088
GAIN (LOSS) FROM DISCONTINUED OPERATIONS -
    Net of income tax (expense) benefit of $(61), $931 and $35,
    respectively                                                        93         (1,550)           (55)
                                                                -----------     ----------     ----------
NET INCOME                                                      $    6,873       $ 19,380       $ 13,033
                                                                -----------     ----------     ----------
                                                                -----------     ----------     ----------


See notes to consolidated financial statements.

MOORMAN MANUFACTURING COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 29, 1997, MARCH 30, 1996
(AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

ASSETS                                                  1997           1996

CURRENT ASSETS:
  Cash and cash equivalents                          $  20,240     $    4,151
  Short-term investments                                 2,895         38,238
  Margin deposits                                       15,043         11,655
  Accounts and notes receivable - less allowance
     for doubtful accounts of $2,624 and
     $1,596, respectively                               71,523         74,676
  Inventories                                          236,626        214,093
  Prepaid income taxes                                   7,197         10,540
  Prepaid expenses                                       1,560          1,030
  Deferred income tax benefits                          11,620          9,852
                                                    ----------     ----------
         Total current assets                          366,704        364,235
                                                    ----------     ----------

NONCURRENT ASSETS:
  Notes receivable                                       5,524          3,541
  Property, plant and equipment - net                  135,023        104,914
  Investments in joint ventures                         21,226         20,530
  Long-term investments                                 10,128         35,055
  Deferred income tax benefits                                            567
  Goodwill and other intangible assets -
     less accumulated amortization of
     $1,544 and $567, respectively                      31,579         13,812
  Other assets                                           3,281          2,308
                                                    ----------     ----------

         Total noncurrent assets                       206,761        180,727
                                                    ----------     ----------

TOTAL                                               $  573,465     $  544,962
                                                    ----------     ----------
                                                    ----------     ----------
                                                                   (continued)


See notes to consolidated financial statements.

MOORMAN MANUFACTURING COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 29, 1997, MARCH 30, 1996
(AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------


LIABILITIES AND STOCKHOLDERS' EQUITY                       1997        1996

CURRENT LIABILITIES:
    Accounts payable                                     $ 60,264    $ 42,850
    Borrowings under short-term line of credit
     agreements                                           106,971      87,461
    Current portion of long-term debt                       4,354       3,535
    Dividends payable                                       6,572       6,820
    Customer deposits                                       4,843       5,323
    Accrued compensation                                    9,245       7,815
    Other accrued expenses                                 13,021      11,176
    Income taxes payable                                      884       1,200
    Taxes other than income                                 1,336       1,237
                                                         --------    --------

         Total current liabilities                        207,490     167,417
                                                         --------    --------

NONCURRENT LIABILITIES
    Long-term debt                                         53,695      41,141
    Accrued pension and other postretirement benefits      29,038      44,312
    Deferred income taxes                                   6,550
    Other liabilities                                       1,865         357
                                                         --------    --------

         Total noncurrent liabilities                      91,148      85,810
                                                         --------    --------
         Total liabilities                                298,638     253,227
                                                         --------    --------

CONTINGENCIES (Notes 12 and 14)
STOCKHOLDERS' EQUITY
    Common stock, $1 par value, authorized, 100,000
    shares; issued and outstanding, 70,000 shares              70          70
    Retained earnings                                     315,934     322,802
    Less: treasury stock (15,230 and 13,177 shares,
     respectively) at cost                                (41,177)    (31,137)
                                                         --------    --------

         Total stockholders' equity                       274,827     291,735
                                                         --------    --------

TOTAL                                                    $573,465    $544,962
                                                         --------    --------
                                                         --------    --------


See notes to consolidated financial statements.

MOORMAN MANUFACTURING COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEAR ENDED MARCH 29, 1997, MARCH 30, 1996 AND MARCH 25, 1995
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

                                                             1997                       1996                       1995
                                                    -----------------------   -------------------------  -------------------------
                                                      SHARES      AMOUNT        SHARES        AMOUNT       SHARES        AMOUNT

COMMON STOCK - Par value $1.00 per share
    (100,000 shares authorized)                         70,000    $     70        70,000      $     70       70,000      $     70
                                                    ----------                ----------                 ----------
                                                    ----------                ----------                 ----------
RETAINED EARNINGS:
    Balance, beginning of year                                     322,802                     317,675                    320,135
    Net income                                                       6,873                      19,380                     13,033
    Dividends declared                                             (13,741)                    (14,253)                   (15,493)
                                                                 ----------                  ----------                 ----------

         Balance, end of year                                      315,934                     322,802                    317,675

TREASURY STOCK:
    Balance, beginning of year                          13,177     (31,137)        8,171        (4,024)       7,653        (1,435)
    Purchase of shares                                   2,053     (10,040)        5,006       (27,113)         518        (2,589)
                                                    ----------   ----------   ----------     ----------  ----------     ----------

         Balance, end of year                           15,230     (41,177)       13,177       (31,137)       8,171        (4,024)
                                                    ----------                ----------                 ----------
                                                    ----------                ----------                 ----------

TOTAL STOCKHOLDERS' EQUITY                                      $  274,827                  $  291,735                $   313,721
                                                                 ----------                  ----------                 ----------
                                                                 ----------                  ----------                 ----------



See notes to consolidated financial statements.

MOORMAN MANUFACTURING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED MARCH 29, 1997, MARCH 30, 1996 AND MARCH 25, 1995
(AMOUNTS IN THOUSANDS)
-------------------------------------------------------------------------------


                                                                                             1997           1996            1995
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                              $  6,873      $  19,380       $  13,033
    Adjustments needed to reconcile to cash flows from operating activities:
      Depreciation and amortization                                                           16,780         16,553          14,485
      Provision for losses on accounts and notes receivable - net                              1,028          1,102           2,223
      Provision for deferred income taxes                                                      4,849          7,776          (1,700)
      Gains on sales of property, plant and equipment                                           (859)        (1,108)          3,623
      Equity in (earnings) losses of joint ventures                                             (272)         2,139           3,061
      Gains from benefit plan curtailment and plan changes                                   (13,626)       (17,080)
      Other noncash charges                                                                                     158
      Loss on sale of assets of discontinued operations, net of tax benefit                                   1,205
      Changes in assets and liabilities (net of effects of acquired businesses):
        Accounts and notes receivable                                                         13,187         (8,923)          9,439
        Inventories                                                                           (1,533)       (55,157)         55,454
        Margin deposits                                                                       (3,388)        (9,361)            215
        Other assets                                                                           4,745         (6,069)          2,924
        Accounts payable                                                                       5,315          1,495          (8,924)
        Customer deposits                                                                     (6,666)         2,304             795
        Other liabilities                                                                     (3,563)        (8,837)         (1,207)
                                                                                          ----------     ----------      ----------
           Net cash provided by (used in) operating activities                                22,870        (54,423)         93,421
                                                                                          ----------     ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sales of assets of discontinued operations                                 -                2,705           1,138
    Purchases of investments                                                                (100,213)      (173,967)       (166,866)
    Sales of investments                                                                     159,847        199,965         189,176
    Proceeds from sales of property, plant and equipment                                       3,706          4,152
    Capital expenditures                                                                     (30,940)       (21,980)        (16,635)
    Loans made                                                                               (25,755)        (9,549)         (4,649)
    Loan repayments received                                                                  21,512          6,912           4,714
    Investments in joint ventures                                                             (1,100)          (401)         (4,864)
    Distributions from joint ventures                                                            676          1,536
    Business acquisitions - net of cash acquired                                             (16,755)       (19,293)        (24,437)
                                                                                          ----------     ----------      ----------
           Net cash provided by (used in) investing activities                                10,978         (9,920)        (22,423)
                                                                                          ----------     ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from long-term borrowings                                                        20,000         30,522          11,957
    Reductions of long-term debt                                                             (13,238)        (6,907)           (136)
    Net (payments) borrowings under line-of-credit agreements                                   (491)        53,699         (41,233)
    Purchases of treasury stock                                                              (10,040)       (27,113)         (2,589)
    Dividends paid                                                                           (13,990)       (14,852)        (15,558)
                                                                                          ----------     ----------      ----------
           Net cash provided by (used in) financing activities                               (17,759)        35,349         (47,559)
                                                                                          ----------     ----------      ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                          16,089        (28,994)         23,439
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                   4,151         33,145           9,706
                                                                                          ----------     ----------      ----------

CASH AND CASH EQUIVALENTS, END OF YEAR                                                    $   20,240      $   4,151       $  33,145
                                                                                          ----------     ----------      ----------
                                                                                          ----------     ----------      ----------



See notes to consolidated financial statements.

MOORMAN MANUFACTURING COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED MARCH 29, 1997, MARCH 30, 1996 AND MARCH 25, 1995
(DOLLAR AMOUNTS IN MILLIONS)
--------------------------------------------------------------------------------
1.  SUMMARY OF ACCOUNTING POLICIES

    ORGANIZATION- Moorman Manufacturing Company and its subsidiaries (the "Company") process and blend agricultural commodities. The Company owns and operates facilities that:

    -    Manufacture livestock feed

    -    Crush and market soybeans and related meal and oil; and

    -    Store, process and grade edible beans.

    The Company sells a broad range of products to a diverse base of international and domestic customers.

    PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Moorman Manufacturing Company and its subsidiaries, all of which are wholly-owned. All significant intercompany transactions and balances have been eliminated. Investments in joint ventures are accounted for under the equity method. During 1997, 1996, 1995, the Company entered into various transactions to purchase stock or certain assets of other businesses (see Note 9). These transactions were accounted for as purchases. Accordingly, the costs of the acquisitions were allocated to the assets acquired and liabilities assumed based on their estimated fair values at the dates of the acquisitions. The results of operations of the acquired businesses since their dates of acquisition are included in the accompanying consolidated financial statements.

    FISCAL YEAR-END - The Company's fiscal year ends on the last Saturday in March. There were fifty-two weeks in fiscal years 1997 and 1995 and fifty-three weeks in fiscal year 1996.

    RECLASSIFICATIONS - Certain prior year amounts have been reclassified to conform with the current year presentation.

    USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENT - The carrying amounts of investment securities, accounts and notes receivable and payable and long-term debt approximate their fair values, as determined based upon quoted market prices where available or current market rates for instruments with similar terms and maturities.

    CONCENTRATIONS OF CREDIT RISK - The Company sells on credit to a diverse customer base. Credit limits, ongoing credit evaluation and account monitoring procedures are utilized to minimize the risk of loss. The Company does not anticipate any losses from concentration of credit in excess of provisions currently recorded.


    REVENUE RECOGNITION - Revenue is recognized at the date of shipment or delivery based upon the terms of individual sales agreements. Certain of the Company's sales agreements for bulk commodities are based upon weights and grades determined upon delivery at a specified destination. Advance payments under these agreements received upon shipment are deferred with customer deposits and recognized as revenue when commodities are delivered to the specified destination and final weights and grades are determined. Advance payments received from growers for edible bean seed not yet shipped are included in customer deposits and recognized as revenue upon shipment of seed.


    RESEARCH AND DEVELOPMENT COSTS - Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. Research and development costs amounted to $2.8 million, $3.4 million, and $6.5 million in 1997, 1996 and 1995, respectively.


    CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash, time deposits, money market investments and all short-term investments with original maturities of three months or less.


    INVESTMENTS - The Company's investment securities have been classified as available for sale. Accordingly, the portfolio is reported at estimated market value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. Unrealized gains and losses were not significant in 1997 or 1996.


    MARGIN DEPOSITS - Margin deposits represent cash held at commodity brokers as collateral on certain transactions.

    INVENTORIES - Agricultural commodities are generally stated at market.
    Open commodity forward and futures contracts are also stated at market, reduced by applicable provisions for commitment and performance risk. The Company generally hedges its commodities transactions to minimize risk due to market fluctuations. Inventories related to livestock feed operations are stated at the lower of average cost or market and inventories of edible beans are stated at the lower of cost, determined by the first-in, first-out method, or market.

    PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using primarily the straight-line method over the estimated useful lives (3 years to 39 years) of the related assets. The Company capitalizes internal use computer software costs including external purchases of software, consulting and other professional fees incurred for services provided by third parties, and payroll-related costs for employee time spent directly on software projects.

    GOODWILL AND OTHER INTANGIBLE ASSETS - The excess of the purchase price over the fair value of net assets of businesses acquired is amortized on a straight-line basis principally over forty years. The Company periodically reviews goodwill and other intangible assets to assess recoverability. Impairments are recognized in operations if the expected future operating cash flows (undiscounted and without interest charges) derived from such intangible assets are less than carrying values.

    INCOME TAXES - Deferred income taxes are determined using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

2.  INVESTMENTS

    Short-term and long term investments consist of the following:

                                                  1997       1996

    Short-term investments:
      State and local government securities      $  2.6    $  25.8
      Treasury bills                                0.3       10.4
      Commercial paper                                         2.0
                                                -------    -------

         Total short-term investments            $  2.9    $  38.2
                                                -------    -------
                                                -------    -------

    Long-term investments (maturing
      through 2001):
      State and local government securities      $  6.3    $  31.2
      Other                                         3.8        3.9
                                                -------    -------

         Total long-term investments            $  10.1    $  35.1
                                                -------    -------
                                                -------    -------


    The market value of the investment portfolio approximates its amortized cost at March 29, 1997 and March 20, 1996.

3.  INVENTORIES


    Inventories consist of the following:
                                          1997           1996

         Finished products             $  144.0       $   86.9
         Raw materials                     68.6          104.0
         Livestock                         19.3           14.3
         Other                              4.7            8.9
                                       --------       --------
              Total                    $  236.6       $  214.1
                                       --------       --------
                                       --------       --------

4.  PROPERTY, PLANT AND EQUIPMENT

    Major classifications of property, plant and equipment are as follows:

                                            1997           1996

         Land                              $  8.3         $  8.1
         Buildings and improvements          71.3           64.8
         Machinery and equipment            192.8          170.0
         Vehicles                            16.9           17.3
         Purchased software and system
           development costs                  9.9
         Other                               10.4           10.1
         Held for disposal                                   0.8
                                         --------       --------

             Total                          309.6          271.1

         Accumulated depreciation          (178.5)        (170.2)
         Construction in progress             3.9            4.0

             Net property, plant and
               equipment                 $  135.0       $  104.9
                                         --------       --------
                                         --------       --------

5.  INCOME TAXES

    The components of the provision (benefit) for taxes on income from continuing operations are:

                             1997      1996      1995

    Current:
      Federal              $  (1.6)   $ (3.5)   $  5.3
      State                   (0.3)     (0.4)      1.4
                           -------    ------    ------
                              (1.9)     (3.9)      6.7
                           -------    ------    ------

    Deferred:
      Federal                  5.0       7.0      (1.8)
      State                    0.3       0.8       0.1
                           -------    ------    ------
                               5.3       7.8      (1.7)
                           -------    ------    ------
        Total              $   3.4    $  3.9    $  5.0
                           -------    ------    ------
                           -------    ------    ------

Significant components of the Company's deferred tax assets and liabilities are:

                                            1997           1996

    Deferred tax assets:
      Postretirement benefits             $  12.7        $  18.3
      Non-deductible reserves                 6.9            4.2
      Other                                   5.8            5.4
                                          -------        -------
                                             25.4           27.9
                                          -------        -------

    Deferred tax liabilities:
      Depreciation                           19.6           16.1
      Other                                   0.7            1.4
                                          -------        -------
                                             20.3           17.5
                                          -------        -------

    Net deferred tax assets                $  5.1        $  10.4
                                          -------        -------
                                          -------        -------

    The Company believes it is more likely than not to realize the deferred tax assets and, accordingly, no valuation allowance has been provided.

    The difference between the U.S. Federal statutory rate and the Company's effective tax rate is reconciled below:

                                        1997      1996      1995

    U.S. Federal tax rate               35.0%     35.0%     35.0%
    State income tax, net of federal
     income tax benefit                  1.9       1.2       5.1
    Foreign sales corporation benefit   (2.8)     (3.8)     (6.8)
    Tax exempt interest                 (4.8)     (4.1)     (8.1)
    Research and experimentation
      credits                                    (11.0)
    Other                                4.0      (1.5)      2.6
                                        ----     -----      ----
    Effective tax rate                  33.3%     15.8%     27.8%
                                        ----     -----      ----
                                        ----     -----      ----

6.  EMPLOYEE RETIREMENT BENEFITS

    RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS - The Company has various defined benefit and contribution plans covering virtually all of its employees. The Company's policy is to annually fund at least the minimum amount required under the Employee Retirement Income Security Act of 1974 (ERISA). The estimated cost of retiree health care and life insurance benefit payments is accrued during the employee's active service life.

    PENSION BENEFITS - Effective December 31, 1995, a defined benefit pension plan sponsored by the Company covering substantially all employees was amended to freeze existing benefits, cease further benefit accruals and fully vest each participant. After December 31, 1995, no new participants will enter the plan. This curtailment resulted in a pre-tax gain of $6.8 in 1996. The actuarial present value of accumulated plan benefits and net assets available for benefits for all plans is:

                                            1997           1996

    Actuarial present value of benefit
      obligations:
         Vested                           $  87.4        $  90.4
         Nonvested                            -              -
                                          -------        -------
    Accumulated benefit obligation           87.4           90.4
    Effect of increases in future
      compensation levels                     2.3            2.1
                                          -------        -------

    Projected benefit obligation             89.7           92.5
    Plan assets at fair value,
      principally invested in an
      unallocated group annuity contract     85.6           88.6
                                          -------        -------

    Deficit of plan assets under
         the projected benefit obligation    (4.1)          (3.9)
    Unrecognized net transition asset        (1.7)          (1.9)
    Unrecognized loss from experience         5.3            5.1
    Unrecognized prior service cost           0.9            1.0
    Minimum pension liability adjustment     (0.7)          (1.5)
                                          -------        -------

    Accrued pension liability             $  (0.3)       $  (1.2)
                                          -------        -------
                                          -------        -------


    Net periodic pension expense is comprised of:

                                                 1997      1996      1995

    Service cost for benefits earned            $  0.3    $  2.2    $  2.8
    Interest costs on the projected benefit
      obligation                                   6.7       6.7       6.4
    Actual return on plan assets                  (5.3)    (11.6)     (6.9)
    Net amortizations and deferral                (1.6)      4.9       0.5
                                                ------    ------    ------
    Net pension expense (excluding
      curtailment gain in 1996)                 $  0.1    $  2.2    $  2.8
                                                ------    ------    ------
                                                ------    ------    ------


     Actuarial assumptions used to calculate the net pension expense are as follows:


                                                  1997      1996      1995
    Discount rate                                 7.5%      8.0%      8.0%
    Expected return on assets                     8.0%      8.0%      8.0%
    Expected increase in compensation
      levels                            Not applicable      5.5%      5.5%

    For certain plans, the Company recorded a minimum pension liability in 1997 and 1996 of $.7 and $1.5, respectively, representing the excess of the accumulated benefit obligations over plan assets and accrued pension costs for those plans. Corresponding amounts are included in intangible assets.

    PROFIT SHARING - Substantially all employees are eligible to participate in the Company's profit sharing plan after approximately one year of service. The Company makes contributions to the profit sharing plan in accordance with the provisions of the plan. The profit sharing plan expense totaled $1.4, $1.2 and $3.9 for the years ended 1997, 1996 and 1995, respectively.

    The profit sharing plan was amended effective January 1, 1995 to permit employees to elect income deferrals prescribed in Internal Revenue Code 401(k). The Company provides matching contributions at a rate of $.25 per dollar on the participant's elective deferrals up to 6% of the participant's earnings. Company matching contributions to this plan were $.6 and $.1 in 1997 and 1996, respectively. No elective deferrals or employer matches were made in 1995.

    OTHER POST-RETIREMENT BENEFITS - The Company also provides certain health care and life insurance benefits for retired employees. Effective January 1, 1996, the Company initiated a change to be phased-in over a three-year period after which retirees will pay the full cost of the health care and life insurance benefits. This plan change significantly reduced the Company's obligations under the plan and resulted in a negative prior service cost being established as of December 31, 1995. This negative prior service cost is being amortized over the three-year period during which the plan change is phased in. Additionally, the plan was amended to allow only employees eligible for retirement prior to January 1, 1996 to participate. This curtailment resulted in a pre-tax gain of $10.3 in 1996. The Company retains the right to make further changes or terminate these benefits.

    Other postretirement benefit cost is comprised of:


                                       1997      1996      1995
    Interest cost                     $  0.3    $  3.1    $  3.8
    Service cost                                   0.6       0.9
    Amortization of negative prior
      service cost                     (13.4)     (3.6)
    Net amortization and deferrals      (0.2)               (0.3)
                                     -------    ------    ------
    Net periodic postretirement
      benefit cost (excluding
      curtailment gain in 1996)      $ (13.3)   $  0.1    $  4.4
                                     -------    ------    ------
                                     -------    ------    ------

    The accrued postretirement benefit liability includes the following components:
                                                            1997      1996

    Actuarial present value of postretirement benefit
      obligations:
    Retirees                                             $   3.0   $   5.2
    Fully eligible active plan participants                  0.3       0.4
    Other active plan participants                           0.3       0.4
                                                         -------   -------
    Accumulated postretirement benefit obligation            3.6       6.0
    Unrecognized prior service cost                         23.6      37.1
    Unrecognized net gain                                    0.7       -
                                                         -------   -------
    Accrued postretirement liability                        27.9      43.1
    Less current portion                                     1.8       3.8
                                                         -------   -------
    Noncurrent liability                                 $  26.1   $  39.3
                                                         -------   -------
                                                         -------   -------

    The accumulated postretirement benefit obligation was based on discount rates for 1997 and 1996 of 7.5%. The health care cost trend rate used was 9.5% and 11.6% for 1997 and 1996, respectively, decreasing each year through 2003 to an ultimate rate of 6 percent. A one-percent increase in the assumed health care cost trend rate would not have had a material effect on the accumulated benefit obligation or postretirement benefit expense for 1997 for 1996.

7.  LONG-TERM DEBT AND CREDIT ARRANGEMENTS

    Long-term consists of:

                                                            1997        1996
         7.5% installment notes to former shareholders
           of Agri Sales, Inc. Interest payable
           quarterly.  Principal repayment in five
           annual installments through 2001.                $9.6        $12.0

         8.0% installment notes to former shareholders
           of Wm. Mueller & Sons, Inc.  Interest payable
           quarterly.  Principal repayment in five annual
           installments through 2001.                        3.6          4.8

         7.0% installment notes to former shareholders of
           Gormley & Company.  Interest payable quarterly.
           Principal repayment in six annual installments
           through 2002.                                    15.6

         7.125% installment notes to former shareholders
           of Wruble Elevator, Inc.  Interest payable
           quarterly.  Principal repayment in six annual
           installments through 2002.                        2.2

         Long-term debt supported by revolving credit
           agreements with banks.                           27.0         27.0
         Other long-term debt.                               0.1          0.8
                                                           -----        -----
              Total                                         58.1         44.6
         Less current portion                               (4.4)        (3.5)
                                                           -----        -----
         Long-term debt                                    $53.7        $41.1
                                                           -----        -----
                                                           -----        -----

    At March 31, 1997 and 1996, Quincy Soybean Co. a wholly-owned consolidated subsidiary, and its wholly-owned subsidiary Quincy Soybean Co. of Arkansas had agreements with various banks for unsecured lines of credit totaling approximately $175.0 and $140.0, respectively. Except for $85.0 which is committed through February 18, 2002, these bank lines are generally uncommitted. At March 31, 1997 and 1996, $63.4 and $59.8, respectively, was outstanding under these agreements, including $20.0 of long-term debt.

    In January 1996, Quincy Soybean Company entered into a five-year interest rate exchange agreement, commonly called an interest rate swap, to fix the LIBOR rate at 5.43% on the $20.0 of long-term debt borrowed under the five-year bank revolving credit agreement. The Company may borrow under the credit agreement at LIBOR plus .22% to .30%. The Company terminated this agreement during April 1997 and received a cash payment of $.9. This amount will be recognized as a reduction of interest expense over the remaining term of the related debt instrument.

    At March 31, 1997 and 1996, Agri Sales, Inc., a wholly-owned consolidated subsidiary, had agreements with a bank for lines of credit totaling $90.0 and $65.0, respectively, which are guaranteed by Moorman Manufacturing Company. A total of $65.0 under these lines of credit is committed through December 22, 2000. The additional $25.0 in 1997 is uncommitted and expires in June 1997. At March 31, 1997 and 1996 long-term debt of $7.0 is borrowed under these agreements at a rate of 5.95%. In addition, short-term borrowings outstanding under the line of credit agreements total $63.5 and $47.7 at March 31, 1997 and 1996, respectively.

    The Company and its subsidiaries generally may borrow short-term under its lines of credit at a rate approximating LIBOR plus .25%. Certain of the credit agreements require satisfaction of certain financial covenants by the Company and its subsidiaries, the most restrictive of which are minimum net worth requirements.

8.  JOINT VENTURES

    The Company is a participant in several joint venture arrangements. ContiQuincyBunge, LLC operates as an exporter of soybean meal and related products. C&T Quincy, L.L.C. refines and packages vegetable oils. Associated Feed Blenders, L.L.C. grinds and blends livestock feeds and related products. P.G. Lecithin markets lecithin and related products.
    C&T Quincy Foods of Portland holds property and storage facilities. The Company sells materials and products to certain of these joint ventures, at prevailing market prices, and has also provided unconditional guarantees for its pro-rata share of working capital financing arrangements of certain of the joint ventures. The following table summarizes information related to those joint venture arrangements with significant related party transactions or balances.

                                 CONTIQUINCYBUNGE, LLC     C&T QUINCY, L.L.C.
 Type and percent ownership       33% member share         50% member share

 Investments in joint ventures:
    1997                          $  1.4                   $  16.4
    1996                          $  0.8                   $  17.1

 Equity in earnings (losses) of
   joint ventures:
    1997                          $  0.6                   $  (0.7)
    1996                          $  0.3                   $  (3.0)
    1995                          $  0.8                   $  (4.5)

 Receivables from joint ventures:
    1997                          $  -                     $  1.0
    1996                          $  0.4                   $  6.8

 Payables to joint ventures:
    1997                          $  0.2                   $  -
    1996                          $  0.4                   $  -

 Sales to joint ventures:
    1997                          $ 336.0                  $ 107.2
    1996                          $ 223.1                  $ 106.0
    1995                          $ 253.8                  $ 111.0

 Pro-Rata share of outstanding
   debt of Joint Ventures
   guaranteed at March 31, 1997   $  21.0                  $  23.3

 Maximum authorized guarantee of
   joint venture obligations at
   March 31, 1997                 $  25.0                  $  25.0

    The following table presents summarized financial information of ContiQuincyBunge, LLC and C&T Quincy, L.L.C. as of and for the year ended March 31, 1997:
                             CONTIQUINCYBUNGE,
                                     LLC               C&T QUINCY, L.L.C.

     Current assets               $   75.8                 $   43.9
     Total assets                 $   75.8                 $   83.7
     Current liabilities          $   71.3                 $   51.0
     Total liabilities            $   71.3                 $   51.0
     Sales                        $  815.9                 $  202.5
     Net income (loss)            $    1.8                 $   (1.5)

9.  BUSINESS ACQUISITIONS

    During 1997 and 1996, the Company acquired the outstanding common stock or certain net assets of several processors of edible beans through its Agri Sales, Inc. subsidiary which was acquired during 1995. The consolidated operations of the Company include the operations of the acquirees from their acquisition dates. Prior year financial statements have not been restated because of the insignificance of the related amounts. Information concerning these acquisitions is as follows:



                                                   TOTAL
                                     DATE OF    ACQUISITION
    ACQUIRED                      ACQUISITION      COSTS     GOODWILL

    Agri Sales, Inc.              November 1994   $  24.4     $  9.1
    Wm. Mueller & Son, Inc.       April 1995          7.5        4.6
    Sacramento Valley Milling     February 1996      11.7          -
    Auburn Bean & Grain           September 1996      4.0          -
    Gormley & Company, Inc.,
      Snake River Bean and
      Red River Bean              September 1996     20.9       16.1
    Wruble Elevator, Inc.         January 1997        3.6        1.1

    As described in Note 7, the Company issued installment notes to former shareholders of certain of these acquired businesses in connection with these acquisitions.

10. RESTRUCTURING AND CLOSURE CHARGES

    Restructuring and closure charges in 1996 of $1.9 relate primarily to a management decision to reduce headcount within the Corporate office, outsource the Company's dairy research operations, and write down current software being utilized by the business that will be replaced by new technology. All charges were paid by the end of March 31, 1997.

    Restructuring and closure charges in 1995 of $4.9 relate primarily to a management decision to outsource its information processing systems. The initial charge to outsource the Company's information systems was $2.3. Additionally, the Company incurred $1.1 in costs to design new order fulfillment processes. The remainder of the $4.9 charge related to severance payments to a select group of manufacturing employees and costs to dispose of facilities no longer used.

11. DISCONTINUED OPERATIONS

    The Company completed a transaction on November 20, 1995 in which it sold substantially all the assets of the wholly-owned subsidiary, Quincy Design & Manufacturing, Inc. ("QDM"). The selling price of $2.7 was received in cash. The consolidated financial statements for 1995 have been restated to reflect the operation of QDM as discontinued operations.

    QDM operated as a manufacturer of livestock equipment including feeders, gates and penning facilities used for livestock in confinement. The Company also performed other custom metal fabrication. Assets sold include land, building, equipment and inventory.

    The earnings (losses) recorded consist of the following:

                                              1997     1996     1995

    (Loss) from sale of assets              $  -      $ (1.9)   $  -
    Earnings (losses) from operations          0.2      (0.6)      0.1
                                            -------   -------   ------
    Earnings (losses) before income
      tax benefit                              0.2      (2.5)      0.1
                                              (0.1)      0.9
                                            -------   -------   ------

    Income (loss) from discontinued
      operations                            $  0.1    $ (1.6)   $  0.1
                                            -------   -------   ------

12. LITIGATION AND OTHER MATTERS

    The Company is involved in various legal and environmental matters, incidental to the conduct of its business. While the ultimate results of these matters presently cannot be determined, management, based on consultation with counsel, does not expect that the resolution of such matters will have a material adverse effect on the Company's results of operations or financial position.

13. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    Supplemental cash flow information is as follows:

                                              1997     1996     1995

    CASH PAID FOR:
         Interest                            $  7.3    $  3.2   $  1.9
         Income taxes                        $  6.4    $  9.3    $  2.7

    CASH RECEIVED FOR:
         Interest                            $  5.4    $  8.5    $  6.7
         Income taxes                        $ 11.3    $  -      $  -

14. SUBSEQUENT EVENTS

    Subsequent to year-end, management became aware of thefts by employees and third parties at its Helena, Arkansas soybean processing facility. Although the investigation is still continuing, management believes these thefts occurred over approximately a 2 1/2 year period and involve approximately $2.3. The impact of these thefts on the Company's financial statements reduced gross margins from those that would have otherwise been reflected during the periods of the theft. Management has notified the Company's fidelity insurance carrier of the occurrence and the related claim is pending.


    On September 12, 1997, the Company entered into an agreement and plan of merger with Archer-Daniels-Midland Company ("ADM") whereby each share of MMC common stock issued and outstanding as of the effective date of the merger shall be converted into the right to receive the Company shares at a number based upon a specified conversion ratio. In connection with this transaction, the Company will recognize expenses of approximately $4 related to the immediate vesting of grants under a restricted stock unit plan with officers and directors as specified by the change of control provisions of that plan. In addition, the Company has change-of-control agreements with certain officers which provide that in the event of a change-of-control of MMC, if either MMC terminates the executive's employment other than for cause or if the executive terminates his or her employment for "good reason," certain benefits will be paid.


                                   *  *  *  *  *  *

                          MOORMAN MANUFACTURING COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                SIX MONTHS ENDED
                                          SEPTEMBER 27, SEPTEMBER 28,
                                               1997          1996
                                    -----------------------------------------
                                    (in thousands, except share and per share
                                                    amounts)

Net Sales                                     500,548      527,629

Cost of Sales                                 463,258      483,564
                                              --------------------

Gross Profit                                   37,290       44,065

Selling, General & Administrative Expenses     48,233       49,989
                                              --------------------

Loss from Operations                          (10,943)      (5,924)

Other Income (Expense)                         (2,240)        (224)
                                              --------------------

Earnings Before Taxes                         (13,183)      (6,148)

Income Taxes                                   (4,905)      (3,556)
                                              --------------------

Net Loss from Continuing Operations            (8,278)      (2,592)

Discontinued Operations                             0           (2)
                                              --------------------

Net Loss                                       (8,278)      (2,594)
                                              --------------------
                                              --------------------



See notes to condensed consolidated financial statements.

                          MOORMAN MANUFACTURING COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                                       SIX MONTHS ENDED
                                                 SEPTEMBER 27,  SEPTEMBER 28,
                                                      1997          1996
                                                 ----------------------------
                                                        (in thousands)

ASSETS
Current Assets
          Cash & cash equivalents                     14,926        16,782
          Short-term investments                       1,015        44,934
          Margin deposits                                245         3,187
          Receivables                                 96,203        74,628
          Inventories                                140,427       125,218
          Prepaid Income taxes                        12,797        13,091
          Prepaid expenses                             1,879         1,108
          Deferred income tax benefits                 9,151         6,119
                                                 ----------------------------
          Total Current Assets                       276,643       285,067

Noncurrent Assets
          Notes receivable                             8,151         5,478
          Investment in joint ventures                19,176        19,848
          Long-term investments                        6,485        26,314
          Deferred income tax benefits                     0           389
          Goodwill and other intangible assets        30,969        27,357
          Other assets                                 3,129         4,119
                                                 ----------------------------
                                                      67,910        83,505

Property, Plant & Equipment
          Land                                         8,336         8,259
          Buildings                                   69,113        70,145
          Machinery & equipment                      208,746       194,203
          Construction in progress                    25,156        17,001
          Other                                       10,319        11,246
          Less allowance for depreciation           (184,422)     (180,093)
                                                 ----------------------------
          Net Property, Plant & Equipment            137,248       120,761

TOTAL ASSETS                                         481,801       489,333
                                                 ----------------------------
                                                 ----------------------------


See notes to condensed consolidated financial statements.

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
          Accounts payable                            68,124        46,289
          Short-term debt                             27,870        34,026
          Current maturities of long-term debt         3,477         3,199
          Dividends payable                                0         1,380
          Customer deposits                            9,138        12,165
          Accrued compensation                         9,265         7,973
          Other accrued expenses                      14,866        14,041
          Taxes other than income                      1,030         1,120
                                                 ----------------------------
          Total Current Liabilities                  133,770       120,193

Noncurrent Liabilities
          Long-term debt                              50,075        53,716
          Accrued pension & postretirement benefits   19,465        36,598
          Deferred income taxes                        6,531             0
          Other liabilities                            5,410           693
                                                 ----------------------------
          Total noncurrent liabilities                81,481        91,007

          Total Liabilities                          215,251       211,200

Stockholders' Equity
          Common stock                                    70            70
          Retained earnings                          307,657       317,422
          Less:  treasury stock                      (41,177)      (39,359)
                                                 ----------------------------
          Total Stockholders' Equity                 266,550       278,133

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY             481,801       489,333
                                                 ----------------------------
                                                 ----------------------------



See notes to condensed consolidated financial statements.

                          MOORMAN MANUFACTURING COMPANY





See notes to condensed consolidated financial statements.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                            SIX MONTHS ENDED
                                                                                      SEPTEMBER 27,  SEPTEMBER 28,
                                                                                          1997           1996
                                                                                            (in thousands)
                                                                                      ----------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
        Net income/(loss)                                                                (8,278)        (2,594)
        Adjustments needed to reconcile to cash flows from operating activities:
          Depreciation & amortization                                                     8,647          7,917
          Provision for losses on accounts and notes receivable - net                       534            592
          Provision for deferred income taxes                                             2,451          1,894
          (Gain)/Loss on sales of property, plant and equipment                             733           (123)
          Equity in losses of joint ventures                                                841              6
          Gains from benefit plan changes                                                (6,678)        (6,670)
        Changes in assets and liabilities:
            Accounts and notes receivable                                               (23,648)         5,949
            Inventories                                                                  96,200         96,745
            Margin deposits                                                              14,800          8,750
            Other assets                                                                 (5,767)        (5,719)
            Accounts payable                                                              7,859          2,087
            Customer Deposits                                                             4,295          6,841
            Other liabilities                                                             1,323          2,412
                                                                                      ----------------------------
              Net cash provided by operating activities                                  93,312        118,087

CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchases of investments                                                        (42,000)       (67,522)
        Sales/maturities of investments                                                  47,301         69,403
        Proceeds from sale of property, plant and equipment                               2,627            242
        Capital expenditures                                                            (13,400)       (14,973)
        Loans made                                                                      (17,454)       (13,195)
        Loan repayments received                                                         13,261         10,859
        Investments in joint ventures                                                       (75)             0
        Distributions from joint ventures                                                 1,284            676
        Business acquisitions - net of cash acquired                                          0        (15,532)
                                                                                      ----------------------------
              Net cash used in investing activities                                      (8,456)       (30,042)

CASH FLOWS FROM FINANCING ACTIVITIES:
        Net (payments) under line-of-credit agreements                                  (79,101)       (53,436)
        Reduction of long-term debt                                                      (4,497)        (5,528)
        Purchase of treasury stock                                                            0         (8,222)
        Dividends paid                                                                   (6,572)        (8,228)
                                                                                      ----------------------------
              Net cash used in financing activities                                     (90,170)       (75,414)

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS:                                      (5,314)        12,631

CASH & CASH EQUIVALENTS, BEGINNING OF YEAR                                               20,240          4,151
                                                                                      ----------------------------


See notes to condensed consolidated financial statements.


                                      F-53


CASH & CASH EQUIVALENTS, END OF  YEAR                                                    14,926         16,782
                                                                                      ----------------------------
                                                                                      ----------------------------



See notes to condensed consolidated financial statements.

MOORMAN MANUFACTURING COMPANY


NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED SEPTEMBER 27, 1997 AND SEPTEMBER 28, 1996
(Amounts in thousands)

--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION


     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form S-4 and
     Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements.

     In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended September 27, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending March 28, 1998. For further information, refer to the consolidated financial statements of the Company and footnotes thereto for the year ended March 29, 1997 included in this Registration Statement.


2.   INVENTORIES

     Inventories consist of the following:


       Finished products                               $  91,187     $  75,356
       Raw materials                                      29,595        33,112
       Livestock                                          14,037        10,831
       Other                                               5,608         5,919

               Total                                   $ 140,427     $ 125,218


3.   OTHER INCOME (EXPENSE)

     Other income (expense) consists of the following:


       Interest Income                                 $   1,955      $  2,786
       Interest Expense                                   (3,463)       (3,045)
       Gain (loss) on sale of assets                        (736)          123
       Other                                                   4           (88)

               Total                                   $  (2,240)     $   (224)

                                                                       EXHIBIT A



--------------------------------------------------------------------------------

                             AGREEMENT AND PLAN OF MERGER

                                        AMONG

                            MOORMAN MANUFACTURING COMPANY,

                                ADM ACQUISITION CORP.

                                         AND

                            ARCHER-DANIELS-MIDLAND COMPANY

                            DATED AS OF SEPTEMBER 12, 1997


--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS
                                  -----------------


ARTICLE I  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
    1.1 The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
    1.2 Effective Time of the Merger . . . . . . . . . . . . . . . . . . . .A-1
    1.3 Articles of Incorporation and Bylaws . . . . . . . . . . . . . . . .A-2
    1.4 Directors and Officers . . . . . . . . . . . . . . . . . . . . . . .A-2
    1.5 Tax Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . .A-2


ARTICLE II  CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . . .A-2
    2.1 Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . .A-2
    2.2 Exchange of Shares . . . . . . . . . . . . . . . . . . . . . . . . .A-3
    2.3 Dividends; Transfer Taxes. . . . . . . . . . . . . . . . . . . . . .A-4
    2.4 No Fractional Securities . . . . . . . . . . . . . . . . . . . . . .A-5
    2.5 Closing of Transfer Books. . . . . . . . . . . . . . . . . . . . . .A-5
    2.6 Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-5
    2.7 Supplementary Action . . . . . . . . . . . . . . . . . . . . . . . .A-5


ARTICLE III  REPRESENTATIONS AND WARRANTIES OF ADM AND ADMAC . . . . . . . .A-6
    3.1 Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-6
    3.2 Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . .A-7
    3.3 Authority Relative to this Agreement . . . . . . . . . . . . . . . .A-7
    3.4 Consents and Approvals; No Violations. . . . . . . . . . . . . . . .A-8
    3.5 Reports and Financial Statements . . . . . . . . . . . . . . . . . .A-9
    3.6 Absence of Certain Changes or Events . . . . . . . . . . . . . . . .A-9
    3.7 Information in Registration Statement. . . . . . . . . . . . . . . .A-9
    3.8 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-9
    3.9 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . A-10
    3.10 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-10
    3.11 Compliance With Applicable Law. . . . . . . . . . . . . . . . . . A-11
    3.12 Section 203 of the DGCL Not Applicable. . . . . . . . . . . . . . A-11
    3.13 Ownership of MMC Shares . . . . . . . . . . . . . . . . . . . . . A-11


ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF MMC. . . . . . . . . . . . . A-12
    4.1 Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
    4.2 Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
    4.3 Authority Relative to this Agreement . . . . . . . . . . . . . . . A-13
    4.4 Consents and Approvals; No Violations. . . . . . . . . . . . . . . A-13
    4.5 Financial Statements . . . . . . . . . . . . . . . . . . . . . . . A-14
    4.6 Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . A-14
    4.7 Absence of Certain Changes or Events . . . . . . . . . . . . . . . A-14

    4.8 Information in Registration Statement. . . . . . . . . . . . . . . A-15
    4.9 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-15
    4.10 Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . A-15
    4.11 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-16
    4.12 Compliance With Applicable Law. . . . . . . . . . . . . . . . . . A-16
    4.13 Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . A-17
    4.14 Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . A-17
    4.15 Intellectual Property . . . . . . . . . . . . . . . . . . . . . . A-18
    4.16 Contract, Leases and Agreements . . . . . . . . . . . . . . . . . A-19
    4.17 Environmental Matters . . . . . . . . . . . . . . . . . . . . . . A-21
    4.18 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-22
    4.19 Books and Records . . . . . . . . . . . . . . . . . . . . . . . . A-22
    4.20 Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-23
    4.21 Section 5/11.75 of the IBCA Not Applicable. . . . . . . . . . . . A-23
    4.22 Ownership of ADM Shares . . . . . . . . . . . . . . . . . . . . . A-23
    4.23 Corporate Records . . . . . . . . . . . . . . . . . . . . . . . . A-23
    4.24 Opinion of Financial Advisor. . . . . . . . . . . . . . . . . . . A-23
    4.25 No Existing Discussions . . . . . . . . . . . . . . . . . . . . . A-23


ARTICLE V  CONDUCT OF BUSINESS PENDING THE MERGER. . . . . . . . . . . . . A-24
    5.1 Conduct of Business by MMC and ADM Pending the Merger. . . . . . . A-24
    5.2 Compensation Plans . . . . . . . . . . . . . . . . . . . . . . . . A-25
    5.3 Current Information. . . . . . . . . . . . . . . . . . . . . . . . A-26
    5.4 Legal Conditions to Merger . . . . . . . . . . . . . . . . . . . . A-26
    5.5 Voting Agreements. . . . . . . . . . . . . . . . . . . . . . . . . A-26
    5.6 Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-26
    5.7 Advice of Changes; Government Filings. . . . . . . . . . . . . . . A-27


ARTICLE VI  ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . A-27
    6.1 Access and Information . . . . . . . . . . . . . . . . . . . . . . A-27
    6.2 Registration Statement . . . . . . . . . . . . . . . . . . . . . . A-28
    6.3 Proxy Statement; Shareholder Approval. . . . . . . . . . . . . . . A-28
    6.4 NYSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
    6.5 Antitrust Laws . . . . . . . . . . . . . . . . . . . . . . . . . . A-28
    6.6 Public Announcements . . . . . . . . . . . . . . . . . . . . . . . A-29
    6.7 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-29
    6.8 Certain Benefits . . . . . . . . . . . . . . . . . . . . . . . . . A-29
    6.9 Standstill Agreement . . . . . . . . . . . . . . . . . . . . . . . A-30
    6.10 Acquisition of MMC Common Stock . . . . . . . . . . . . . . . . . A-31


ARTICLE VII  CONDITIONS TO CONSUMMATION OF THE MERGER. . . . . . . . . . . A-32
    7.1 Conditions to Each Party's Obligation to Effect the Merger . . . . A-32
    7.2 Conditions to Obligations of MMC to Effect the Merger. . . . . . . A-33
    7.3 Conditions to Obligations of ADM and ADMAC to Effect the Merger. . A-34

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . A-35
    8.1 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-35
    8.2 Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . A-37
    8.3 Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-37
    8.4 Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . A-37
    8.5 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-38


ARTICLE IX  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . A-38
    9.1 Non-Survival of Representations, Warranties and Agreements . . . . A-38
    9.2 Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-38
    9.3 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-38
    9.4 Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . A-40
    9.5 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . A-40
    9.6 Specific Performance . . . . . . . . . . . . . . . . . . . . . . . A-40
    9.7 Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-40
    9.8 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . A-40
    9.9 Parties in Interest. . . . . . . . . . . . . . . . . . . . . . . . A-40
    9.10 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . A-40
    9.11 Validity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-40
    9.12 Jurisdiction and Venue. . . . . . . . . . . . . . . . . . . . . . A-40
    9.13 Investigation . . . . . . . . . . . . . . . . . . . . . . . . . . A-41
    9.14 Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-41
    9.15 Knowledge . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-41

                             AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 12, 1997, by and among Moorman Manufacturing Company, an Illinois corporation ("MMC"), Archer-Daniels-Midland Company, a Delaware corporation ("ADM"), and ADM Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of ADM ("ADMAC");

                                       RECITALS

     WHEREAS, the Board of Directors of ADM, ADMAC and MMC each have determined that it is in the best interests of their respective companies and shareholders to combine their respective businesses in a merger transaction to be effected as set forth in this Agreement; and

     WHEREAS, ADM, ADMAC and MMC desire to effect the merger and the other transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                      ARTICLE I

                                      THE MERGER

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the "Effective Time" (as defined in Section 1.2 hereof), MMC and ADMAC shall consummate a merger (the "Merger") in which (i) ADMAC shall be merged with and into MMC and the separate corporate existence of ADMAC shall thereupon cease,
(ii) MMC shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Illinois, and (iii) the separate corporate existence of MMC with all its rights, privileges, immunities, powers, and franchises shall continue unaffected by the Merger. MMC is sometimes referred to in this Agreement as the "Surviving Corporation". The Merger shall have the effects set forth in this Agreement and the General Corporation Law of the State of Delaware ("DGCL") and the Business Corporation Act of the State of Illinois ("IBCA").

     1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective upon the later to occur of (a) the filing of a properly executed Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (b) the filing of properly executed Articles of Merger filed with, and the issuance of a Certificate of Merger by, the Secretary of State of the State of Illinois in accordance with the IBCA, each of which filings shall be made substantially simultaneously with the other and as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 2.6 hereof. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware and the Certificate of Merger is issued by the Secretary of State of the State of Illinois.

     1.3 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform substantially to the Certificate of Incorporation and Bylaws of ADMAC, except that the name of the Surviving Corporation shall remain "Moorman Manufacturing Company."

     1.4 DIRECTORS AND OFFICERS. The directors of the Surviving Corporation at the Effective Time shall be the directors of ADMAC immediately prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws. The officers of the Surviving Corporation at the Effective Time shall be the officers of ADMAC immediately prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

     1.5 TAX TREATMENT. For federal income tax purposes, it is intended that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement and Plan of Merger shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.


                                      ARTICLE II

                                 CONVERSION OF SHARES

     2.1 EXCHANGE RATIO. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) Each share (each an "MMC Share") of common stock, par value $1.00 per share, of MMC ("MMC Common Stock"), issued and outstanding immediately prior to the Effective Time (other than (i) shares of MMC Common Stock held by shareholders who properly demand dissenters' rights in accordance with
     Section 11.70 of the IBCA and (ii) shares of MMC Common Stock held of record by ADM or ADMAC or any other direct or indirect subsidiary of ADM or by MMC) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled, extinguished and converted into the right to receive a number of shares (each an "ADM Share") of common stock, without par value, of ADM ("ADM Common Stock") (rounded to the nearest share) in an amount equal to the quotient (the "Exchange Ratio") obtained by dividing (x) $5,400 (the "Base Value") by (y) an amount equal to the average (the "Average Price") of the closing prices of ADM Common Stock as reported on the New York Stock Exchange Composite Tape on each of the 20 trading days immediately preceding the third trading day prior to the Closing Date (the "Pricing Period"); provided, however, that the Exchange Ratio shall be adjusted in the event that the shareholders' equity of MMC on the Closing Date is less than $265 million by reducing the Base Value by an amount equal to the
     (A) difference between $265 million and the actual "Shareholders' Equity" (as hereinafter defined) of MMC as of the date 15 days prior to the Closing Date (as set forth in the certificate provided for in Section 7.3(d)) divided (B) by 54,770. In no event will the Base Value be less than $5,126.13. All such shares of MMC Common Stock shall no longer be deemed outstanding, shall be canceled and retired and shall cease to exist. Each holder of a certificate representing any such MMC Common Stock shall thereafter cease to have any rights with respect to such MMC Common Stock, other than the right to receive a number of ADM Shares according to the Exchange Ratio based on the number of shares of MMC Shares previously evidenced by such certificate upon the surrender of such certificate as provided herein. Each share of MMC Common Stock then held in treasury of MMC shall be canceled and retired, and no payment shall be made with respect thereto. For purposes of this Agreement, "Shareholders' Equity" shall mean the shareholders' equity of MMC or the Surviving Corporation, as the case may be, determined in accordance with generally accepted accounting principles, consistently applied.

          (b) Each share of common stock, without par value, of ADMAC issued and outstanding or held in the treasury immediately prior to the Effective Time shall be canceled and extinguished and converted into one share of common stock of the Surviving Corporation.

     2.2  EXCHANGE OF SHARES.

          (a) Prior to the Effective Time, ADM, ADMAC and MMC shall select and enter into an agreement (in form and substance reasonably satisfactory to MMC, ADM and ADMAC) with a bank or trust company to act as exchange agent hereunder (the "Exchange Agent"). Immediately after the Effective Time, ADM and the Surviving Corporation shall make available, and each holder of MMC Shares will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such MMC Shares for cancellation, certificates representing the number of ADM Shares into which such MMC Shares are converted in the Merger. The ADM Shares into which the MMC Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

          (b) All of the certificates representing ADM Common Stock shall, upon delivery at Closing, be duly authorized, validly issued and outstanding, fully-paid, non-assessable, listed for trading on the New York Stock Exchange ("NYSE") and registered under the Securities Act of 1933, as amended (the "Securities Act").

          (c) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding MMC Shares (the "MMC Certificates") whose MMC Shares were converted into ADM Shares pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the MMC Certificates shall pass, only upon delivery of the MMC Certificates to the Exchange Agent, and which shall be in negotiable form with signatures guaranteed by a national banking institution and have such other provisions as ADM and the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the MMC Certificates in exchange for certificates representing ADM Shares. Upon surrender of a duly executed MMC Certificate for cancellation to the Exchange Agent together with such letter of transmittal, the holder of such MMC Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole ADM Shares which such holder has the right to receive in respect of the MMC Certificates surrendered pursuant to the provisions of this Article II.

          (d) In the event that any MMC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, ADM and the Surviving Corporation will issue or cause to be issued in exchange for such lost, stolen or destroyed certificate the number of ADM Shares into which such MMC Shares are converted in the Merger in accordance with this
     Article II. When authorizing such issuance in exchange therefor, ADM and the Surviving Corporation may, in their discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give ADM and the Surviving Corporation a bond in such sum as they may direct as indemnity, or such other form of indemnity as they shall direct, against any claim that may be made against ADM and the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

     2.3 DIVIDENDS; TRANSFER TAXES. No dividends that are declared on ADM Shares will be paid to persons entitled to receive certificates representing ADM Shares until such persons surrender their MMC Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such ADM Shares shall be issued, any dividends which shall have become payable with respect to such ADM Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any

ADM Shares are to be issued in a name other than that in which the MMC Certificates surrendered in exchange therefor are registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such ADM Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of MMC Shares for any ADM Shares or dividends thereon delivered to a public official pursuant to applicable escheat laws.

     2.4 NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional ADM Shares shall be issued upon the surrender for exchange of MMC Certificates pursuant to this Article II and no dividend, stock split-up or other change in the capital structure of ADM shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. No cash or other consideration shall be paid to any holder of MMC shares in lieu of any fractional securities.

     2.5 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of MMC shall be closed and no transfer of MMC Shares shall thereafter be made. If, after the Effective Time, MMC Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing ADM Shares in accordance with the terms hereof. At and after the Effective Time, the holders of MMC Shares to be exchanged for ADM Shares pursuant to this Agreement shall cease to have any rights as shareholders of MMC, except for the right to surrender such stock certificates in exchange for ADM Shares as provided hereunder.

     2.6 CLOSING. Subject to Section 8.1 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Schmiedeskamp, Robertson, Neu & Mitchell, 525 Jersey Street, Quincy, Illinois, at 9:00 a.m., local time, on the third business day after the later of (a) the date on which MMC's shareholders' meeting, referred to in
Section 6.3 hereof, shall have occurred, or (b) the day on which all of the conditions set forth in Article VII hereof are satisfied or waived, or at such other date, time and place as ADM and MMC shall agree (the "Closing Date").

     2.7 SUPPLEMENTARY ACTION. If at any time after the Effective Time, any further assignments or assurances in law or any other documents or actions are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of MMC or ADMAC or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of MMC and ADMAC, in the name of and on behalf of MMC and ADMAC, to execute and deliver any and all documents and to take all actions necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                     ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF ADM AND ADMAC

     As used in this Agreement, (i) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of its subsidiaries, and (ii) the term "Material Adverse Effect" means, with respect to MMC and ADM, as the case may be, any change or effect that individually or when taken together with all such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, assets, liabilities (contingent or otherwise), revenues, expenses, capital or financial condition of such party and its subsidiaries, taken as a whole, or in the ability of such party to perform its obligations hereunder.

     Except as otherwise set forth on the ADM Schedule of Exceptions dated the date hereof (the "ADM Schedules") which shall be organized by reference to specific sections hereof as indicated below and which shall be deemed to include any information specifically incorporated into any of the ADM Schedules, ADM and, where indicated, ADMAC represent and warrant to MMC as follows:

     3.1 ORGANIZATION. ADM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. ADM is duly qualified as a foreign corporation to do business and is in good standing (to the extent the concept of good standing exists) in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect. Each subsidiary of ADM which is incorporated is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing exists) under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing (to the extent the concept of good standing exists) in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not have a Material Adverse Effect. ADM and ADMAC have delivered to MMC or its counsel complete and correct copies of their respective Certificates of Incorporation and Bylaws which are in full force and effect on the date hereof.

     3.2 CAPITALIZATION. The authorized capital stock of ADM consists of 800,000,000 shares of ADM Common Stock, without par value, and 500,000 shares of preferred stock, without par value ("ADM Preferred Stock"). As of the date hereof (and without giving effect to the five percent stock dividend having a record date of August 18, 1997 and payable on September 15, 1997), 530,825,801 shares of ADM Common Stock were issued and outstanding, options to acquire 3,878,755 shares of ADM Common Stock ("ADM Stock Options") were outstanding under all stock option plans of ADM ("ADM Stock Option Plans"), and no shares of ADM Preferred Stock or warrants to acquire ADM Common Stock were issued and outstanding. All of the issued and outstanding shares of ADM Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or Bylaws of ADM or any agreement to which ADM or any of its subsidiaries is a party or by which it is bound. Except as set forth above and pursuant to ADM's employee benefit plans and as otherwise provided in this Agreement, there are not as of the date of this Agreement any shares of capital stock of ADM issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating ADM to issue, transfer or sell any shares of its capital stock. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt") of ADM are issued and outstanding. All outstanding shares of the capital stock of ADM's subsidiaries have been duly authorized, validly issued and fully paid, and are non-assessable and such shares owned by ADM or one of its subsidiaries are free and clear of any liens, security interest, pledges, agreements, claims, charges, or encumbrances of any nature whatsoever. There are no voting trusts or other agreements or understandings to which ADM is a party with respect to the voting of the capital stock of ADM or any of its subsidiaries. None of ADM or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of ADM, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement. None of the shares of ADM Common Stock has been issued in violation of any preemptive or other rights of ADM's shareholders.

     3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. ADM and ADMAC have all requisite corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement by ADM and ADMAC and the consummation by ADM and ADMAC of the transactions contemplated hereby have been duly authorized by the Boards of Directors of ADM and ADMAC and by ADM as sole shareholder of ADMAC and no other corporate proceedings on the part of ADM and ADMAC are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ADM and ADMAC and constitutes the valid and binding agreement of ADM and ADMAC, enforceable against ADM and ADMAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights and to general equity principles.

     3.4  CONSENTS AND APPROVALS; NO VIOLATIONS.

          (a) Except for (i) the filing of the pre-merger notification report under applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of a Form S-4 Registration Statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act, including the MMC proxy statement (the "MMC Proxy Statement"), (iii) such consents, approvals, orders, authorization, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and
     (iv) the filing and recordation of a Certificate of Merger as required by the DGCL and Articles of Merger as required by the IBCA, no filing with, and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by ADM or ADMAC of the transactions contemplated by this Agreement.

          (b) Neither the execution and delivery of this Agreement by ADM or ADMAC, nor the consummation by ADM or ADMAC of the transactions contemplated hereby, nor compliance by ADM or ADMAC with any of the provisions hereof, will (i) conflict with or result in any breach of the Certificate of Incorporation or Bylaws of ADM or any of its subsidiaries,
     (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or give rise to the creation of any lien, charge, security interest or encumbrance upon the respective properties or assets of ADM or any of its subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ADM or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (iii) violate any permit, concession, franchise, license, judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to ADM, any of its subsidiaries or any of their properties or assets and which is material to the business or operations of ADM.

          (c) Except as set forth in the ADM Schedules, no consent or approval is required by or with respect to ADM or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement under any terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ADM or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected.

     3.5 REPORTS AND FINANCIAL STATEMENTS. ADM has filed all reports required to be filed with the SEC pursuant to the Exchange Act since July 1, 1996, including, without limitation, an Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (collectively, the "ADM SEC Reports"), and has furnished to MMC true and complete copies of all such ADM SEC Reports (including any amendments thereto), and will promptly deliver to MMC any ADM SEC Reports (including any amendments thereto) filed between the date hereof and the Effective Time. None of such ADM SEC Reports, as of their respective filing dates (as amended through the date hereof), contained or with respect to ADM SEC Reports filed after the date hereof, will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements included in the ADM SEC Reports, presented fairly the consolidated financial position of ADM and its subsidiaries as of the respective dates thereof, and the results of operations and cash flow of ADM and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein.

     3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1997, neither ADM nor any of its subsidiaries has: (a) taken any of the actions set forth in Sections 5.1(b), 5.1(c) or 5.1(e) hereof; (b) incurred any material liability, except in the ordinary course of its business, consistent with past practices;
(c) suffered any material adverse change, or any event involving a prospective material adverse change, in the business, assets, financial condition or results of operations of ADM or any of its subsidiaries; or (d) except as permitted by
Section 5.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

     3.7 INFORMATION IN REGISTRATION STATEMENT. None of the information to be supplied by ADM and ADMAC to be included in the Registration Statement, or amendments thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     3.8 LITIGATION. Except to the extent that individually and in the aggregate they would not reasonably be expected to have a Material Adverse Effect on ADM or as disclosed in the ADM SEC Reports or Schedule 3.8: (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the knowledge of ADM, threatened against or involving ADM or any of its subsidiaries, or any of their respective properties or rights, before any court, arbitrator, or administrative or governmental body;
(ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against ADM or any of its subsidiaries; and (iii) ADM and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions or orders outstanding against them.

     3.9  EMPLOYEE BENEFIT PLANS.

          (a) Schedule 3.9 contains a complete and accurate list of each employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), that is maintained by ADM or any of its ERISA Affiliates or with respect to which ADM or any of its ERISA Affiliates has any liability for payments, benefits or claims (all of the foregoing, the "ADM Plans").

          (b) Each of the ADM Plans that is subject to ERISA is in substantial compliance with ERISA; each of the ADM Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; and no event has occurred, and to the knowledge of ADM, there exists no condition or set of circumstances, in connection with which ADM or any ERISA Affiliate of ADM is subject to liability (except liability for claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

          (c) All required contributions or other amounts payable by ADM or its ERISA Affiliates as of the Effective Time with respect to each ADM Plan in respect of current or prior plan years have been or will be (prior to the Effective Time) either paid or accrued on the financial statements of ADM. There are no pending, or, to the knowledge of ADM, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the ADM Plans or any trusts related thereto.

          (d) For purposes of this Agreement, "ERISA Affiliate" means, with respect to any person, any trade or business, whether or not incorporated, which, together with such person, would constitute a "controlled group of corporations", a group of trades or businesses under "common control", or an "affiliated service group" within the meaning of Section 414(b), (c),
     (m), or (o) of the Code.

     3.10 TAXES. For the purposes of this section and Section 4.11, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on ADM or MMC or any of their respective "Tax Affiliates" (as hereinafter defined) as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental and other taxes, duties or assessments of any nature, whatsoever. ADM has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by each of it, any partnership or joint venture in which it holds a majority interest or for which it is responsible for filing tax returns, and any member of its consolidated, combined, unitary or similar group (each such member a "Tax Affiliate"). Such returns, reports and other information are accurate and complete in all material respects. ADM has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither ADM nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither ADM nor any of its Tax Affiliates is delinquent in the payment of any material amount of tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been claimed or assessed. ADM's federal and state income tax returns for all years ending on or prior to December 31, 1987 have been audited (and such audits have been completed) or are no longer subject to audit by reason of the applicable statute of limitations.

     3.11 COMPLIANCE WITH APPLICABLE LAW. ADM and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of ADM and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to ADM or any of its subsidiaries except to the extent that the failure to hold any such licenses, franchises, permits or authorizations, or any such violation, would not, individually or in the aggregate, be material to the business of ADM.

     3.12 SECTION 203 OF THE DGCL NOT APPLICABLE. The provisions of Section 203 of the DGCL will not, prior to the termination of this Agreement, assuming the accuracy of the representations contained in Section 4.22 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Merger or the transactions contemplated hereby.

     3.13 OWNERSHIP OF MMC SHARES. As of the date hereof, neither ADM nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or
(ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, MMC Shares, which in the aggregate, represent ten percent or more of the outstanding MMC Shares.

                                      ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF MMC

     Except as otherwise set forth on the MMC Schedule of Exceptions dated the date hereof (the "MMC Schedules") which shall be organized by reference to specific sections hereof as indicated below and which shall be deemed to include any information specifically incorporated into any of the MMC Schedules, MMC represents and warrants to ADM and ADMAC as follows:

     4.1 ORGANIZATION. MMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the requisite corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. MMC is duly qualified as a foreign corporation to do business and is in good standing (to the extent the concept of good standing exists) in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not have a Material Adverse Effect. Each subsidiary of MMC is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing exists) under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing (to the extent the concept of good standing exists) in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not have a Material Adverse Effect. MMC has delivered to ADM, ADMAC or their counsel complete and correct copies of its, and each of its subsidiary's, Articles of Incorporation and Bylaws or other organizational documents. Each of the Articles of Incorporation, Bylaws and other organizational documents so delivered are in full force and effect on the date hereof.

     4.2 CAPITALIZATION. The authorized capital stock of MMC consists of 100,000 shares of MMC Common Stock, par value $1.00 per share. As of the date hereof, 54,770 shares of MMC Common Stock were issued and outstanding. All of the issued and outstanding shares of MMC Common Stock have been duly authorized and are validly issued, fully-paid, non-assessable and free of preemptive rights or similar rights created by statute, the Articles of Incorporation or Bylaws of MMC or any agreement to which MMC or any of its subsidiaries is a party or by which it is bound. Except as set forth above, there are not now, and at the Effective Time there will not be, any shares of capital stock of MMC issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating MMC to issue, transfer or sell any shares of its capital stock. As of the date hereof, no Voting
Debt of MMC was issued or outstanding, nor will there be any issued or outstanding at the Effective Time. Except as provided in this Agreement, after the Effective Time, MMC will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise. All outstanding shares of the capital stock of MMC's subsidiaries have been duly authorized, validly issued and fully paid, and are non-assessable and are owned by MMC or one of its subsidiaries free and clear of any liens, security interests, pledges, agreements, claims, charges, or encumbrances of any nature whatsoever. There are no voting trusts or other agreements or understandings to which MMC is a party with respect to the voting of the capital stock of MMC or any of its subsidiaries. None of MMC or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of MMC, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement. None of the shares of MMC Common Stock have been issued in violation of any preemptive or other rights of MMC's shareholders.

     4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. MMC has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by MMC and the consummation by MMC of the transactions contemplated hereby have been duly authorized by MMC's Board of Directors and, except for the approval of the holders of at least two-thirds of the outstanding shares of MMC Common Stock, no other corporate proceedings on the part of MMC are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MMC and constitutes a valid and binding agreement of MMC, enforceable against MMC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights and to general equity principles.

     4.4  CONSENTS AND APPROVALS; NO VIOLATIONS.

          (a) Except for (i) the filing of the pre-merger notification report under applicable requirements of the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, including the MMC Proxy Statement, (iii) such consents, approvals, orders, authorization, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iv) the filing and recordation of a Certificate of Merger as required by the DGCL and Articles of Merger as required by the IBCA, no filing with, and no permit, authorization, consent or approval of, any public or governmental body or authority is necessary for the consummation by MMC of the transactions contemplated by this Agreement.

          (b) Neither the execution and delivery of this Agreement by MMC, nor the consummation by MMC of the transactions contemplated hereby, nor compliance by MMC with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of MMC or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under (or give rise to a material change in the terms of or any right of termination, cancellation or acceleration) under, or give rise to creation of any lien, charge, security interest or encumbrance upon, any of the respective properties or assets of MMC or any of its subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, contract, agreement or other instrument or obligation to which MMC or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected or (iii) violate any permit, concession, franchise, license, judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation of any court or government authority applicable to MMC, any of its subsidiaries or any of their properties or assets and which is material to the business or operations of MMC.

          (c) No consent or approval is required by or with respect to MMC or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement under any terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which MMC or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected.

     4.5 FINANCIAL STATEMENTS. The consolidated audited financial statements of MMC for the period ended March 29, 1997 and the unaudited financial statements for MMC for the period ended June 28, 1997 (collectively, the "Financial Statements") have been provided to ADM and in all material respects, present fairly the consolidated financial position of MMC and its subsidiaries as of the respective dates thereof, and the results of operations and the cash flow of MMC and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of footnotes thereto.

     4.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Financial Statements, neither MMC nor any of its subsidiaries have any material liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent, liquidated or unliquidated or otherwise and whether due or to become due and whether or not required by generally accepted accounting principles to set forth in financial statements) except for current liabilities which were incurred since the date of the Financial Statements in the ordinary course of business and consistent with past practice.

     4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 28, 1997, neither MMC nor any of its subsidiaries has: (a) taken any of the actions set forth in Sections 5.1(b), 5.1(c) or 5.1(e) hereof; (b) incurred any material liability, except in the ordinary course of its business, consistent with past practices; (c) suffered any material adverse change, or any event involving a prospective material adverse change, in the business, assets, financial condition or results of operations of MMC or any of its subsidiaries; (d) changed its accounting principles, practices or methods;
(e) suffered any material damage, destruction or loss (whether or not covered by insurance) with respect to any material property of MMC or any of its subsidiaries; or (f) except as permitted by Section 5.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

     4.8 INFORMATION IN REGISTRATION STATEMENT. None of the information to be supplied by MMC to be included in the Registration Statement, or amendments thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.9 LITIGATION. There is no material action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of MMC, threatened against or involving MMC and any of its subsidiaries, or any of their respective properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no material judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against MMC and any of its subsidiaries; and (iii) MMC and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions or orders outstanding against them. Schedule 4.9 contains a description of all actions, suits, proceedings, arbitrations, investigations, judgments, decrees, injunctions or orders pending, or to the knowledge of MMC, threatened against MMC or any of its subsidiaries, or any of their respective properties or rights except where, based upon MMC's reasonable belief after consultation with counsel, the potential exposure relating to any such matter does not exceed $50,000.

     4.10  EMPLOYEE BENEFIT PLANS.

          (a) Schedule 4.10 contains a complete and accurate list of each employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA), policy or agreement that is maintained, or is or was, within the past five years, contributed to by MMC or any of its ERISA Affiliates or pursuant to which MMC or its ERISA Affiliates have any liability for payments, benefits or claims (all of the foregoing, the "MMC Plans"). A copy of each MMC Plan as currently in effect and, if applicable, the most recent Annual Report, Actuarial Report, Valuation, Summary Plan Description, Trust Agreement and any Determination Letter issued by the IRS with respect thereto shall be delivered to ADM or its counsel. Except as set forth in Schedule 4.10, neither MMC nor any ERISA Affiliate of MMC has maintained or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code (including any "multi-employer plan," as defined in Section 3(37) of ERISA) during the six calendar years preceding the date of this Agreement.

          (b) Each of the MMC Plans that is subject to ERISA is in substantial compliance with ERISA; each of the MMC Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the I.R.S.; and no event has occurred, and to the knowledge of MMC , there exists no condition or set of circumstances, in connection with which MMC or any ERISA Affiliate of MMC is subject to material liability (except liability for claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

          (c) All required contributions or other amounts payable by MMC or its ERISA Affiliates as of the Effective Time with respect to each MMC Plan in respect of current or prior plan years have been or will be (prior to the Effective Time) either paid or accrued on the financial statements of MMC. There are no pending, or, to the best knowledge of MMC, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the MMC Plans or any trusts related thereto.

     4.11 TAXES. MMC has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by each of it and its Tax Affiliates. Such returns, reports and other information are accurate and complete in all material respects. MMC has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither MMC nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither MMC nor any of its Tax Affiliates is delinquent in the payment of any material amount of tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been claimed or assessed. No waiver or extension of time to assess any taxes has been given or requested and remains in effect on the date hereof. There are no tax sharing agreements or similar contracts or arrangements to which MMC or any of its subsidiaries is a party. MMC's federal and state income tax returns for all years ending on or prior to March 30, 1991, have been audited (and such audits have been completed) or are no longer subject to audit by reason of the applicable statute of limitations. All years ended subsequent to such date have never been audited by the Internal Revenue Service or comparable state agencies.

     4.12 COMPLIANCE WITH APPLICABLE LAW. MMC and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of MMC and its subsidiaries is not being conducted in violation of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to MMC or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits or authorizations, or any such violation, would not, individually or in the aggregate, be material to the business of MMC.

     4.13 LABOR MATTERS. Except for that certain collective bargaining agreement between Agri Sales, Inc., a wholly owned subsidiary of MMC, and the United Steelworkers of America, Local 15298, neither MMC nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is MMC or any of its subsidiaries the subject of any material proceeding asserting that MMC or any of its subsidiaries has committed an unfair labor practice or is seeking to compel MMC or any of its subsidiaries to bargain with any labor union or labor organization, nor is there any strike or other general labor dispute involving MMC pending or, to the knowledge of MMC or any of its subsidiaries, threatened.

     4.14  TITLE TO ASSETS.

          (a) MMC and its subsidiaries have good, valid and marketable title to all of their respective material assets, and a valid leasehold interest in all material leased real and personal property leased by them, including, without limitation, the property and assets reflected in the Financial Statements or acquired after the date thereof, in each case free and clear of all liens, encumbrances or restrictions except (i) as set forth in the Financial Statements, (ii) statutory liens, and (iii) for such defects in title and liens, encumbrances or restrictions which individually or in the aggregate are not material in amount and would not materially impair the use or marketability of such assets.

          (b) Schedule 4.14(b) contains a complete and accurate list of all leases, copies of which have been previously provided to ADM pursuant to which MMC or any of its subsidiaries lease real or personal property and which require rental payments during any year of the existing lease term in excess of $50,000 or with a remaining term of more than five years or which are otherwise material to the business of MMC or any of its subsidiaries. To the knowledge of MMC, each of the leases listed on Schedule 4.14(b) is in full force and effect, is valid and enforceable in accordance with its terms, and none of the parties thereto is in breach of or default under any such lease in any material respect. To the knowledge of MMC, the lessee under each such lease enjoys peaceful and undisturbed possession thereunder.

          (c) The assets owned by MMC or its subsidiaries and the property referred to in Section 4.14(b) above constitute, including the Intellectual Property (as defined in Section 4.15 of this Agreement) all the property and assets (real, personal, mixed, tangible and intangible) used by MMC and its subsidiaries in their respective businesses. Such property and assets will enable ADM and the Surviving Corporation to carry on after the Effective Time the business operations of MMC and its subsidiaries as presently conducted.

     4.15  INTELLECTUAL PROPERTY.

          (a) MMC owns or has valid binding, enforceable and adequate rights to use all patents, trademarks, trade names, service marks, service names, copyrights or other proprietary intellectual property rights, applications therefor, registrations thereof and licenses or other rights in respect thereof ("Intellectual Property") that are necessary to conduct the business of MMC and its subsidiaries as presently conducted. Schedule 4.15 lists (i) all trademarks, registered copyrights, trade names, and service marks, which MMC considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all material licenses, sublicenses, and other agreements to which MMC is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all material licenses, sublicenses, and other agreements to which MMC is a party and pursuant to which MMC is authorized to use any third party patents, trademarks, or copyrights, including software ("Third Party Intellectual Property") that is material to its business.

          (b) MMC is not, nor will it be as a result of the execution and delivery of this Agreement, or the performance of its obligations under this Agreement, in breach in any material respect of any license, sublicense, or other agreements relating to the Intellectual Property or Third Party Intellectual Property.

          (c) To MMC's knowledge, all material patents, registered trademarks, service marks, and copyrights held by MMC are valid and subsisting. Except as set forth on Schedule 4.15, MMC (i) has not been sued in any suit, action, or proceeding which involves a claim of infringement of any patents, trademarks, service marks, or copyrights, or violation of any trade secret or other proprietary right of any third party, and (ii) has no knowledge that the conduct of its business as presently conducted infringes any patent, trademark, service mark, copyright, trade secret, or other proprietary right of any third party. Neither MMC nor its subsidiaries has received any written notice or, to the knowledge of MMC, any other notice, from any other person or any other source pertaining to or challenging the right of MMC or its subsidiaries to use any Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used by or licensed to MMC or its subsidiaries. To the knowledge of MMC, none of MMC's or its subsidiaries' employees is in violation of any term of any employment contract, patent disclosure agreement, confidentiality agreement or any other contract or agreement relating to the relationship of any such employee with it or any other party.

     4.16  CONTRACT, LEASES AND AGREEMENTS.

          (a) Schedule 4.16(a) contains a complete and accurate list of all written contracts, and an accurate and complete written summary of all oral contracts, to which MMC or any of its subsidiaries are a party or by which any of their respective assets are bound as of the date of this Agreement other than contracts with a term of less than one year or involving a payment to or by MMC or its subsidiaries of less than $100,000. True and complete copies of all written contracts listed on Schedule 4.16(a) have been or will be delivered to ADM prior to the Closing for examination. To the knowledge of MMC, each of the listed contracts is in full force and effect, is valid and enforceable in accordance with its terms and none of the parties thereto is in breach of or default in any material respect under any such contracts.

          (b) Except as set forth on Schedule 4.16(b), which Schedule sets forth by subsection the disclosures called for by this Section 4.16(b), neither MMC nor any of its subsidiaries are a party to or bound by any contract:

               (i) evidencing indebtedness for borrowed money in excess of $100,000 or pursuant to which MMC or any of its subsidiaries have guaranteed (including guarantees by way of acting as surety, co-signer, endorser, co-maker, indemnitor or otherwise) for any obligation in excess of $100,000 of any other person;

               (ii) prohibiting or limiting the ability of MMC or any of its subsidiaries (A) to engage in any line of business, (B) to compete with any person or (C) to disclose any confidential information in the possession of MMC or any of its subsidiaries (and not otherwise generally available to the public) that could reasonably be expected to have commercial value to MMC or any of its subsidiaries;

               (iii) with any director, officer, employee, agent, consultant, advisor or representative for employment or for consulting, independent contracting or similar services or containing any severance or termination pay obligations other than such contracts which may be terminated upon no more than 30 days notice by, and in any case without penalty or cost to, MMC or any of its subsidiaries, or which involve a payment by MMC or any of its subsidiaries in excess of $75,000 per annum or $250,000 over the remaining term thereof;

               (iv) with any person directly or indirectly controlling, controlled by or under common control with MMC other than transactions between or among MMC and its subsidiaries in the ordinary course of business;

               (v) pursuant to which it is obligated to indemnify any person, including, without limitation, any contract to indemnify any other entity or any director, officer or employee thereof;

               (vi)  granting a lien upon any property or asset;

               (vii) pursuant to which it purchases materials, supplies or equipment and which calls for future payments in excess of $100,000 in any year and is not terminable by MMC or any of its subsidiaries upon no less than 60 days' notice to the other party and in any case without penalty or cost to MMC or any of its subsidiaries;

               (viii) which is (A) a joint venture or marketing contract or
          (B) pursuant to which MMC or any of its subsidiaries acts or is obligated to act as the representative of any other person;

               (ix) obligating MMC or any of its subsidiaries to pay to any person any money as a result of the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby;

               (x) granting to any person a right to purchase any material assets or obligating MMC or any of its subsidiaries to obtain the consent of any person to the Merger or to the transfer or assignment by MMC or any of its subsidiaries of any material assets or contracts;

               (xi) providing for the acquisition or disposition after the date of this Agreement of any business or any assets or granting any person a right of first refusal or first offer with respect to the disposition of any assets;

               (xii) providing for a power of attorney on behalf of MMC or any of its subsidiaries;

               (xiii) not entered into in the ordinary course of business; or

               (xiv) which is otherwise material to the business of MMC or any of its subsidiaries.

     To the knowledge of MMC, each contract set forth on Schedule 4.16(b) is in full force and effect in accordance with its terms as of the date hereof.

          (c) Neither MMC nor any of its subsidiaries are, and to the knowledge of MMC, no other party thereto is, in material breach or material violation of or in material default under any contract listed on Schedule 4.16, and to the knowledge of

     MMC, there is no basis for any claim of any such breach, violation or default in the performance of any term of, and no event has occurred which, with the passage of time or action by a third party, could reasonably be likely to result in a default under any such contract.

     4.17  ENVIRONMENTAL MATTERS.

          (a) To the knowledge of MMC (i) no real property owned or operated by MMC or any of its subsidiaries is contaminated with any Hazardous Substances in such form or quantities so as to create any liability on the part of MMC or ADM under any Environmental Law; (ii) no real property formerly owned or operated by MMC or any of its subsidiaries was contaminated with any Hazardous Substances in such form or quantities so as to create any liability on the part of MMC or ADM under any Environmental Law; (iii) neither MMC nor any of its subsidiaries are subject to liability for any off-site disposal or contamination; (iv) neither MMC nor any of its subsidiaries have received any claims or notices alleging liability under any Environmental Law; and (v) MMC and its subsidiaries have provided ADM with copies of all correspondence with regulatory agencies for any current or pending environmental regulatory noncompliance and/or enforcement action or dealing with the release of a Hazardous Substance or constituting notice under any Environmental Law along with copies of all environmental reports obtained by MMC and its subsidiaries since January 1, 1994.

          (b) "ENVIRONMENTAL LAW" means the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Clean Water Act (CWA), the Clean Air Act (CAA), the Toxic Substances Control Act (TSCA), the Oil Pollution Prevention Act (OPPA), and any other federal, state or local statute, regulation or order relating to Hazardous Substances or the protection of the environment. "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, hazardous waste or mixture thereof, that is regulated under CERCLA, RCRA, CWA, CAA, TSCA, and OPPA including petroleum products, as regulated under RCRA and OPPA, friable asbestos containing material, as regulated under OSHA, and polychlorinated biphenyls as regulated under TSCA. "RCRA HAZARDOUS WASTE" means a hazardous waste, as that term is defined in and pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

          (c) To the knowledge of MMC, no property that MMC or any of its subsidiaries has ever owned or operated has ever been used in connection with the business of manufacturing, storing or transporting Hazardous Substances, with the exception of prepackaged agricultural chemicals present solely for sale to the public. MMC does not and did not manage RCRA Hazardous Waste subject to the requirements set forth in 40 CFR Parts 264 and 265.

          (d) To the knowledge of MMC, there are not any underground or aboveground storage tanks on any property that MMC or its subsidiaries currently own or operate that are not in accordance with the applicable requirements set forth under any Environmental Law. To the knowledge of MMC, there have been no underground storage tanks on property owned or operated by MMC and its subsidiaries that were not removed, retired, abandoned or replaced in accordance with the applicable requirements set forth under Environmental Law.

          (e) To the knowledge of MMC, no property that MMC or any of its subsidiaries has ever owned or operated has ever been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any equivalent state or local information system.

          (f) To the knowledge of MMC, there are not any current or past environmental requests, notices, demands or regulatory noncompliance and/or enforcement actions at any property owned or operated by MMC or its subsidiaries, nor is there litigation pending that alleges violations or noncompliance with any Environmental Law. To the knowledge of MMC, no such matter is anticipated, impending or threatened.

          (g) MMC and each of its subsidiaries operates, and at all times has operated, its business in all material respects in accordance with all applicable Environmental Laws, and all material licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful operation of the business of MMC and its subsidiaries are in MMC's or the appropriate subsidiary's possession and are in full force and effect. To MMC's knowledge, there is no threat that any such permit, license or other authorization will be withdrawn, terminated, limited or materially changed.

          (h) For purposes of this Section 4.17, "knowledge" of MMC shall mean the knowledge of (i) the officers and directors of MMC and its subsidiaries and (ii) the persons identified in Schedule 4.17 hereto.

     4.18 INSURANCE. Schedule 4.18 contains a complete and accurate list of all policies of fire, liability, workers' compensation, directors' and officers' liability and other forms of insurance owned or held by, or the premiums for which are paid by, MMC or any of its subsidiaries. All such policies are and will at all times up to the Effective Time be, in full force and effect and no notice of cancellation or termination has been received with respect to any such policy. Neither MMC nor any of its subsidiaries have been refused any insurance or had its coverage limited within the past four years. Neither MMC nor any of its subsidiaries have any life insurance policies in respect of any shareholder, director, officer, or employee of MMC or any of its subsidiaries, owned by, or the premiums for which are paid by, MMC or any of its subsidiaries.

     4.19  BOOKS AND RECORDS.  The books and records of MMC and its subsidiaries
(a) are kept in all material aspects complete and correct and (b) reflect all material financial transactions of MMC and its subsidiaries, in each case as complete entries in such books and records.

     4.20 EMPLOYEES. Schedule 4.20 contains a complete and accurate list of all employees of MMC and its subsidiaries, together with their titles and rates of total annual aggregate compensation as of the date of this Agreement.

     4.21  SECTION 5/11.75 OF THE IBCA NOT APPLICABLE.  The provisions of
Section 5/11.75 of the IBCA will not, prior to the termination of this Agreement, assuming the accuracy of the representations contained in Section
3.13 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Merger or the transactions contemplated hereby.

     4.22 OWNERSHIP OF ADM SHARES. As of the date hereof, neither MMC nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or
(b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, ADM Shares, which in the aggregate, represent ten percent or more of the outstanding ADM Shares.

     4.23 CORPORATE RECORDS. The minute books of MMC, which have been made available to ADM or its representatives, fully and accurately show in all material respects all corporate action taken by MMC's Board of Directors, all committees of MMC's Board of Directors and MMC's shareholders (including, without limitation, actions taken by written consent without a meeting) and contain true and complete copies or originals of the Articles of Incorporation (and all amendments thereto) of MMC, the Bylaws (as amended) of MMC and the minutes of all meetings or consent actions of MMC's Board of Directors, committees of MMC's Board of Directors and MMC's shareholders. As of the date of this Agreement, no resolutions material to MMC or bylaws of MMC have been passed, enacted, consented to or adopted by MMC's Board of Directors, committees of MMC's Board of Directors or MMC's shareholders except as set forth in such minute books.

     4.24 OPINION OF FINANCIAL ADVISOR. Prior to the date hereof, MMC has received the opinion of Merrill Lynch to the effect that the Exchange Ratio, as subject to adjustment in accordance with Section 2.1(a), is fair to the holders of MMC Shares.

     4.25 NO EXISTING DISCUSSIONS. On the date hereof, MMC is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined below).

                                      ARTICLE V

                        CONDUCT OF BUSINESS PENDING THE MERGER

     5.1 CONDUCT OF BUSINESS BY MMC AND ADM PENDING THE MERGER. Except as set forth on Schedule 5.1 and except as consented to in writing by the other party after the date hereof, during the period from the date of this Agreement and continuing until the Effective Time relative to MMC and from the first day of the Pricing Period until the Effective Time relative to ADM:

          (a) The respective businesses of MMC and its subsidiaries and ADM and its subsidiaries shall be conducted only in the ordinary course of business and consistent with past practices, including, without limitation, methods of accounting.

          (b) Neither MMC or any of its subsidiaries nor ADM or any of its subsidiaries shall (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend its Certificate or Articles of Incorporation or Bylaws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock (except for ADM's regular quarterly cash dividend on its outstanding Common Stock), or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries.

          (c) Neither MMC or any of its subsidiaries nor ADM or any of its subsidiaries shall (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, dispose of, encumber or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or securities exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for unissued shares of ADM Common Stock reserved for issuance upon the exercise of the stock options, stock purchase plans, employee benefit plans, or warrants described in Sections 3.2 or 4.2; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise, become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a wholly owned subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances or capital contributions to, or investments in, any other person, other than to wholly-owned subsidiaries, other than in the ordinary course of business and consistent with past practices; or (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties.

          (d) Each of MMC and ADM shall use its best efforts to preserve intact the business organization of MMC and its subsidiaries on the one hand and ADM and its subsidiaries on the other hand, to keep available the services of their present officers and key employees, and to preserve the goodwill of those having business relationships with their respective subsidiaries; provided, however, that no breach of this representation shall be deemed to have occurred if a failure to comply with this Section 5.1(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement, or any Acquisition Proposals (as defined below) made to MMC by any third party or the public announcement thereof.

          (e) Neither MMC, ADM nor any of their respective subsidiaries shall knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

          (f) MMC, ADM and each of their respective subsidiaries shall use all reasonable efforts to take or omit to take any action or agree, in writing or otherwise, to take or omit to take any action which would make any representation or warranty of MMC, ADM or ADMAC, as applicable, herein true and correct in all material respects.

          5.2 COMPENSATION PLANS. Except as set forth in Schedule 5.2, during the period from the date of this Agreement and continuing until the Effective Time, MMC agrees as to itself and its subsidiaries that it will not, without the prior written consent of ADM and ADMAC (except as otherwise required by applicable law or pursuant to existing contractual arrangements) (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between MMC and one or more of its officers, directors or employees, in each case so as to materially increase benefits thereunder (collectively, "Compensation Plans"),
(b) grant or become obligated to grant any material increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Compensation Plan) or any increase in the compensation payable or to become payable to any director or officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, or (c) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement, except for contracts renewed in the ordinary course of business.

     5.3 CURRENT INFORMATION. From the date of this Agreement to the Effective Time, MMC will cause one or more of its designated representatives to confer on a regular and frequent basis (not less frequently than semimonthly) with representatives of ADM and to report the general status of MMC's and its subsidiaries ongoing operations and to deliver to ADM (not less frequently than monthly) unaudited consolidated balance sheets and related consolidated statements of income, changes in shareholders equity and cash flow for the period since the last such report. MMC will promptly notify ADM of any material change in the normal course of business or in its subsidiaries' properties.

     5.4 LEGAL CONDITIONS TO MERGER. Each of MMC (subject to Section 6.9), ADM and ADMAC shall, and shall cause its subsidiaries to, use all reasonable efforts
(a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of shareholders and
(b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption would, in such party's reasonable opinion, be materially burdensome to such party and its subsidiaries taken as a whole. Each of MMC, ADM and ADMAC will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

     5.5 VOTING AGREEMENTS. MMC shall use its best efforts to obtain from the MMC Employees' Profit Sharing Trust and the CFM Foundation an agreement substantially in the form of Exhibit 5.5 hereto (collectively, the "Voting Agreements"), whereby each such person agrees to vote all shares of MMC Common Stock for which they have voting power in favor of the Merger in any shareholder vote to obtain approval to proceed with the Merger.

     5.6 AFFILIATES. At least 30 days prior to the meeting of the shareholders of MMC, MMC shall deliver to ADM and ADMAC a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of MMC, "affiliates" of MMC for purposes of Rule 145 under the Securities Act. MMC shall use all reasonable efforts to cause each person named as "affiliates" to deliver to ADM and ADMAC no later than 15 days prior to the meeting of the shareholders of MMC a written "affiliates" agreement, in customary form, restricting the disposition by such person of the ADM Shares to be received by such person in the Merger to dispositions permitted by Rule 145. MMC Certificates surrendered for exchange by any person constituting an "affiliate" of MMC within the meaning of Rule 145 under the Securities Act shall not be exchanged by the Exchange Agent for ADM Shares pursuant to Section 2.2 until ADM and ADMAC have received such agreement described in the preceding sentence.

     5.7 ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. ADM shall use all reasonable efforts to file all reports required to be filed with the SEC between the date of this Agreement and the Effective Time and shall deliver to MMC copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.


                                      ARTICLE VI

                                ADDITIONAL AGREEMENTS

     6.1  ACCESS AND INFORMATION.

          (a) MMC and its subsidiaries shall afford to ADM and its financial advisors, legal counsel, accountants, consultants and other representatives access during normal business hours throughout the period from the date hereof to the Effective Time to all of its books, records, properties, facilities, personnel commitments and records (including but not limited to tax returns) and, during such period, each MMC and ADM and their respective subsidiaries shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request for purposes of the transactions contemplated by this Agreement.
     No investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.

          (b) All information furnished by MMC to ADM and ADMAC or furnished by ADM or ADMAC to MMC pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger contemplated hereby. The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with the Confidentiality Agreement dated as of July 21, 1997, between MMC and ADM (the "Confidentiality Agreement") and the confidentiality provisions contained in such Confidentiality Agreement shall survive the termination of this Agreement.

     6.2 REGISTRATION STATEMENT. As promptly as practicable, ADM shall prepare and file with the SEC the Registration Statement and use its best efforts to have the Registration Statement declared effective. ADM shall also use its best efforts to take any action required to be taken under state securities or blue sky laws in connection with the issuance of the ADM Shares pursuant hereto. MMC shall furnish ADM with all information concerning MMC and its shareholders and shall take such other action as ADM may reasonably request in connection with such Registration Statement and issuance of ADM Shares.

     6.3 PROXY STATEMENT; SHAREHOLDER APPROVAL. MMC, acting through its Board of Directors, shall, in accordance with applicable law and its Articles of Incorporation and Bylaws:

          (a) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of its shareholders for the purpose of voting to approve and adopt this Agreement and shall, subject to Section 6.9 hereof, use its best efforts to obtain such shareholders' approval; and

          (b) subject to Section 6.9 hereof, recommend approval and adoption of this Agreement by the shareholders of MMC and include such recommendations in communications delivered by MMC to MMC's shareholders for the purpose of soliciting proxies or as otherwise required by law, and take all lawful action to solicit such approvals.

     6.4 NYSE. ADM shall take such action to apply for listing of the ADM Shares to be issued pursuant to the Merger on the NYSE, if necessary, and shall use its best efforts to obtain prior to the Effective Time approval for the listing of the ADM Shares subject to official notice of issuance.

     6.5 ANTITRUST LAWS. As promptly as practicable, MMC, ADM and ADMAC shall make all filings and submissions under the HSR Act as may be required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to Section 6.1 hereof, MMC will furnish to ADM and ADMAC, and ADM and ADMAC will furnish to MMC, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to Section 6.1 hereof, MMC will provide to ADM's and ADMAC's counsel, as reasonably requested, and ADM and ADMAC will provide to MMC's designated outside counsel, as reasonably requested, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives and any governmental agency or authority or members of their respective staffs with respect to this Agreement and the transactions contemplated hereby.

     6.6 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, ADM, ADMAC and MMC agree that they will each obtain the approval of the other parties prior to issuing any press release and that they will use their best efforts to consult with the other parties before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law, any governmental agency or the rules of the NYSE.

     6.7 EXPENSES. In the event the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     6.8  CERTAIN BENEFITS.

          (a) From and after the Effective Time, ADM and the Surviving Corporation shall (i) honor, in accordance with the respective terms of the MMC Plans and to the extent required by ERISA, all benefits accrued at the Effective Time under the MMC Plans and (ii) continue to provide benefits in accordance with the terms of the MMC Retired Employees Medical Plan or a plan with benefits substantially similar to those provided to similarly situated persons under ADM's relevant plan for retired employees. ADM and the Surviving Corporation shall grant to all employees of MMC or its subsidiaries who remain employees of the Surviving Corporation or its subsidiaries at the Effective Time ("MMC Employees"), from and after the Effective Time, credit for all service with MMC and its subsidiaries, affiliates and predecessors prior to the Effective Time for eligibility and vesting purposes for all employee benefits of ADM and the Surviving Corporation, and shall offer the MMC Employees participation in all employee benefits of ADM and the Surviving Corporation offered to similarly situated employees of ADM and the Surviving Corporation. To the extent any such benefit plans provide medical or dental welfare benefits after the Effective Time, such benefit plans shall waive any preexisting condition exclusions and waiting periods for plan participation unless the MMC Employee was subject to one or more preexisting condition exclusions in the comparable MMC Plan (but credit shall be given to such employee for his preexisting condition exclusion and waiting period time credited under the comparable MMC plan), and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under the benefit plans of ADM and the Surviving Corporation for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. Further, for a period of nine months from and after the Effective Time, ADM and the Surviving Corporation shall make a severance payment in accordance with the policy detailed in Schedule 6.8 to any MMC Employee who is terminated without cause by ADM or the Surviving Corporation within such nine-month period.

          (b) Except as provided in the next sentence, ADM, ADMAC and MMC intend that the obligations and rights created hereunder (including, without limitation, any rights or obligations created by Section 6.8(a)) are only for the benefit of ADM, ADMAC and MMC. This Agreement shall not be construed to create any rights or benefits for any third party beneficiaries except as referenced in Section 9.9, and except that the parties to the agreements and arrangements listed on Schedule 6.8 shall be entitled to enforce such agreements against ADM and the Surviving Corporation.

     6.9  STANDSTILL AGREEMENT.

          (a) Neither MMC, its subsidiaries or any of their respective officers and directors shall, and they shall each direct and use its best efforts to cause their employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant) not to (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of, or which reasonably could be expected to lead to, any proposal or offer (including, without limitation, any proposal or offer to its shareholders or stockholders, as the case may be) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of any assets or capital stock of MMC or any of its subsidiaries (any such proposal or offering being hereinafter referred to as an "Acquisition Proposal") or
(ii) engage in any negotiations or discussions concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. MMC will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.9.

          (b) Notwithstanding the provisions of Section 6.9(a), nothing contained in this Section 6.9 shall prohibit the Board of Directors of MMC from
(i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide proposal, to acquire MMC and/or its subsidiaries pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction and in respect of which such person or entity has the necessary funds or commitments therefor if, and only to the extent that (A) the Board of Directors of MMC, after consultation with and based upon the advice of independent legal counsel (who may be MMC's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of MMC to comply with its fiduciary duties to stockholders under applicable law, (B) the Board of Directors of MMC, after consultation with MMC's financial advisor, determines in good faith that such Acquisition Proposal is bona fide and is superior to the shareholders of MMC than the Merger, and
(C) prior to taking such action, MMC (x) provides reasonable notice to ADM to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form (an Acquisition Proposal meeting each of the foregoing requirements is herein referred to as a "Superior Proposal"); or (ii) failing to make or withdrawing or modifying its recommendation referred to in Section 6.3(b) hereof if there exists an Acquisition Proposal and the Board of Directors of MMC determines that it is a Superior Proposal in accordance with Section 6.9(b)(i) hereof.

          (c) If the Board of Directors of MMC determines to take any action pursuant to Section 6.9(b)(ii) hereof, then prior to taking such action, MMC shall give written notice to ADM specifying the pricing, terms, conditions and all material provisions of the Superior Proposal, providing to ADM a copy of the third-party's offer with such notice. ADM shall then have five business days after receipt of such notice to submit to the Board of Directors of MMC its counter proposal (the "ADM Proposal"). The Board of Directors of MMC shall then have five business days to evaluate the ADM Proposal and to notify ADM as to whether it equals or exceeds the Superior Proposal. If the Superior Proposal includes securities or other non-cash consideration, the ADM Proposal shall be deemed to be equivalent if ADM provides its own securities or other non-cash consideration of reasonably equivalent economic value. If the Board of Directors of MMC determines in its reasonable judgment that the ADM Proposal is at least equal to the Superior Proposal, then the Board of Directors of MMC will immediately accept the ADM Proposal, foregoing the Superior Proposal, and proceed with the terms of this Agreement, as modified by the ADM Proposal. If the Board of Directors of MMC determines in its reasonable judgment that the ADM Proposal does not equal or exceed the Superior Proposal, then the Board of Directors of MMC shall provide to ADM notice of any deficiencies in the ADM Proposal and ADM shall have three business days to submit to the Board of Directors of MMC a modified proposal. The Board of Directors of MMC shall then be obligated to accept the ADM Proposal, as modified, or provide written notice to ADM of any continuing deficiencies. ADM shall then have another three business days to further modify its proposal. If ADM elects not to modify its proposal to match the Superior Proposal within such time periods, then MMC will be free to take any action contemplated by Section 6.9(b)(ii) hereof. If ADM elects not to match the terms of the Superior Proposal and the Superior Proposal is modified in any material respect from the proposal detailed in the initial notice to ADM prior to the closing of the transactions contemplated thereby, then ADM's rights under this Section 6.9 shall apply anew.

     6.10 ACQUISITION OF MMC COMMON STOCK. From the date hereof until the earlier to occur of (i) the Effective Time and (ii) termination of this Agreement pursuant to Article VII hereof, ADM and ADMAC agree not to acquire, or attempt to acquire, directly or indirectly any beneficial interest (including, without limitation, any voting rights) in any shares of MMC Common Stock except as contemplated by this Agreement.

                                     ARTICLE VII

                       CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any one of which may be waived by MMC, ADM and ADMAC:

          (a) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (c) The NYSE shall have approved the listing of the ADM Shares to be issued in the Merger.

          (d) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of MMC in accordance with applicable law and any applicable provisions of its Articles of Incorporation and Bylaws.

          (e) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect; provided, however, that prior to invoking this condition, each party shall use all commercially reasonable efforts to have any such decree, ruling or order lifted or vacated Other than the filing of the Certificate of Merger with the Secretary of State of Delaware and the filing of the Articles of Merger with and the issuance of a Certificate of Merger by the Secretary of State of Illinois, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") that may reasonably be deemed necessary so that the consummation of the Merger and the transactions contemplated hereby will be in compliance with applicable laws, other than Consents the failure to obtain which would not have a Material Adverse Effect on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

          (f) ADM shall have received all state securities or blue sky permits and other authorizations necessary to issue the ADM Shares in exchange for shares of MMC Common Stock and to consummate the Merger.

     7.2 CONDITIONS TO OBLIGATIONS OF MMC TO EFFECT THE MERGER. The obligation of MMC to effect the Merger shall be further subject to the satisfaction at or prior to the Closing Date of the following additional conditions, which may be waived by MMC:

          (a) ADM and ADMAC shall have performed and complied in all material respects with the agreements and obligations under this Agreement required to be performed and complied with by them at or prior to the Closing Date and the representations and warranties of ADM and ADMAC contained in this Agreement shall be true and correct as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, and MMC shall have received a certificate of the President and Chief Financial Officer of ADM as to the satisfaction of this condition. The parties acknowledge and agree that certain of the representations and warranties of ADM and ADMAC contained in this Agreement are by their terms limited by a materiality standard contained therein and that, in those cases, the condition contained in this Section 7.2(a) is not intended to be further limited by the standard "in all material respects" referred to herein.

          (b) MMC shall have received an opinion of Winston & Strawn, special counsel to MMC, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that ADMAC and MMC will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          (c) MMC shall have received an opinion of counsel to ADM and ADMAC dated as of the Closing Date substantially in the form of Exhibit 7.2(c) hereto.

          (d) On the Closing Date, the fairness opinion from Merrill Lynch delivered at the execution of this Agreement pursuant to Section 4.24 shall not have been withdrawn, modified or amended.

          (e) ADM and ADMAC shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on MMC or ADM or a material adverse effect upon the consummation of the transactions contemplated hereby.

     7.3 CONDITIONS TO OBLIGATIONS OF ADM AND ADMAC TO EFFECT THE MERGER. The obligations of ADM and ADMAC to the Merger shall be further subject to the satisfaction at or prior to the Closing Date of the following additional conditions, which may be waived by ADM and ADMAC:

          (a) MMC shall have performed and complied in all material respects with the agreements and obligations under this Agreement required to be performed and complied with by it at or prior to the Closing Date and the representations and warranties of MMC contained in this Agreement shall be true and correct as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, and ADM shall have received a certificate of the President and Chief Financial Officer of MMC as to the satisfaction of this condition. The parties acknowledge and agree that certain of the representations and warranties of MMC contained in this Agreement are by their terms limited by a materiality standard contained therein and that, in those cases, the condition contained in this Section 7.3(a) is not intended to be further limited by the standard "in all material respects" referred to herein.

          (b) MMC shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of MMC or any subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation and its subsidiaries, taken as a whole, or upon the consummation of the transactions contemplated hereby.

          (c) ADM and ADMAC shall have received an opinion of counsel to MMC dated the Closing Date substantially in the form of Exhibit 7.3(c) hereto.

          (d) ADM shall have received a certificate of the Chief Financial Officer of MMC, dated the Closing Date, showing that the Shareholders' Equity of MMC as of the date 15 days prior to the Closing Date is in excess of $250 million, along with reasonable supporting documentation for such calculation.

          (e) The holders of not more than 10% of the total of the issued and outstanding shares of MMC Common Stock, shall have taken such action prior to or at the time of the MMC shareholders' vote as is necessary as of that time to entitle them to the statutory dissenters' rights referred to in
     Section 2.1(a) hereof.

                                     ARTICLE VIII

                          TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time:

          (a)  By the mutual written consent of ADM and MMC;

          (b) By either ADM or MMC if (i) any of the conditions to their respective obligations specified in Article VII hereof has not been satisfied or waived on or before February 28, 1998, or (ii) the Merger shall not have been consummated on or before February 28, 1998; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of any of the conditions specified in Article VII that are required to have been satisfied prior to the Merger;

          (c) By MMC, upon a material breach by ADM or ADMAC of any representation or warranty or any covenant or agreement set forth in this Agreement, which breach is not curable or, if curable, is not cured within the earlier to occur of 20 days after written notice of such breach is given by MMC to ADM or the Closing;

          (d) By ADM, upon a material breach by MMC of any representation or warranty or any covenant or agreement set forth in this Agreement, which breach is not curable or, if curable, is not cured within the earlier to occur of 20 days after written notice of such breach is given by ADM and ADMAC to MMC or the Closing;

          (e) By either ADM or MMC, if any court of competent jurisdiction in the United States or other federal or state governmental body shall have issued an order, decree or ruling or take any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this
     Section 8.1(e) shall not be available to a party who has not complied with its obligations under Section 5.4 hereof;

          (f) By ADM or MMC, upon written notice to the other party, if (i) MMC fails to make or withdraws or modifies its recommendation referred to in
     Section 6.3(b) hereof in accordance with the provisions of Section 6.9(b) and 6.9(c) hereof or (ii) any approval of the shareholders of MMC required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof;

          (g) By ADM, upon written notice to MMC, if within 45 days after the date of this Agreement, ADM shall not have received the executed Voting Agreements;

          (h) By ADM, upon written notice to MMC, if prior to the Closing Date, ADM shall have determined, in its sole discretion acting in a commercial reasonable manner, that it is "reasonably possible" that the possible manufacture, sale and shipment by MMC or any of its subsidiaries of products, including soybean meal, containing dioxin has had or will have a Material Adverse Effect on MMC and its subsidiaries, taken as a whole. For purposes of this Section 8(h), "reasonably possible" shall mean that the chance of the specified future event or events occurring is more than remote;

          (i) By ADM, upon written notice to MMC, if, prior to the 14th day after receipt by ADM of such additional due diligence documents, materials and information relative to MMC, if any, as shall be reasonably requested in writing by ADM after performance of its initial due diligence review (to be completed no later than 30 days after the date of this Agreement), ADM shall have discovered during the course of its due diligence investigation of MMC and its subsidiaries any conditions, facts or circumstances relative to MMC or any of its subsidiaries which had not been disclosed in this Agreement or in the MMC Schedules and which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on MMC and its subsidiaries, taken as a whole; provided; however, that failure to
     (i) provide such notice or request such additional due diligence documents, materials or information during the initial 30-day review period or
     (ii) provide such notice within such additional 14-day period shall be deemed a waiver of ADM's right to terminate this Agreement pursuant to this
     Section 8.1(i). Notwithstanding the foregoing, if MMC does not provide to ADM in a commercially reasonable manner all due diligence documents, materials and information relating to MMC as ADM shall reasonably request in writing during the initial 30-day review period, then such period shall be extended until such time as ADM has received all such documents, materials and information; or

          (j) By MMC, upon written notice to ADM, if, prior to the 14th day after receipt by MMC of such additional due diligence documents, materials and information relating to ADM, if any, as shall be reasonably requested in writing by MMC after performance of its initial due diligence review (to be completed no later than 30 days after the date of this Agreement), MMC shall have discovered during the course of its due diligence investigation of ADM and its subsidiaries any conditions, facts or circumstances relative to ADM or any of its subsidiaries which had not been disclosed in this Agreement, in the ADM SEC Reports or in the ADM Schedules and which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on ADM and its subsidiaries, taken as a whole; provided, however, that failure to (i) provide such notice or request such additional due diligence documents, materials or information during the initial 30-day review period or
     (ii) provide such notice within such additional 14-day period shall be deemed a waiver of MMC's right to terminate this Agreement pursuant to this
     Section 8.1(j). Notwithstanding the foregoing, if ADM does not provide to MMC in a commercially reasonable manner all due diligence documents, materials and information relating to ADM as MMC shall reasonably request in writing during the initial 30-day review period, then such period shall be extended until such time as MMC has received all such documents, materials and information.

     8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and there shall be no liability or obligation on the part of ADM, ADMAC or MMC or their respective officers or directors (except as set forth in Sections 6.1 and 6.9 hereof which shall survive the termination). Nothing contained in this
Section 8.2 shall relieve any party from liability for breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

     8.3 AMENDMENT. This Agreement may be amended by action taken by ADM, ADMAC and MMC at any time before or after approval hereof by the shareholders of MMC, but, after any such approval, no amendment shall be made which alters the number of ADM Shares to be exchanged for each MMC Share or which in any way has a material adverse effect on the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 INDEMNIFICATION. All rights to indemnification and/or reimbursement existing in favor of any present or former director, officer or employee of MMC or any of its subsidiaries (an "Indemnified Party") as provided in (a) MMC's Articles of Incorporation Bylaws, or (b) the articles of incorporation, bylaws or similar organizational documents of any of its subsidiaries or (c) such related contracts as are listed on Schedule 8.4, each as in effect on the date hereof, shall survive the Merger with respect to matters occurring at or prior to the Effective Time. ADM agrees that pursuant to the terms of the Merger such obligations and liabilities with respect to indemnification and reimbursement of the Indemnified Parties shall become obligations and liabilities of the Surviving Corporation and its successors. ADM further agrees to maintain coverage under MMC's director and officer insurance policies currently in force or under substantially similar policies for a period of six years after the Closing Date. ADM further agrees to become directly liable for such obligations and liabilities with respect to indemnification and reimbursement of the Indemnified Parties to the extent of the difference between the Surviving Corporation's Shareholders' Equity as of the date of any such related claim and the Shareholders' Equity of MMC on the Closing Date.

     8.5 WAIVER. Except as set forth in Sections 8.1(i) and 8.1(j) hereof, at any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                      ARTICLE IX

                                  GENERAL PROVISIONS

     9.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or the termination of the Agreement.

     9.2 BROKERS. Except as set forth on Schedule 9.2, each party hereto represents and warrants to the other parties that no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such party.

     9.3 NOTICES. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to ADM, to:

                     Archer-Daniels-Midland Company
                     4666 Faries Parkway
                     Decatur, Illinois  62526
                     Attention:  Chief Executive Officer
                     Facsimile:  (217) 424-4266
               with a copy to:

                     Archer-Daniels-Midland Company
                     4666 Faries Parkway
                     Decatur, Illinois  62526
                     Attention:  General Counsel
                     Facsimile:  (217) 424-6196

          (b)  If to ADMAC, to:

                     ADM Acquisition Corp.
                     4666 Faries Parkway
                     Decatur, Illinois  62526
                     Attention:  Chief Executive Officer
                     Facsimile:  (217) 424-4266

               with a copy to:

                     ADM Acquisition Corp.
                     4666 Faries Parkway
                     Decatur, Illinois  62526
                     Attention:  General Counsel
                     Facsimile:  (217) 424-6196

          (c)  If to MMC, to:

                     Moorman Manufacturing Company
                     1000 North 30th Street
                     P.O. Box C1
                     Quincy, Illinois  62305
                     Attention:  Chief Executive Officer
                     Facsimile:  (217) 223-8653

               with a copy to:

                     Schmiedeskamp, Robertson, Neu & Mitchell
                     525 Jersey, P.O. Box 1069
                     Quincy, Illinois  62306
                     Attention:  Delmer R. Mitchell, Esq.
                     Facsimile:  (217) 223-1005

     9.4 DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.5 ENTIRE AGREEMENT. This Agreement (including the Schedules and other documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. Section 6.9 hereof shall supersede
Section 18 of the Confidentiality Agreement.

     9.6 SPECIFIC PERFORMANCE. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

     9.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to the provisions thereof relating to conflicts of law.

     9.9 PARTIES IN INTEREST. Except for Sections 6.6 and 6.9 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit or remedies of any nature whatsoever.

     9.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     9.11 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     9.12 JURISDICTION AND VENUE. Each party hereto hereby agrees that any proceeding relating to this Agreement and the Merger shall be brought in a state court of Illinois. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Illinois court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Illinois court or any claim that such Illinois court is an inconvenient form.

     9.13 INVESTIGATION. The respective representations and warranties of ADM, ADMAC and MMC contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

     9.14 CONSENTS. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of ADM, ADMAC or MMC, the written consent of the Chief Executive Officer of ADM, ADMAC or MMC, as the case may be, shall be sufficient to constitute such consent.

     9.15 KNOWLEDGE. Wherever the representations and warranties of the parties contained herein are qualified by the "knowledge" of such party or the "best knowledge" of such party, such knowledge shall be limited to that of the officers and directors of such party and its subsidiaries.

     IN WITNESS WHEREOF, each of ADM, ADMAC and MMC has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                              ARCHER-DANIELS-MIDLAND COMPANY


                              By       /s/ David J. Smith
                                ------------------------------------------
                                Its       Vice President
                                   ---------------------------------------


                              ADM ACQUISITION CORP.


                              By       /s/ David J. Smith
                                ------------------------------------------
                                Its       Vice President
                                   ---------------------------------------


                              MOORMAN MANUFACTURING COMPANY


                              By       /s/ THOMAS M. MCKENNA
                                ------------------------------------------
                                Its    President & Chief Executive Officer
                                   ---------------------------------------

                                                                       EXHIBIT B

                                  September 3, 1997



Board of Directors
Moorman Manufacturing Company
1000 North 30th Street
Quincy, Illinois 62305-7100

Gentlemen:

    Moorman Manufacturing Company (the "Company"), Archer-Daniels-Midland Company (the "Acquiror") and ADM Acquisition Corp., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an agreement (the "Agreement") pursuant to which the Company will be merged with the Acquisition Sub in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $1.00 per share (the "Shares"), will be converted into the right to receive a number of shares of the common stock, no par value, of the Acquiror (the "Acquiror Shares") in an amount equal to the quotient (the "Exchange Ratio") obtained by dividing (x) $5,400.00 (the "Base Value") by (y) an amount equal to the average of the closing prices of the Acquiror Shares as reported on the New York Stock Exchange Composite Tape on each of the 20 trading days immediately preceding the third trading day prior to the Closing Date (as defined in the Agreement). In the event that the Shareholders' Equity (as defined in the Agreement) of the Company on the Closing Date is less than $265 million, the Base Value shall be reduced by an amount equal to (A) the difference between $265 million and the actual Shareholders' Equity of the Company on the Closing Date divided by (B) 54,770; provided, however, that in no event will the Base Value be less than $5,126.13. The Merger is expected to be considered by the shareholders of the Company at a special shareholders' meeting and consummated on or shortly after the receipt of shareholder and all regulatory approvals.

    You have asked us whether, in our opinion, the Exchange Ratio is fair to the holders of Shares from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed the Company's audited financial information for the five fiscal years ended March 29, 1997 and the Company's unaudited financial information for the four month periods ending August 2, 1997 and 1996;

(2) Reviewed the Acquiror's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended June 30, 1996 and the Acquiror's Forms 10-Q and the related unaudited financial information for the quarterly periods ending September 30, 1996, December 31, 1996 and March 31, 1997;

(3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

(4) Conducted discussions with members of senior management of the Company concerning its respective businesses and prospects;

(5) Reviewed the market prices and valuation multiples for the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed relevant;

(6) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain companies which we deemed to be relevant;

(7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

(8) Reviewed a draft dated August 27, 1997 of the Agreement; and

(9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. While we have not received any financial forecasts from or relating to the Acquiror, we have conducted discussions with management of the Acquiror limited to the possible existence of undisclosed conditions that may affect the market prices at which the Acquiror Shares have recently traded and such management's views as to the accuracy and reasonableness of estimates and reports with respect to the future financial and operating performance of the Acquiror published by analysts. Our opinion is predicated on the Merger qualifying as a tax-free reorganization for U.S. federal income tax purposes.

    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

    In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

    We have been retained by the Board of Directors of the Company as an independent contractor to act as financial advisor to the Company with respect to the Merger and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past provided investment banking and other services to the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of the Acquiror for our own account and the accounts of our customers, and we therefore may, from time to time, hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or as to any other action such shareholder should take in connection with the proposed Merger.

    We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

    On the basis of, and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair to the holders of Shares from a financial point of view.

                                       Very truly yours,



                                       MERRILL LYNCH, PIERCE, FENNER & SMITH
                                       INCORPORATED

                                                                       EXHIBIT C



                         ILLINOIS COMPILED STATUTES ANNOTATED
                         CHAPTER 805.  BUSINESS ORGANIZATIONS
                                     CORPORATIONS
                       ACT 5.  BUSINESS CORPORATION ACT OF 1983
              ARTICLE 11.  MERGER AND CONSOLIDATION--DISSENTERS' RIGHTS


5/11.65. RIGHT TO DISSENT

    Section 11.65.  Right to dissent.

    (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

         (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

         (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

         (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

              (i)    alters or abolishes a preferential right of such shares;

              (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

              (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

         (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

    (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owned to the shareholder.

    (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

5/11.70. PROCEDURE TO DISSENT

    Section 11.70.  Procedure to Dissent.

    (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

    (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

    (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

    (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest accompanied by a written explanation of how the interest was calculated.

    (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection
(c).

    (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

    (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

    (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

    (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

         (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

         (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

    (j)  As used in this Section:

         (1) "Fair value", with respect to dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

         (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                                     P A R T  II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Delaware Law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement of the action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware Law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if the person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, the person is entitled to indemnity for such Expenses as the court deems proper. Delaware Law also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, Delaware Law permits (i) corporations to include a provision in their certificates of incorporation limiting or eliminating the personal liability of a director to a corporation or its stockholders, under certain circumstances, for monetary damages or breach of fiduciary duty as a director and (ii) the general authorization of advancement of a director's or officer's litigation expenses, including by means of a mandatory charter or by-law provision to that effect, in lieu of requiring the authorization of such advancement by the board of directors in specific cases. In addition, Delaware Law provides that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

    Article Fourteenth of the Registrant's Certificate of Incorporation and
Article X of its Bylaws provide for the broad indemnification of the Registrant's officers and directors and limit the personal monetary liability of the Registrant's directors to the fullest extent permitted by Delaware Law. The Registrant has also entered into indemnification contracts with certain of its directors and officers and maintains insurance coverage relating to certain liabilities of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  EXHIBITS

    The following Exhibits are filed as part of this Registration Statement:


  Number
  Exhibit                   Exhibit
 ---------                 ---------

     2        -      Agreement and Plan of Merger, dated as of September 12,
                     1997, among Moorman Manufacturing Company, ADM Acquisition
                     Corp., and Archer-Daniels-Midland Company (included in the
                     Proxy Statement/Prospectus as EXHIBIT A).*

     5        -      Opinion of Faegre & Benson LLP.*

     8        -      Form of opinion of Winston & Strawn regarding certain tax
                     matters.**

    16        -      Letter relating to change in accountants.**

    23(a)     -      Consent of Ernst & Young LLP (relating to financial
                     statements of the Registrant).*

    23(b)     -      Consent of Deloitte & Touche LLP (relating to financial
                     statements of MMC).*

    23(c)     -      Consent of Price Waterhouse LLP (relating to financial
                     statements of MMC).*

    23(d)     -      Consent of Ernst & Young LLP (relating to financial
                     statements of C&T Quincy L.L.C., a joint venture of
                     MMC).*

    23(e)     -      Consent of Arthur Andersen LLP (relating to financial
                     statements of Conti-Quincy Export Company, a joint venture of MMC).*

    23(f)     -      Consent of McGladrey & Pullen LLP (relating to financial
                     statements of ASI).*

    23(g)     -      Consent of McGladrey & Pullen LLP (relating to financial
                     statements of Associated Feed Blenders, L.L.C., a joint venture of MMC).*

    23(h)     -      Consent of Faegre & Benson LLP (included in Exhibit 5).*

    23(i)     -      Consent of Winston & Strawn .*

    24        -      Powers of Attorney of directors and officers of the
                     Registrant.*

    99(a)     -      Form of Proxy of MMC.*

    99(b)     -      Opinion of Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated (included in the Proxy Statement/Prospectus as EXHIBIT B).*

------------------------------

*   previously filed
**  filed herewith

    (b)  FINANCIAL STATEMENT SCHEDULES

         None required.

    (c)  REPORTS, OPINIONS OR APPRAISALS

         Information requested hereunder is furnished as Exhibit 99(b) hereto and as EXHIBIT B to the Proxy Statement/Prospectus.


ITEM 22. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement PROVIDED, HOWEVER, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by ADM pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The undersigned Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Decatur, State of Illinois, on the 9th day of December, 1997.

                                       ARCHER-DANIELS-MIDLAND COMPANY


                                       By   /s/ D. J. Smith
                                         --------------------------------------
                                         D. J. Smith, Vice President, Secretary,
                                                  and General Counsel


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 9th day of December, 1997, by the following persons in the capacities indicated:



         /s/ G. A. Andreas*            G. A. Andreas
-----------------------------------    President and Chief Executive Officer
                                       (Principal Executive Officer)


         /s/ D. J. Schmalz*            D. J. Schmalz
-----------------------------------    Vice President and Chief Financial
                                       Officer (Principal Financial Officer)


         /s/ S. R. Mills*              S. R. Mills
-----------------------------------    Controller
                                       (Principal Accounting Officer)


D. O. Andreas, Chairman of the Board*  )
Shreve M. Archer, Jr., Director*       )
J. R. Block, Director*                 )
Richard Burt, Director*                )
M. H. Carter, Director*                )
Gaylord O. Coan, Director*             )
F. Ross Johnson, Director*             )    A MAJORITY OF THE BOARD OF
M. B. Mulroney, Director*              )            DIRECTORS
Robert S. Strauss, Director*           )
John K. Vanier, Director*              )
O. Glenn Webb, Director*               )
Andrew Young, Director*                )


    *D. J. Smith, by signing his name hereto, hereby signs this document on behalf of each of the other above-named officers or directors of the Registrant pursuant to powers of attorney duly executed by those persons.


                                       By         /s/ D. J. Smith
                                          --------------------------------------
                                             D. J. Smith, Attorney-in-Fact

                                  INDEX TO EXHIBITS



  Number
  Exhibit         Exhibit
 ---------       ---------
    2            -  Agreement and Plan of Merger, dated as of
                    September 12, 1997, among Moorman Manufacturing
                    Company, ADM Acquisition Corp., and Archer-Daniels-Midland
                    Company (included in the Proxy Statement/Prospectus
                    as EXHIBIT A).

    5            -  Opinion of Faegre & Benson LLP.. . . . . . . . . . . . . .      Filed Electronically

    8            -  Form of opinion of Winston & Strawn regarding certain tax
                    matters. . . . . . . . . . . . . . . . . . . . . . . . . .      Filed Electronically

   16            -  Letter relating to change in accountants . . . . . . . . .      Filed Electronically

   23(a)         -  Consent of Ernst & Young LLP (relating to financial
                    statements of the Registrant). . . . . . . . . . . . . . .      Filed Electronically

   23(b)         -  Consent of Deloitte & Touche LLP (relating to
                    financial statements of MMC).. . . . . . . . . . . . . . .      Filed Electronically

   23(c)         -  Consent of Price Waterhouse LLP (relating to financial
                    statements of MMC).. . . . . . . . . . . . . . . . . . . .      Filed Electronically

   23(d)         -  Consent of Ernst & Young LLP (relating to financial
                    statements of C&T Quincy L.L.C., a joint venture of MMC)..      Filed Electronically

   23(e)         -  Consent of Arthur Andersen LLP (relating to financial
                    statements of Conti-Quincy Export Company, a joint venture
                    of MMC). . . . . . . . . . . . . . . . . . . . . . . . . .      Filed Electronically

   23(f)         -  Consent of McGladrey & Pullen LLP (relating to financial
                    statements of ASI) . . . . . . . . . . . . . . . . . . . .      Filed Electronically

   23(g)         -  Consent of McGladrey & Pullen LLP (relating to financial statements of Associated Feed Blenders, L.L.C., a joint
                    venture of MMC). . . . . . . . . . . . . . . . . . . . . .      Filed Electronically

   23(h)         -  Consent of Faegre & Benson LLP (included in Exhibit 5).

   23(i)         -  Consent of Winston & Strawn .. . . . . . . . . . . . . . .      Filed Electronically

   24            -  Powers of Attorney of directors and officers of
                    the Registrant.. . . . . . . . . . . . . . . . . . . . . .      Filed Electronically

   99(a)         -  Form of Proxy of MMC.. . . . . . . . . . . . . . . . . . .      Filed Electronically

   99(b)         -  Opinion of Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated (included in the Proxy
                    Statement/Prospectus as EXHIBIT B).